Exhibit 4.1

BUILDING LOAN AGREEMENT
between
TRG IMP LLC
as Borrower
and
PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent
and
THE FINANCIAL INSTITUTIONS NOW OR HEREAFTER SIGNATORIES HERETO AND THEIR ASSIGNEES PURSUANT TO SECTION 13.13, as Lenders
and
PNC CAPITAL MARKETS LLC AND JPMORGAN CHASE BANK, N.A., as Co-Lead Arrangers
and
PNC CAPITAL MARKETS LLC , as Sole Bookrunner
and
JPMORGAN CHASE BANK, N.A., as Syndication Agent

Entered into as of August 14, 2015

EXHIBITS AND SCHEDULES

SCHEDULE 1.1 - PRO RATA SHARES
SCHEDULE 6.3 - OWNERSHIP OF BORROWER AND GUARANTOR
SCHEDULE 6.6 - LITIGATION DISCLOSURE
SCHEDULE 6.18 - LEASES
SCHEDULE 6.22 - MAJOR CONTRACTS
SCHEDULE 6.26 - ADDITIONAL GROUND LESSOR DOCUMENTS
SCHEDULE 7.1 - ENVIRONMENTAL REPORTS
SCHEDULE 11.1 - POST CLOSING

EXHIBIT A - DESCRIPTION OF PROPERTY
EXHIBIT B - DOCUMENTS
EXHIBIT C - FINANCIAL REQUIREMENTS ANALYSIS
EXHIBIT D - DISBURSEMENT PLAN
EXHIBIT E - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT F - FORM OF PROMISSORY NOTE
EXHIBIT G - RESERVED
EXHIBIT H - DELEGATION LETTER
EXHIBIT I - FORM OF COMPLIANCE CERTIFICATE
EXHIBIT J - TAX COMPLIANCE CERTIFICATES
EXHIBIT K - INSURANCE
EXHIBIT L - ACKNOWLEDGMENT OF OPTION TO EXTEND
EXHIBIT M - CONFIRMATION OF SECOND TIER STABILIZATION
EXHIBIT N - FORM OF MANAGEMENT AGREEMENT
EXHIBIT O - PROPERTY DOCUMENTS
EXHIBIT P - FORM OF ASSIGNMENT AND SUBORDINATION OF PROPERTY MANAGEMENT
AND LEASING AGREEMENT

BUILDING LOAN AGREEMENT
THIS BUILDING LOAN AGREEMENT (“Agreement”) dated as of August 14, 2015 by and among TRG IMP LLC, a Delaware limited liability company (“Borrower”), each of the financial institutions initially a signatory hereto together with their assignees under Section 13.13 (“Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”) as contractual representative of the Lenders to the extent and in the manner provided in Article 12 (in such capacity, the “Administrative Agent”).
R E C I T A L S

A.
Borrower has good and indefeasible title, pursuant to the Ground Lease (as hereinafter defined), to its 100% leasehold interest in that certain real property located in Honolulu, Hawaii, and more particularly described in Exhibit A hereto (inclusive of the Improvements (defined below), the “Property”).

B.
Borrower proposes to construct on the Property certain Improvements (as defined below) as part of the approximately 350,000 square foot retail mall to be commonly known as “International Market Place” and anchored by Saks Fifth Avenue. The Improvements shall be constructed in accordance with the Plans and Specifications (as defined below).

C.
Borrower has requested from Lenders a loan for the purpose of financing such construction, and Lenders have agreed to loan to Borrower the amount described herein on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, Borrower, Administrative Agent and Lenders agree as follows:
ARTICLE 1. DEFINITIONS

1.1    DEFINED TERMS. The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Account” - means, collectively, the Borrower’s Funds Account, the Loan Disbursement Account and any other account established by Borrower in connection with the Loan from time to time.
“ADA” - means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et seq., as now or hereafter amended, modified, supplemented or replaced from time to time.
“Additional Costs” - shall have the meaning given to such term in Section 13.14(b).
“Administrative Agent” - means PNC Bank, National Association, or any successor Administrative Agent appointed pursuant to Section 12.14.
“Affiliate” - means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” - shall have the meaning given to such term in the preamble hereto.
“Anchor” - means Saks Fifth Avenue LLC and any additional or replacement Anchor approved by Requisite Lenders.
“Anchor Lease” - means that certain Lease dated August 9, 2013 between Borrower and Saks Fifth Avenue LLC, as the same may be amended, modified or replaced from time to time in accordance with the terms hereof.
“Anti-Terrorism Laws” means any Applicable Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” - means all constitutions, statutes, rules, regulations and orders of any Governmental Authority, including all orders and decrees of all courts, tribunals and arbitrators applicable to a Loan Party, the Property, the Administrative Agent or any Lender, as the context requires.
“Applicable Spread” - means one and seventy-five hundredths percent (1.75%); provided, however, upon the occurrence of Second Tier Stabilization, the Applicable Spread shall mean one and sixty hundredths percent (1.60%).
The reduction in the Applicable Spread set forth above shall become effective on the first Business Day of the first calendar month following Borrower having provided to Administrative Agent written confirmation that Second Tier Stabilization has occurred. Although effective upon delivery, the form and detail of the written confirmation must still be determined to be reasonably satisfactory to Administrative Agent and if Administrative Agent determines that Second Tier Stabilization has not occurred (any such determination to be made by Administrative Agent within ninety (90) days of receipt by Administrative Agent of Borrower’s written confirmation that Second Tier Stabilization has occurred), the Applicable Spread shall automatically revert back to the appropriate amount, and Borrower shall immediately pay Administrative Agent, for the benefit of the Lenders, an amount equal to the difference between (i) the interest that should have been provided to Administrative Agent from the date written confirmation that Second Tier Stabilization occurred was first provided to Administrative Agent and (ii) the interest that had been provided to Administrative Agent from the date written confirmation that Second Tier Stabilization had occurred was first provided to Administrative Agent. To confirm that Second Tier Stabilization has occurred, Borrower can provide Exhibit M attached to this Agreement, completed and fully executed by an authorized signer, to Administrative Agent for its review and approval.
“Application for Payment” - shall have the meaning given to such term in Exhibit D attached hereto.
“Appraisal” - means a written appraisal prepared by an independent MAI appraiser acceptable to Administrative Agent and subject to Administrative Agent’s customary independent appraisal requirements and prepared in compliance with all applicable regulatory requirements, including the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.
“Approved Fund” - means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.
“Approved Lease” - means (i) an existing Lease for space on the Property as of the Effective Date, unless expressly disapproved prior to the closing of the Loan by Administrative Agent in writing in its reasonable discretion, (ii) a future Lease for space on the Property entered into by Borrower for which Administrative Agent’s approval is not required under the terms of this Agreement, and (iii) a future Lease for space on the Property entered into by Borrower and approved by Administrative Agent.
“Architect” - means JPRA Architects, PC, or such other architect as Administrative Agent may reasonably approve in writing from time to time.
“Architect’s Agreement” - means the Agreement between Owner and Architect dated September 1, 2012, by and between Borrower and Architect.
“Assignee” - shall have the meaning given to such term in Section 13.13(c).
“Assignment and Assumption Agreement” - means an Assignment and Assumption Agreement among a Lender, an Assignee, and the Administrative Agent, substantially in the form of Exhibit E.
“Bankruptcy Code” - means the Bankruptcy Reform Act of 1978 (11 USC § 101-1330) as now or hereafter amended or recodified.
“Borrower” - shall have the meaning given to such term in the preamble hereto.
“Borrower’s Funds” - means all funds of Borrower deposited with Administrative Agent, for the benefit of Lenders, pursuant to the terms and conditions of this Agreement.

“Borrower’s Funds Account” - means a demand deposit account established with Administrative Agent, in the name of Borrower or Borrower’s designee for the benefit of Lenders, or such other name as Administrative Agent may direct in writing, into which all Borrower’s Funds deposited with Administrative Agent pursuant to Section 4.21 of this Agreement shall be placed. Borrower agrees to fully cooperate with Administrative Agent to establish the Borrower’s Funds Account with the Administrative Agent.
“Business Day” - means (a) for all purposes other than as set forth in clause (b) below, any day, except a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close and (b) with respect to the determination of any LIBO Rate, any day that is a day for trading by and between banks in Dollar deposits in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Calculated Interest Rate” - means the rate of interest, equal to the sum of: (a) Applicable Spread plus (b) the LIBO Rate.
“Collateral” - means the Property and any personal property or other collateral with respect to which a Lien or security interest was granted to Administrative Agent, for the benefit of Lenders, pursuant to the Loan Documents.
“Commitment” - means, as to each Lender, such Lender’s obligation to make disbursements pursuant to Section 3.4 and Section 12.3, in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1 attached hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced from time to time pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.13.
“Complete”, “Completed” or “Completion” - means completion of the Improvements, which shall be deemed to have occurred upon: (i) Administrative Agent’s receipt of a written statement or certificate executed by the Architect designated or shown on the Plans and Specifications approved by Administrative Agent certifying, without qualification or exception (other than punchlist items), that the Improvements are complete in all material respects, substantially in accordance with the Plans and Specifications; (ii) Administrative Agent’s receipt of all permanent certificates of occupancy or completion or other comparable governmental approvals which are required for the Improvements by the local government agency having jurisdiction and authority to issue such certificates of occupancy or completion or other approvals, and a recorded notice of completion (if applicable, taking into consideration any future tenant improvement work); (iii) the expiration of the statutory period(s) within which valid mechanic’s liens and/or materialman’s liens may be recorded and/or served by reason of the construction of the Improvements, or, alternatively, Administrative Agent’s receipt of valid, unconditional releases thereof from all persons entitled to record said liens; and (iv) Administrative Agent’s receipt of other close-out items as reasonably required and approved by Administrative Agent which are customarily delivered in connection with construction loan disbursements, such approval not be unreasonably withheld, conditioned or delayed.
“Completion Guaranty” means the Completion Guaranty by Taubman in favor of Administrative Agent, for the benefit of Lenders, dated as of the date hereof, as the same may be amended from time to time.
“Compliance Certificate” - shall have the meaning given to such term in Section 10.4.
“Construction Agreement” - means the agreement to construct the Improvements dated November 26, 2013 by and between Borrower and Contractor, as amended by the First Amendment to Construction Contract dated April 1, 2014 and the Second Amendment to Construction Contract dated July 1, 2014.
“Contractor” - means dck/FWF, LLC, or such other contractor as Administrative Agent may reasonably approve in writing from time to time.
“Control” - means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” - means (a) Borrower and Guarantor and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Debt Service Coverage Ratio” - means, as of any date of determination, the ratio of Net Operating Income to the greater of: (a) the prior quarter’s actual annualized debt service including interest and, if applicable, principal, and (b) the amount obtained by multiplying the then outstanding principal balance of the Loan by a debt constant based on a 30-year amortization schedule and a rate equal to the greater of (i) the then current 10-year Treasury Bond rate plus 1.75%, and (ii) 6.00%; provided, however, the outstanding principal balance of the Loan shall be adjusted upward to include any unfunded retainage for the testing of the Debt Service Coverage Ratio in connection with the exercise of any option to extend the Maturity Date.
“Default” - shall have the meaning given to such term in Section 11.1.
“Default Rate” - is a rate of interest per annum four percent (4%) in excess of the applicable Effective Rate in effect from time to time.
“Defaulting Lender” - means any Lender which, at any time, shall: (i) fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of five (5) Business Days after receipt of notice from Administrative Agent; (ii) notify Borrower, Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied); and/or (iii) (A) become or be insolvent or have a parent company that has become or is insolvent, and/or (B) become the subject of a bankruptcy or insolvency proceeding, or have had a receiver, conservator, trustee, or custodian appointed for it, or have taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or have a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (i) through (iii) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and any such Defaulting Lender. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loan of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loan to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.
“Delivery Requirements” - means, collectively, the “Delivery Requirements” as defined in the Anchor Lease, i.e., completing and turning over the Building Shell, Shared Truck Facilities, Shared Generator, Saks Corridor and Saks Employee Entrance, as those terms are defined in the Anchor Lease, and the “Additional Requirements” as defined in the Anchor Lease, i.e., the conditions set forth as items 1 through 5 of Section 5.02 of the Anchor Lease.
“Development and Construction Management Agreement” - means Taubman Services Agreement dated July 1, 2013, effective as of February 10, 2010, between Borrower and The Taubman Company LLC.
“Disbursement Budget” - shall have the meaning given to such term in Exhibit D hereto.

“Disqualified Income” - shall mean income from Leases where (i) the tenant has filed for bankruptcy and has ceased to pay rent; provided however, with respect to a Major Lease, the tenant has filed bankruptcy, (ii) a failure to pay rent required under a Lease (other than de minimis amounts and amounts in dispute) for three (3) consecutive months, (iii) a Lease has been terminated, (iv) with respect to a Major Lease, the tenant closes for more than ninety (90) consecutive days other than for repairs as a result of casualty, rebranding of the tenant’s space or the refitting of the tenant’s space; or (v) with respect to a Major Lease, the tenant has asserted, or has the right to assert, its rights to terminate under a unilateral co-tenancy, volume out provision or similar lease provision.
“District” - shall have the meaning given to such term in Section 4.12.
“Dollars” and “$” - means the lawful money of the United States of America.
“Effective Date” - shall have the meaning given to such term in Section 2.4.
“Effective Rate” - shall have the meaning given to such term in Section 2.6(e).
“Eligible Assignee” - means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default exists, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (1) the Borrower, (2) any of the Borrower’s Affiliates or Subsidiaries or (3) so long as the Loan has not been accelerated or Borrower has not failed to pay the loan at maturity, any Competitor. “Competitor” shall mean any private developer or public real estate investment trust that owns five (5) or more shopping malls, or any Affiliate of such private developer or public real estate investment trust.
“Embargoed Person” - means any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by, or the Loan made by Lenders is in violation of, any applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting Borrower or any property (real or personal) securing the Loan, or any part thereof, whether now or hereafter enacted and in force.
“ERISA” - means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 13.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 13.15(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by

Administrative Agent from three Federal Funds brokers of recognized standing selected by Administrative Agent. In no event shall the Federal Funds Rate be less than 0.0%.
“First Extended Maturity Date” - means August 14, 2019.
“First Option to Extend” - means Borrower’s option, subject to the terms and conditions of Section 2.10, to extend the term of the Loan from the Original Maturity Date to the First Extended Maturity Date.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Funding Date” - shall have the meaning given to such term in Exhibit D attached hereto.
“Governmental Authority” - means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Ground Lease” - means that certain Retail Ground Lease, dated August 9, 2013, by and between Ground Lessor, as ground lessor, and Borrower, as tenant, a memorandum of which was recorded August 9, 2013, in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No. T-8621110, as amended by the Exemption Letter dated August 9, 2013, from Ground Lessor to Borrower and that certain letter agreement dated February 7, 2014, between Ground Lessor and Borrower, as the same may be further amended, modified or replaced from time to time in accordance with the terms hereof.
“Ground Lessor” - means Queen Emma Land Company, a Hawaii non-profit corporation, as ground lessor under the Ground Lease, and its successors and assigns.
“Guarantor” - means Taubman and any other person or entity who, or which, in any manner, is or becomes obligated to Lenders under any guaranty now or hereafter executed in connection or with respect to the Loan (collectively or severally as the context thereof may suggest or require).
“Guaranty” - means, individually or collectively as the context may require, the (i) Partial Repayment and Limited Guaranty, and (ii) Completion Guaranty.
“Hard Costs” - shall have the meaning given to such term in Exhibit D.
“Hazardous Materials” - shall have the meaning given to such term in Section 7.1(a).
“Hazardous Materials Claims” - shall have the meaning given to such term in Section 7.1(c).
“Hazardous Materials Laws” - shall have the meaning given to such term in Section 7.1(b).
“Improvements” - means the certain improvements owned by Borrower and to be constructed on the Property in accordance with, and to the extent described in, the Plans and Specifications, consisting of: the approximately 80,000 square foot Anchor space and the Shop Space, together with all appurtenances, fixtures, and tenant improvements now or hereafter located on the Property and owned by Borrower; provided, however, for purposes of determining Completion, only those tenant improvements for which Borrower has the obligation to construct under the Leases shall be considered Improvements.
“In-Balance” - means, with respect to the Loan, Administrative Agent’s reasonable determination from time to time that any undisbursed Loan funds shall be at all times equal to or greater than the amount which Administrative Agent from time to time reasonably determines necessary to: (i) pay, through Completion, all costs of development and construction of the Property and construction of the Improvements in accordance with the Loan Documents; provided, however, for purposes of determining In-Balance, only those tenant improvements for which Borrower has the obligation to construct or fund under the Leases shall be considered Improvements; (ii) pay all interest, insurance and taxes required to be paid by Borrower pursuant to the Loan Documents until revenue from the Project is sufficient to pay interest, insurance, taxes and operating expenses, (iii) pay all tenant improvements and leasing commissions necessary to lease the Property up to a ninety-five percent (95%) Occupancy, (iv) maintain a reasonable budgeted contingency through Completion, and (v) pay all other sums required to be paid by Borrower pursuant to the Disbursement Budget through Completion.
“Indemnifiable Amounts” - shall have the meaning given to such term in Section 12.12.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Indemnitees” - means Administrative Agent, Lenders, and their respective parents, subsidiaries and Affiliates, any holder of or Participant in the Loan and all directors, officers, employees, agents, successors and assigns of any of the foregoing.
“Indemnity” - means the Unsecured Hazardous Materials Indemnity Agreement by Taubman in favor of Administrative Agent, for the benefit of Lenders, dated as of the date hereof, as the same may be amended from time to time.
“Independent Inspecting Architect” - means the architect, engineer, agent, consultant or other inspector selected and retained by Administrative Agent, at Borrower’s expense, to inspect the work on behalf of the Administrative Agent and the Lenders.
“Initial Equity” - shall have the meaning given to such term in Section 3.1.
“Interest Reserve” - means any interest reserve maintained in accordance with the Disbursement Budget.
“Lease” - shall have the meaning given to such term in Section 9.6.
“Lender” - means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns. With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.
“Lending Office” - means, for each Lender, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“LIBO Rate” - means the interest rate per annum determined by Administrative Agent on the basis of the rate for which United States Dollar deposits for delivery on the first (1st) day of each LIBO Rate Period, for a period equal to such LIBO Rate Period, as reported on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which United States Dollar deposits are offered by leading banks in the London interbank deposit market), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such LIBO Rate Period (the “Reset Date”) as the London interbank offered rate for United States Dollars for a comparable amount having a borrowing date and a maturity comparable to such LIBO Rate Period. If at any time, for any reason, a Bloomberg Page BBAM1 (or any substitute page) no longer exists, the interest rate per annum shall be determined, in accordance with the last two sentences of this definition, by Administrative Agent requesting quotes from four (4) leading banks in the London interbank deposit market (an “Alternate Source”) of the rates at which deposits in United States Dollars are offered by such banks at 11:00 a.m., London time on the Reset Date for a comparable amount having a borrowing date and a maturity comparable to such LIBO Rate Period. If at least two such quotations are provided, the Alternate Source rate for that Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the Alternate Source rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by Administrative Agent, at approximately 11:00 a.m., New York City time, on that Reset Date for loans in United States Dollars to leading European banks for a period of 30-days commencing on that Reset Date and in an appropriate amount. In no event shall the LIBO Rate be less than 0.0%.
“LIBO Rate Commencement Date” - means the date upon which the LIBO Rate Period commences.

“LIBO Rate Period” - means a period commencing on the first (1st) Business Day of a calendar month and continuing to, but not including, the first (1st) Business Day of the next calendar month; provided, however, that no LIBO Rate Period shall extend beyond the Maturity Date.
“LIBO Rate Portion” - means the principal balance of the Loan which is subject to a Calculated Interest Rate. In the event Borrower is subject to a principal amortization schedule under the terms and conditions of the Loan Documents, the LIBO Rate Portion shall in no event exceed the maximum outstanding principal balance which will be permissible on the last day of the LIBO Rate Period.
“LIBO Rate Price Adjustment” - shall have the meaning given to such term in Section 2.6(h).
“LIBOR Loan” - means a portion of the Loan bearing interest at a rate based on the LIBO Rate.
“Lien” - means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a “true” lessor pursuant to Section 9-505 (or a successor section) of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.
“Loan” - means the principal sum that Lenders lend and Borrower borrows pursuant to the terms and conditions of this Agreement: up to THREE HUNDRED THIRTY MILLION EIGHT HUNDRED NINETY THOUSAND AND NO/100THS DOLLARS ($330,890,000.00).
“Loan Account” - shall have the meaning given to such term in Section 2.9.
“Loan Disbursement Account” - means an account with Comerica Bank, account number 1852636198, in the name of Borrower or Borrower’s designee into which Loan proceeds and other amounts will be deposited when eligible for disbursement.
“Loan Documents” - means those documents, as hereafter amended, supplemented, replaced or modified, properly executed and in recordable form, if necessary, listed in Exhibit B as Loan Documents.
“Loan Party” - means Borrower, Guarantor, and any other person or entity obligated under the Loan Documents or Other Related Documents.
“Loan-to-Value Percentage” - shall mean the amount, expressed as a percentage, obtained by dividing (a) the aggregate amount of the Commitments of all Lenders hereunder by (b) the “as is” market value of the Property then encumbered by the Mortgage (after adjustment for senior liens and special tax assessments), as such value is determined by a current Appraisal reasonably acceptable to Administrative Agent.
“Major Contract” - means any maintenance, service or other contract or agreement of any kind entered into by Borrower (other than the Development and Construction Management Agreement, Management Agreement, Approved Leases, Property Documents, Construction Agreement or Architect’s Agreement and Permitted Liens) of a material nature (materiality for these purposes to include contracts with annual payments in excess of $100,000.00 (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind) or which extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind)), in either case relating to the ownership, development, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral.
“Major Lease” - means any Lease greater than 10,000 square feet of gross leasable area.
“Major Subcontract” - means any subcontract or other agreement between Contractor and any subcontractor or material supplier with respect to the Project which provides for an aggregate contract price equal to or greater than $500,000.00.

“Management Agreement” - means the Property Management and Leasing Agreement that will be entered into between Borrower and Manager upon Project Opening in the form attached as Exhibit N hereto.
“Manager” - means The Taubman Company LLC, an Affiliate of Taubman.
“Material Adverse Change” - means (a) a material adverse change in, or a material adverse effect on the value or use of the Property taken as a whole, (b) a material impairment of the ability of the Loan Parties to repay the Loan, or (c) a material adverse effect on the validity or enforceability of the Loan Documents or the ability of Administrative Agent to exercise the rights or remedies thereunder upon the occurrence of a Default.
“Maturity Date” - means the Original Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable.
“Minimum Debt Service Coverage” - shall have the meaning given to such term in Section 9.23(a).
“Mortgage” - means the Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower in favor of Administrative Agent, for the benefit of Lenders, as hereafter amended, supplemented, replaced or modified.
“Net Operating Income” or “NOI” - means, with respect to any Test Period, the amount of revenues and expenses utilized to calculate the “income before interest, depreciation and amortization” (or its financial equivalent) on the financial statements required to be delivered by Borrower pursuant to the Loan Documents corresponding to such Test Period, which financial statements shall be prepared in accordance with generally accepted accounting principles (except that the effects of straight lining rent shall be eliminated), adjusted so that:

(a)
such amount is calculated based on (a) revenues (net of percentage rent) for the two (2) most recently ended fiscal quarters annualized, plus (b) actual percentage rent collected during such Test Period, plus (c) when testing Net Operating Income for Guarantor recourse reduction or extension qualification only, proforma annualized revenues for fully executed Approved Leases with occupancy scheduled to take place within the next 120-day period, provided that any actual revenue from the space covered by such Approved Leases shall be excluded so as to avoid duplication of rent from the same space;

(b)
such amount reflects (X) annual Property management fees equal to the greater of: (i) actual fees incurred and (ii) three percent (3%) of gross revenue, and (Y) annual Property capital reserves equal to $0.10 per rentable square foot during the initial loan term, and $0.25 per rentable square foot during any extension term; and

(c)
the following are excluded from revenues: (a) lease cancellation revenue in excess of $300,000 per annum, and (b) when testing Net Operating Income for Guarantor recourse reduction or extension qualification only, Disqualified Income.

“Non-Pro Rata Advance” - means a Protective Advance or a disbursement under the Loan with respect to which fewer than all Lenders have funded their respective Pro Rata Shares in breach of their obligations under this Agreement.
“Note” or “Notes” - means each Promissory Note Secured by Mortgage in the form attached hereto as Exhibit F, collectively in the original principal amount of the Loan, each executed by Borrower and payable to the order of a Lender, together with such other replacement notes as may be issued from time to time pursuant to Section 13.13, as hereafter amended, supplemented, replaced or modified.
“Occupancy” - shall be calculated by the Borrower using the methodology that is used by Taubman Centers, Inc. for public reporting purposes and as modified from time to time in keeping with industry standard practices. The Borrower shall provide notice to the Administrative Agent of any such modification that it considers significant.
“Offsite Materials” - shall have the meaning given to such term in Exhibit D.
“Onsite Materials” - shall have the meaning given to such term in Exhibit D.

“Opening Date” - means the earlier to occur of: (a) the date of the Project Opening, and (b) December 25, 2016.
“Original Maturity Date” - means August 14, 2018.
“Other Connection Taxes” - means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Related Documents” - means those documents, as hereafter amended, supplemented, replaced or modified from time to time, properly executed and in recordable form, if necessary, listed in Exhibit B as Other Related Documents.
“Other Taxes” - means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.15(i)(b) hereof).
“Partial Repayment and Limited Guaranty” means that certain Partial Repayment and Limited Guaranty dated of even date herewith, executed by Taubman in favor of Administrative Agent for the benefit of the Lenders.
“Participant” - shall have the meaning given to such term in Section 13.13.
“Permit” - means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.
“Permitted Liens” - means:

(a)	Liens (other than environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet delinquent;

(b)	Any laws, ordinances or regulations affecting the Property;

(c)
Liens imposed by laws, such as mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due, subject to Section 4.10 of this Agreement;

(d)	All matters shown on the Title Policy as exceptions to Lender’s coverage thereunder;

(e)	Liens in favor of Administrative Agent, for the benefit of Lenders, under the Mortgage and the other Loan Documents;

(f)	All Liens expressly permitted under the terms of this Agreement;

(g)
All easements, rights of way, and similar Liens incidental to the conduct of Borrower’s business which do not materially interfere with the ordinary course of business of Borrower, and that (i) do not secure any monetary obligations for borrowed money, (ii) do not violate any terms and conditions of this Agreement and (iii) are not reasonably likely to result in a Material Adverse Change; and

(h)	All Liens otherwise approved by Administrative Agent in writing.

“Person” - means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plans and Specifications” - means the plans and specifications for the construction of the Improvements heretofore or hereafter delivered to and approved by Administrative Agent, as amended in order to comply with the terms and conditions of this Agreement.
“PNC” - shall have the meaning given to such term in the preamble hereto.
“Post-Foreclosure Plan” - shall have the meaning given to such term in Section 12.8.
“Potential Default” - means an event, circumstance or condition for which there is no expectation of cure which, with the giving of notice or the passage of time, or both, would constitute a Default.
“Price Adjustment Date” - shall have the meaning given to such term in Section 2.6(h).
“Principal Guaranty” - means the portion of the principal balance of the Loan being guaranteed by the Guarantor.
“Pro Rata Share” - means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.
“Prohibited Property Transfer” - shall have the meaning given to such term in Section 9.22(a).
“Prohibited Equity Transfer” - shall have the meaning given to such term in Section 9.22(b).
“Project” - means the proposed approximately 350,000 square foot retail mall to be commonly known as “International Market Place” and anchored by Saks Fifth Avenue and related parking structure containing approximately 700 parking spaces, including the Improvements to be constructed by Borrower.
“Project Opening” - means the opening of the Shop Space to the public.
“Property” - shall have the meaning given to such term in Recital A.
“Property Documents” - means the agreements listed in Exhibit O hereto.
“Protective Advance” - means any advances made by Administrative Agent in accordance with the provisions of Section 12.7(e) to protect the Collateral securing the Loan.
“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.
“Regulatory Change” - means, with respect to any Lender, any change effective after the Effective Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or with the compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the Effective Date and (b) all requests, rules, guidelines or directives promulgated after the Effective Date by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change.”
“Regulatory Costs” - means, collectively, future, supplemental, emergency or other increases in the Reserve Percentage or the FDIC assessment rates, or any other new or increased requirements or costs imposed by any domestic or foreign Governmental Authority to the extent that they are attributable to a Lender having entered into the Loan Documents or the performance of such Lender’s obligations thereunder, and which (i) are incurred by a Lender or (ii) result in a reduction in such Lender’s rate of return from the Loan, such Lender’s rate of return on overall capital or any amount due and payable to such Lender under any Loan Document. Regulatory Costs shall not, however, include any requirements or costs that are incurred or suffered by Lender as a direct result of a Lender’s willful misconduct.
“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.
“Requirements of Law” - means, as to any entity, the charter and by-laws, partnership agreement or other organizational or governing documents of such entity, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such entity or any of its property or to which such entity or any of its property is subject, including without limitation, applicable securities laws and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.
“Requisite Lenders” - means, as of any date, Lenders (which must include the Lender then acting as Administrative Agent) having at least sixty-six and two-thirds percent (66-2/3%) of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the principal amount outstanding under the Loan, provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of the Loan of Lenders shall be re-determined, for voting purposes only, to exclude the Pro Rata Shares of the Loan of such Defaulting Lenders, and (b) at all times when less than three Lenders are party to this Agreement, the term “Requisite Lenders” shall mean all Lenders who are not Defaulting Lenders.
“Reserve Percentage” - means at any time the percentage announced within Administrative Agent as the reserve percentage for the Loan under Regulation D, or other regulations from time to time in effect concerning reserves for Eurocurrency Liabilities, as defined in Regulation D, from related institutions as though Administrative Agent were in a net borrowing position, as promulgated by the Board of Governors of the Federal Reserve System, or its successor.
“Restricted Party” - means each of (i) Borrower, (ii) Guarantor, (iii) any entity other than a Guarantor obligated under any guaranty or indemnity made in favor of Lender in connection with the Loan, and (iv) any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower.
“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.
“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.
“Second Extended Maturity Date” - means August 14, 2020.
“Second Option to Extend” - means Borrower’s option, subject to the terms and conditions of Section 2.11, to extend the term of the Loan from the First Extended Maturity Date to the Second Extended Maturity Date.
“Second Tier Stabilization” - means the satisfaction of the following conditions;
(a)Completion of the Improvements shall have occurred;

(b)Administrative Agent shall have determined in its discretion (based upon a new Appraisal of the Property, obtained at Borrower’s sole cost and expense; provided, however, the requirements for a new Appraisal of the Property shall not be required if an Appraisal has been obtained within the prior six (6) months and no material changes have occurred to the Project or market) that the Loan-to-Value Percentage does not exceed sixty percent (60%); provided, however, in order to satisfy this condition, Borrower may either (i) pay down, without fee or premium, the principal outstanding under the Loan in an amount sufficient to meet such Loan-to-Value Percentage requirement or (ii) deliver to Administrative Agent an unconditional letter of credit, in satisfactory form and issued by a bank acceptable to Administrative Agent in its reasonable discretion, in an amount equivalent to the principal payment amount necessary to meet such required Loan-to-Value Percentage;

(c)Borrower shall have delivered to Administrative Agent a Compliance Certificate in the form attached as Exhibit I hereto, signed by an authorized signatory of Borrower, that establishes that the Debt Service Coverage Ratio, measured as of the last day of the calendar quarter most recently ended, is not less than 1.35 to 1.00; provided, however, in order to satisfy this condition, Borrower may either (i) pay down, without fee or premium, the principal outstanding under the Loan in an amount sufficient to meet such Debt Service Coverage Ratio or (ii) deliver to Administrative Agent an unconditional letter of credit, in satisfactory form and issued by a bank acceptable to Administrative Agent in its reasonable discretion, in an amount equivalent to the principal payment amount necessary to meet such required Debt Service Coverage Ratio;

(d)Anchor shall be open to the public for business in the Project, Anchor shall not have a right to terminate its operating covenant under Section 6.02B of the Anchor Lease, and the operating covenant of Anchor set forth in Section 6.02A of the Anchor Lease shall be in full force and effect; and

(e)The minimum Occupancy of the Shop Space pursuant to Approved Leases shall be no less than eighty-five percent (85%).

“Senior Loans” - shall have the meaning given to such term in Section 12.4(b).
“Separateness Provisions” - shall have the meaning given to such term in Section 9.14(b).
“Shop Space” - shall mean the portion of the Improvements owned by Borrower consisting of approximately 270,000 square feet of in-line, restaurant and mini-anchor space.
“Subdivision Map” - shall have the meaning given to such term in Section 9.11.
“Substantially Complete”, “Substantially Completed” or “Substantial Completion” - means that (i) temporary certificates of occupancy (subject only to punchlist items) have been issued for the shell, core and common areas of the Improvements, (ii) the architect has issued its certificate of substantial completion with respect to the Improvements (other than any space to be occupied by Anchor and the interior of Shop Spaces), and (iii) all costs of construction of the Improvements (other than any space to be occupied by Anchor and the interior of Shop Spaces) except for retainages and costs of punchlist items have been paid (or if a bona fide disputes exists, a reserve has been established in Administrative Agent’s control in an amount reasonably satisfactory to Administrative Agent) and there are no liens against the Improvements (except for those liens which are bonded over or insured over by the title insurer to the extent permitted herein).
“Substantial Completion Date” - means February 8, 2017, subject to extension pursuant to Section 4.4 of this Agreement; provided, however, that Administrative Agent shall have the unilateral right, in its sole discretion, to extend the Substantial Completion Date upon Borrower’s request for up to one hundred and eighty (180) days, following which Requisite Lender approval shall be required for any extension of the Substantial Completion Date.
“Swap Agreement” - means a “swap agreement” as defined in Section 101 of the Bankruptcy Code, entered into by Borrower and a Lender (or with another financial institution which is acceptable to Administrative Agent), together with all modifications, extensions, renewals and replacements thereof.
“Taubman” - means The Taubman Realty Group Limited Partnership.
“Taubman Credit Facility” - means that certain $1,100,000,000 revolving credit loan, which is evidenced by that certain Revolving Credit Agreement dated as of February 28, 2013, by and among Taubman, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by that certain Amendment No. 1 to Revolving Credit Agreement, dated as of November 12, 2013, and that certain Amendment No. 2 to Revolving Credit Agreement, dated as of November 20, 2014, as the same may hereafter be further amended.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” - means each twelve (12) month period ending on the last day of a fiscal quarter. If the Improvements have been opened for less than four (4) fiscal quarters, then expenses and percentage rent shall be determined based upon an annualization of such amounts incurred or received since the Project Opening date.
“Title Company” - means Fidelity National Title Insurance Company.
“Titled Agent” - shall have the meaning given to such term in Section 12.15.
“Title Policy” - means the ALTA Lender’s Policy of Title Insurance as issued by the Title Company, in such form and including such endorsements and reinsurance requirements as Administrative Agent may reasonably require.
“Transfer” or “Transferred” - means any sale, installment sale, exchange, mortgage, pledge, hypothecation, assignment, encumbrance or other transfer, conveyance or disposition, whether voluntarily, involuntarily or by operation of law or otherwise, or any termination, extinguishment, expiration, or merger of any ground lease interest, whether voluntarily, involuntarily or by operation of law or otherwise.
“Transfer Authorizer Designation” - means a Transfer Authorizer Designation in the form attached hereto as Exhibit H, or such other form as Administrative Agent may require from time to time.
“Trigger Event” - shall have the meaning given to such term in Section 9.23(b).
“UCC” - means the Uniform Commercial Code in effect from time to time in the state where Borrower is organized or where the Property is located, as applicable, as now or hereafter amended or modified.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“Variable Rate” - means the Calculated Interest Rate for a LIBO Rate Period of one month, reset daily; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Variable Rate shall mean the sum of: (a) the per annum rate of interest equal to the Federal Funds Rate plus 0.75% and (b) the Applicable Spread.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.
1.2    SCHEDULES AND EXHIBITS INCORPORATED. Schedules 1.1, 6.3, 6.6, 6.18, 6.22, 7.1 and 11.1 and Exhibits A, B, C, D, E, F, G, H, I, J-1, J-2, J-3, J-4, K, L, M, N, O, and P all attached hereto, are hereby incorporated into this Agreement.

ARTICLE 2. LOAN

2.1    LOAN. By and subject to the terms of this Agreement, Lenders, each up to the amount of its respective Commitment, severally, agree to lend to Borrower the principal sum of THREE HUNDRED THIRTY MILLION EIGHT HUNDRED NINETY THOUSAND AND NO/100THS DOLLARS ($330,890,000.00, and Borrower agrees to borrow from Lenders the principal sum of up to THREE HUNDRED THIRTY MILLION EIGHT HUNDRED NINETY THOUSAND AND NO/100THS DOLLARS ($330,890,000.00), said sum to be evidenced by the Notes. The Notes shall be secured, in part, by the Mortgage encumbering certain real property and improvements as legally defined therein. Amounts disbursed to or on behalf of Borrower pursuant to the Notes shall be used to finance the construction of the Improvements and for such other purposes and uses as may be permitted under this Agreement and the other Loan Documents.

2.2    LOAN FEES. Borrower shall pay to Administrative Agent, at Loan closing, a loan fee and other amounts as set forth in a separate letter agreement between Borrower and Administrative Agent dated as of the date hereof (the “Fee Letter”).

2.3    LOAN DOCUMENTS. Borrower shall execute and deliver (or cause to be executed and delivered) to Administrative Agent concurrently with this Agreement each of the documents, properly executed and in recordable form, as applicable, described in Exhibit B as Loan Documents, together with those documents described in Exhibit B as Other Related Documents.

2.4    EFFECTIVE DATE. The date of the Loan Documents is for reference purposes only. The effective date of delivery and transfer to Administrative Agent of the security under the Loan Documents and of Borrower’s and Lenders’ obligations under the Loan Documents shall be the earlier of (a) the date Administrative Agent first authorizes the Loan proceeds to be released to, or for the benefit of, Borrower and (b) date the Mortgage is recorded in the Land Court of the State of Hawaii and/or the State of Hawaii Bureau of Conveyance, as applicable (such earlier date, the “Effective Date”).

2.5    MATURITY DATE. All sums due and owing under this Agreement and the other Loan Documents shall be repaid in full on or before the Maturity Date. All payments due to Administrative Agent and Lenders under this Agreement, whether at the Maturity Date or otherwise, shall be paid in Dollars in immediately available funds.

2.6    INTEREST ON THE LOAN.

(a)Interest Payments. Interest accrued on the outstanding principal balance of the Loan shall be due and payable, in the manner provided in Section 2.7, on the first Business Day of each month commencing with the first month after the Effective Date.

(b)Default Interest. Notwithstanding the rates of interest specified in Sections 2.6(e) below and the payment dates specified in Section 2.6(a), at Requisite Lenders’ discretion at any time during the existence of a Default, the principal balance of the Loan then outstanding and, to the extent permitted by Applicable Law, any interest payments on the Loan not paid when due, shall bear interest payable upon demand at the Default Rate. All other amounts due Administrative Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due after any applicable notice and cure period, or if no time period is expressed, if not paid within ten (10) days after demand shall likewise, at the option of Requisite Lenders, bear interest from and after demand and the expiration of any applicable cure period at the Default Rate.

(c)Late Fee. Borrower acknowledges that late payment to Administrative Agent will cause Administrative Agent and Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Maturity Date (other than payment of the entire outstanding balance of the Loan on the Maturity Date), then, unless waived by Administrative Agent, a late charge of four cents ($.04) for each dollar of any such principal payment, interest or other charge due hereon and which is not paid within fifteen (15) days after such payment is due, shall be charged by Administrative Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment. Borrower and Administrative Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Administrative Agent and Lenders will incur by reason of late payment. Borrower and Administrative Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Administrative Agent from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Administrative Agent.

(d)Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days on the principal balance of the Loan outstanding from time to time. In computing interest on the Loan, the date of the making of a disbursement under the Loan shall be included and the date of payment shall be excluded. Notwithstanding any provision in this Section 2.6, interest in respect of the Loan shall not exceed the maximum rate permitted by Applicable Law.

(e)Effective Rate. Provided no Default exists under this Agreement, the “Effective Rate” upon which interest shall be calculated for the Loan shall, from and after the Effective Date of this Agreement, be one or more of the following:

(i)
Initial Disbursement; Subsequent Disbursements During Any Calendar Month. For the initial disbursement of principal under the Loan, and for any subsequent disbursements of principal during any calendar month, the Effective Rate on such principal amount shall be the Calculated Interest Rate on the date of disbursement as determined by Administrative Agent (e.g. if Borrower receives a subsequent disbursement on November 15, 2015 and the LIBO Rate for the month of November is equal to 0.25% (as determined on the 1st Business Day of November), then the Calculated Interest

Rate for such subsequent disbursement would be equal to 2.0% (Applicable Spread (1.75%) + the current LIBO Rate (0.25%)). Such Effective Rate shall apply to such principal amount from the date of disbursement through and including the date immediately preceding the first (1st) Business Day of the next calendar month. On the first (1st) Business Day of the next calendar month, any principal disbursed during the prior calendar month shall be added to (or become) the LIBO Rate Portion for purposes of calculation of the Effective Rate under subsection (e)(ii) below.

(ii)
Reset of Effective Rate. Commencing with the first (1st) Business Day of the first (1st) calendar month after the initial disbursement of principal under the Loan, and continuing thereafter on the first (1st) Business Day of each succeeding calendar month, the Effective Rate on the outstanding LIBO Rate Portion under the Loan (i.e., all outstanding principal on such first (1st) Business Day) shall be reset to the Calculated Interest Rate, as determined by Administrative Agent on each such first (1st) Business Day.

(f)Reserved.

(g)Taxes, Regulatory Costs and Reserve Percentages. Within thirty (30) calendar days after Administrative Agent’s demand, Borrower shall pay to Administrative Agent for the account of each Lender, in addition to all other amounts which may be, or become, due and payable under this Agreement and the other Loan Documents, any and all Taxes and Regulatory Costs, to the extent they are not internalized by calculation of an Effective Rate. Further, at Administrative Agent’s option, the Effective Rate shall be automatically adjusted by adjusting the Reserve Percentage, as determined by Administrative Agent in its prudent banking judgment, from the date of imposition (or subsequent date selected by Administrative Agent) of any such Regulatory Costs. Administrative Agent shall give Borrower notice of any Taxes and Regulatory Costs as soon as practicable after their occurrence, but Borrower shall be liable for any Taxes and Regulatory Costs regardless of whether or when notice is so given. A certificate as to the amount of such Taxes and Regulatory Costs, submitted to Borrower by Administrative Agent shall be conclusive and binding for all purposes, absent manifest error; provided, however, any such determination by Administrative Agent pursuant to this Section 2.6(g) shall be consistently applied by Administrative Agent to similarly situated loans to similar borrowers. Notwithstanding anything contained in the Agreement to the contrary, Borrower shall not be required to compensate a Lender for (i) any Regulatory Costs incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change giving rise to Regulatory Costs and of such Lender’s intention to claim compensation therefor; provided, however, that, if the change giving rise to such increased Regulatory Costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof, or (ii) any Regulatory Costs on account of requirements relating to the Reserve Percentage in effect as of the Effective Date and related to the origination and existence of the Loan unless such Regulatory Costs arise as a result of an increase or other modification of the Loan after the Effective Date. For the avoidance of doubt, the preceding sentence does not apply to Taxes. The foregoing shall not limit the rights of a Lender, Participant or Administrative Agent, as applicable, under Sections 13.14 and/or 13.15 of this Agreement.

(h)LIBO Rate Price Adjustment. Borrower acknowledges that prepayment or acceleration of a LIBO Rate Portion during a LIBO Rate Period shall result in Lenders’ incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, on the date a LIBO Rate Portion is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise (“Price Adjustment Date”), Borrower will pay Administrative Agent, for the account of each Lender (in addition to all other sums then owing to Lenders) an amount (“LIBO Rate Price Adjustment”) equal to the then present value of (i) the amount of interest that would have accrued on the LIBO Rate Portion for the remainder of the LIBO Rate Period at the Calculated Interest Rate set on the LIBO Rate Commencement Date, less (ii) the amount of interest that would accrue on the same LIBO Rate Portion for the same period if the Calculated Interest Rate were set on the Price Adjustment Date at the Calculated Interest Rate in effect on the Price Adjustment Date. The present value shall be calculated by the Administrative Agent, for the benefit of the Lenders, using as a discount rate the Calculated Interest Rate quoted on the Price Adjustment Date.

By initialing this provision where indicated below, Borrower confirms that Lenders’ agreement to make the Loan at the interest rates and on the other terms set forth herein and in the other Loan Documents constitutes adequate and valuable consideration, given individual weight by Borrower, for this agreement.
Borrower Initials.    _/s/ SJL_______

(i)Purchase, Sale and Matching of Funds. Borrower understands, agrees and acknowledges the following: (a) Lenders have no obligation to purchase, sell and/or match funds in connection with the use of a Calculated Interest Rate as a basis for calculating an Effective Rate or LIBO Rate Price Adjustment; (b) a Calculated Interest Rate is used merely as a reference in determining an Effective Rate and a LIBO Rate Price Adjustment; and (c) Borrower has accepted a Calculated Interest Rate as a reasonable and fair basis for calculating an Effective Rate and a LIBO Rate Price Adjustment. Borrower further agrees to pay the LIBO Rate Price Adjustment, Taxes and, subject to the limitations of Section 2.6(g), Regulatory Costs, if any, whether or not any Lender elects to purchase, sell and/or match funds.

2.7    PAYMENTS.

(a)Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Administrative Agent or the Lenders shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars and by wire transfer (pursuant to Administrative Agent’s written wire transfer instructions) of immediately available funds, to Administrative Agent, for the account of each Lender as applicable, not later than 2:00 P.M. (Eastern time) on the date due; and funds received by Administrative Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.

(b)Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any fees due under this Agreement, as the case may be, and be excluded from the computation of the succeeding period.

(c)Reserved.

(d)Voluntary Prepayment. Borrower may, upon not less than three (3) Business Days’ prior written notice to Administrative Agent not later than 2:00 P.M. (Eastern time) on the date given, at any time and from time to time, prepay all or any portion of the Loan without penalty, except as otherwise expressly set forth in this Section 2.7(d). Any notice of prepayment given to Administrative Agent under this Section 2.7(d) shall specify the date of prepayment and the principal amount of the prepayment. In the event of a prepayment of any LIBO Rate Portion, Borrower shall concurrently pay any LIBO Rate Price Adjustment payable in respect thereof. Any principal balance reduction shall reduce Lenders’ Commitment by a like amount, and any such amounts repaid by Borrower may not be reborrowed.

(e)Required Amortization. No amortization shall be required during the period prior to the Original Maturity Date and all regularly scheduled monthly payments of Borrower hereunder during the initial term of the Loan shall be interest only. Borrower shall pay to Administrative Agent all amounts required under Sections 2.10 and 2.11.

(f)Required Remargin. Borrower shall pay to Administrative Agent all amounts required pursuant to Section 9.23(c).

2.8    FULL REPAYMENT AND RELEASE. Upon receipt of all sums owing and outstanding under the Loan Documents, and the full performance of all obligations secured by the Mortgage, Administrative Agent shall issue a full release of the Property from the lien of the Mortgage; provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such release: (a) Administrative Agent, for the benefit of Lenders, shall have received all escrow, closing and recording costs, the costs of preparing and delivering such release and any sums then due and payable under the Loan Documents, and the full payment and performance of all other obligations secured by the Mortgage; and (b) if applicable, Administrative Agent shall have received a written release satisfactory to Administrative Agent of any set aside letter, letter of credit or other form of undertaking which Administrative Agent or any Lender has issued to any surety, Governmental Authority or any other party in connection with the Loan and/or the Property. Lenders’ obligations to make further disbursements under the Loan shall terminate as to any portion of the Loan undisbursed as of the date of issuance of such full release, and any Commitment of Lenders to lend any undisbursed portion of the Loan shall be canceled. In connection with a refinancing of the Property, and subject to Administrative Agent’s receipt of all sums owing and outstanding under the Loan Documents and Administrative Agent’s receipt of all escrow, recording costs, and the costs of preparing and delivering such assignment documentation, Administrative Agent agrees to reasonably cooperate with Borrower to assign Administrative Agent’s interest in the Mortgage and Note to a refinancing lender.

2.9    LENDERS’ ACCOUNTING. Administrative Agent shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded (a) the names and addresses and the Pro Rata Shares of the Commitment of each of the Lenders, and principal amount of the Loan owing to each Lender from time to time, and (b) all repayments of principal and payments of accrued interest, as well as payments of fees required to be paid pursuant to this Agreement. All entries in the Loan Account shall be made in accordance with Administrative Agent’s customary accounting practices as in effect from time to time. Monthly or at such other interval as is customary with Administrative Agent’s practice, Administrative Agent will render a statement of the Loan Account to Borrower and will deliver a copy thereof to each Lender. Each such statement shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein (absent manifest error).

2.10    FIRST OPTION TO EXTEND; MANDATORY AMORTIZATION. Borrower shall have the option to extend (“First Option to Extend”) the term of the Loan from the Original Maturity Date, to the First Extended Maturity Date, upon satisfaction of each of the following conditions precedent:

(a)Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise the First Option to Extend not more than one hundred twenty (120) days but not less than sixty (60) days prior to the Original Maturity Date;

(b)As of the date of Borrower’s delivery of notice of request to exercise the First Option to Extend, and as of the Original Maturity Date, no Potential Default or Default shall exist, and Borrower shall so certify in writing;

(c)Borrower shall deliver to Administrative Agent, at Borrower’s sole cost and expense, such title insurance endorsements reasonably required by Administrative Agent to continue to insure the principal amount of the Loan and the validity and the priority of the lien of the Mortgage upon the Property;

(d)Borrower shall deliver to Administrative Agent a letter dated as of the Original Maturity Date, in the form attached hereto as Exhibit L, acknowledging the extension of the Loan;

(e)Until the Repayment Guaranty (as defined in the Partial Repayment and Limited Guaranty) has terminated in accordance with the terms of the Partial Repayment and Limited Guaranty, Guarantor shall be in compliance with all financial covenants set forth in the Guaranty;

(f)Not later than the Original Maturity Date, Borrower shall pay to Administrative Agent, for the ratable benefit of Lenders, a non-refundable extension fee in the amount of one eighth of one percent (0.125%) of the outstanding principal balance of the Loan on the Original Maturity Date;

(g)RESERVED;

(h)Borrower shall deliver to Administrative Agent no less than thirty (30) days prior to the Original Maturity Date a Compliance Certificate in the form attached as Exhibit I hereto, signed by an authorized signatory of Borrower, that establishes that the Debt Service Coverage Ratio, measured as of the last day of the calendar quarter most recently ended, is not less than 1.10 to 1.00; provided, however, in order to satisfy this extension condition, Borrower may either (i) pay down, without fee or premium, the principal outstanding under the Loan in an amount sufficient to meet such Debt Service Coverage Ratio or (ii) deliver to Administrative Agent an unconditional letter of credit, in satisfactory form and issued by a bank acceptable to Administrative Agent in its reasonable discretion, in an amount equivalent to the principal payment amount necessary to meet such required Debt Service Coverage Ratio;

(i)Anchor shall be open to the public for business in the Project, Anchor shall not have a right to terminate its operating covenant under Section 6.02B of the Anchor Lease, and the operating covenant of Anchor set forth in Section 6.02A of the Anchor Lease shall be in full force and effect; and

(j)Completion of the Improvements shall have occurred.

Any undisbursed Commitment shall be automatically cancelled as of the Original Maturity Date. Commencing on the first (1st) day of the first calendar month following the Original Maturity Date, and continuing each calendar month thereafter, Borrower shall pay to Administrative Agent principal amortization payments in an amount equal to a monthly payment sufficient to fully amortize the outstanding principal balance of the Loan, as of the Original Maturity Date, in level monthly payments over thirty (30) years, at an interest rate (per annum) equal to six percent (6%). On the Original Maturity Date, Administrative Agent shall provide Borrower with a schedule of such principal payments.

Except as modified by this First Option to Extend, the terms and conditions of this Agreement and the other Loan Documents as modified and approved by Administrative Agent and Borrower shall remain unmodified and in full force and effect. Any principal payment made pursuant to subsection (h) above may not be reborrowed. Further, Borrower may obtain the release or reduction, as applicable, of a letter of credit provided to Administrative Agent pursuant to subsection (h) above if Borrower thereafter qualifies for the requirements set forth in subsection (h) and, at the time of the release, all other terms and conditions set forth in the Loan Agreement, including, without limitation, the Minimum Debt Service Coverage set forth in Section 9.23 (if Borrower’s requirement to comply with the Minimum Debt Service Coverage is in effect).
Borrower may revoke its exercise of the First Option to Extend upon written notice to Administrative Agent at any time prior to the Original Maturity Date. Borrower shall reimburse Administrative Agent for any reasonable expenses incurred by Administrative Agent in connection with Borrower’s exercise of the First Option to Extend and revocation thereof.
2.11    SECOND OPTION TO EXTEND; MANDATORY AMORTIZATION. Borrower shall have the option to extend (“Second Option to Extend”) the term of the Loan from the First Extended Maturity Date, to the Second Extended Maturity Date, upon satisfaction of each of the following conditions precedent:

(a)Borrower shall provide Administrative Agent with written notice of Borrower’s request to exercise the Second Option to Extend not more than one hundred twenty (120) days but not less than sixty (60) days prior to the First Extended Maturity Date;

(b)As of the date of Borrower’s delivery of notice of request to exercise the Second Option to Extend, and as of the First Extended Maturity Date, no Potential Default or Default shall exist, and Borrower shall so certify in writing;

(c)Borrower shall deliver to Administrative Agent, at Borrower’s sole cost and expense, such title insurance endorsements reasonably required by Administrative Agent to continue to insure the principal amount of the Loan and the validity and the priority of the lien of the Mortgage upon the Property;

(d)Borrower shall deliver to Administrative Agent a letter dated as of the First Extended Maturity Date, in the form attached hereto as Exhibit L, acknowledging the extension of the Loan;

(e)Until the Repayment Guaranty (as defined in the Partial Repayment and Limited Guaranty) has terminated in accordance with the terms of the Partial Repayment and Limited Guaranty, Guarantor shall be in compliance with all financial covenants set forth in the Guaranty;

(f)Not later than the First Extended Maturity Date, Borrower shall pay to Administrative Agent, for the ratable benefit of Lenders, a non-refundable extension fee in the amount of one eighth of one percent (0.125%) of the then outstanding principal balance of the Loan on the First Extended Maturity Date;

(g)As of the First Extended Maturity Date, Administrative Agent shall have determined in its discretion (based upon a new Appraisal of the Property, obtained at Borrower’s sole cost and expense) that the Loan-to-Value Percentage does not exceed sixty percent (60%); provided, however, in order to satisfy this extension condition, Borrower may either (i) pay down, without fee or premium, the principal outstanding under the Loan in an amount sufficient to meet such Loan-to-Value Percentage requirement or (ii) deliver to Administrative Agent an unconditional letter of credit, in satisfactory form and issued by a bank acceptable to Administrative Agent in its reasonable discretion, in an amount equivalent to the principal payment amount necessary to meet such required Loan-to-Value Percentage;

(h)Borrower shall deliver to Administrative Agent no less than thirty (30) days prior to the First Extended Maturity Date a Compliance Certificate in the form attached as Exhibit I hereto, signed by an authorized signatory of Borrower, that establishes that the Debt Service Coverage Ratio, measured as of the last day of the calendar quarter most recently ended, is not less than 1.35 to 1.00; provided, however, in order to satisfy this extension condition, Borrower may either (i) pay down, without fee or premium, the principal outstanding under the Loan in an amount sufficient to meet such Debt Service Coverage Ratio or (ii) deliver to Administrative Agent an unconditional letter of credit, in satisfactory form and issued by a bank acceptable to Administrative Agent in its reasonable discretion, in an amount equivalent to the principal payment amount necessary to meet such required Debt Service Coverage Ratio;

(i)Anchor shall be open to the public for business in the Project, Anchor shall not have a right to terminate its operating covenant under Section 6.02B of the Anchor Lease, and the operating covenant of Anchor set forth in Section 6.02A of the Anchor Lease shall be in full force and effect; and

(j)As of the First Extended Maturity Date, the minimum Occupancy of the Shop Space pursuant to Approved Leases shall be no less than eighty-five percent (85%).

Commencing on the first (1st) day of the first calendar month following the First Extended Maturity Date, and continuing each calendar month thereafter, Borrower shall pay to Administrative Agent principal amortization payments in an amount equal to a monthly payment sufficient to fully amortize the outstanding principal balance of the Loan, as of the First Extended Maturity Date, in level monthly payments over thirty (30) years, at an interest rate (per annum) equal to six percent (6%). On the First Extended Maturity Date, Administrative Agent shall provide Borrower with a schedule of such principal payments.
Except as modified by this Second Option to Extend, the terms and conditions of this Agreement and the other Loan Documents as modified and approved by Administrative Agent and Borrower shall remain unmodified and in full force and effect. Any principal payment made pursuant to subsection (g) or (h) above may not be reborrowed. Further, Borrower may obtain the release or reduction, as applicable, of a letter of credit provided to Administrative Agent pursuant to subsection (g) or (h) above if Borrower thereafter qualifies for the requirements set forth in subsection (g) or (h) and, at the time of the release, all other terms and conditions set forth in the Loan Agreement, including, without limitation, the Minimum Debt Service Coverage set forth in Section 9.23 (if Borrower’s requirement to comply with the Minimum Debt Service Coverage is in effect).
Borrower may revoke its exercise of the Second Option to Extend upon written notice to Administrative Agent at any time prior to the First Extended Maturity Date. Borrower shall reimburse Administrative Agent for any reasonable expenses incurred by Administrative Agent in connection with Borrower’s exercise of the Second Option to Extend and revocation thereof.
2.12    RESERVED.

2.13    RESERVED.

2.14    RESERVED.

2.15    EXCULPATION AND RECOURSE. The Loan shall be full recourse to the Borrower; provided, however, notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with this Agreement, neither Guarantor nor any constituent partners, members or shareholders (direct or indirect) in Borrower shall have any liability, contractual or otherwise, for the payment or performance of any of the obligations under the Loan and no recourse under or upon any obligation, representation, warranty, promise or other matter whatsoever shall be had against Guarantor or any of the constituent partners, members or shareholders (direct or indirect) in Borrower or their successors and assigns, except to the extent arising out of the Guaranty or the Indemnity, and each Lender expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any such liability against, or to satisfy any claim or obligation arising thereunder against, Guarantor or any of the constituent partners, members or shareholders (direct or indirect) in Borrower.

ARTICLE 3. DISBURSEMENT

3.1    CONDITIONS PRECEDENT. Administrative Agent’s and Lenders’ obligation to make any disbursements or take any other action under the Loan Documents shall be subject at all times to satisfaction of each of the following conditions precedent (in addition to those set forth in Exhibit D and in any other applicable provision hereof):

(a)There shall exist no Default or Potential Default, as defined in this Agreement, or Default as defined in any of the other Loan Documents or in the Other Related Documents;

(b)The Loan shall be In-Balance (after permitted reallocations of cost savings and contingency valued consistent with Exhibit D);

(c)Administrative Agent shall have received all Loan Documents, other documents, instruments, policies, and forms of evidence or other materials requested by Administrative Agent under the terms of this Agreement or any of the other Loan Documents;

(d)The Mortgage shall be a valid lien upon the Property and prior and superior to all other liens and encumbrances thereon except the Permitted Liens;

(e)Administrative Agent shall have received and approved the guaranteed maximum price contracts between Borrower and Contractor for which any such disbursement relates;

(f)The representations and warranties contained in this Agreement shall be true and correct in all material respects;

(g)Borrower shall have complied with all insurance requirements pursuant to Article 5 and bonding requirements pursuant to Section 6.27;

(h)Administrative Agent shall have received a properly completed Application for Payment;

(i)Administrative Agent shall have received from each Lender such Lender’s Pro Rata Share of such disbursement; provided, however, if Administrative Agent does not receive any such Lender’s Pro Rata Share of such disbursement (all such amounts not received by Administrative Agent, in the aggregate, the “Disbursement Shortfall”), Borrower may elect for a period not to exceed ninety (90) days to satisfy this clause (i) by funding, concurrently with the other Lenders, such Disbursement Shortfall from sources other than the Loan by providing written notice of such election to Administrative Agent within ten (10) days following notice from Administrative Agent of such Disbursement Shortfall; provided further, however, such ninety (90) day period may be further extended by Borrower providing cash or other security reasonably acceptable to Requisite Lenders to evidence Borrower’s ongoing ability to cover such Disbursement Shortfall. For avoidance of doubt, Borrower shall not be entitled to any voting rights hereunder on account of funding a Disbursement Shortfall; and

(j)With respect to the first disbursement only, Administrative Agent shall have received and approved in form and substance satisfactory to Administrative Agent the following (all of which shall be deemed to have been satisfied for all purposes under this Agreement upon the making of the first disbursement unless Borrower has been notified to the contrary in writing):

(i)	if requested by Lender, a soils report for the Property;

(ii)	an environmental site assessment with respect to the presence, if any, of Hazardous Materials on the Property;

(iii)	two (2) sets of the Plans and Specifications, certified as complete by the Architect, together with evidence of all necessary or appropriate approvals of governmental agencies or private parties;

(iv)	copies of all agreements which are material to Completion of the Improvements to the extent executed prior to first disbursement;

(v)
copies of all building permits and similar permits, licenses, approvals, development agreements and other authorizations of governmental agencies or private parties required in connection with the development of the Property and construction of the Improvements;

(vi)	a fully executed copy of the Construction Agreement;

(vii)
copies of any initial study, environmental impact report (or equivalent), notice of determination or notice of exemption prepared, adopted, certified or filed by or with any governmental agency in connection with the Property and construction of the Improvements;

(viii)	an Appraisal of the Property;

(ix)
the Title Policy, together with any endorsements which Administrative Agent may require, and which are available in Hawaii, insuring the principal amount of the Loan and the validity and the priority of the lien of the Mortgage upon the Property, subject only to the Permitted Liens and other matters approved by Administrative Agent in writing;

(x)
a current survey of the Property, certified to Administrative Agent, for the benefit of Lenders, and the title insurer, showing the boundaries of the Property by courses and distances, together with a corresponding metes and bounds description, encroachments and restrictions, the location and width of all easements, utility lines, rights-of-way and building set-back lines, and notes referencing book and page numbers for the instruments granting the same;

(xi)
with respect to Borrower and Guarantor: (A) copies certified as true and complete of the following documents from the applicable governmental authority: (1) the articles or certificate of incorporation, certificate of limited partnership, certificates of trust, or certificate of limited partnership, as applicable; and (2) good standing certificates or certificates of existence from the jurisdictions in which each such Person is organized and/or qualified to do business dated not more than thirty (30) days prior to the date of this Agreement and (B) true and complete copies of the by-laws, partnership agreement, trust agreement or operating agreement, as applicable, of each such Person, certified as of the date of this Agreement as complete and correct copies thereof by the Secretary or an Assistant Secretary, general partner, manager or other authorized representative reasonably acceptable to Administrative Agent, of such Person;

(xii)
resolutions, in form and substance satisfactory to Administrative Agent, of Borrower and Guarantor, authorizing the execution, delivery and performance of the Loan Documents and Other Related Documents to which such Person is a party and the transactions contemplated thereby, certified as of the date of this agreement by the Secretary or an Assistant Secretary, general partner, manager or other authorized representative reasonably acceptable to Administrative Agent, of such Person, which certificates shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded;

(xiii)	the Contractor, and if requested by Administrative Agent, the Administrative Agent’s review and approval of the Contractor’s current financial statements and statement of qualifications.

(xiv)	The Construction Agreement and all material construction contracts and schedules, including the credit of the Contractor, and any other construction related agreements.

(xv)	a plan and cost review for construction of the Improvements;

(xvi)
a final cost and loan budget, including establishment of sufficient interest reserve and contingency line items, which budget shall include, without limitation, all Borrower construction and funding obligations under the Property Documents and all matters of record;

(xvii)
an opinion of legal counsel in form and content reasonably satisfactory to Administrative Agent and including such matters incident to the transactions contemplated hereby as Administrative Agent may reasonably request;

(xviii)	all entitlements and permits, including, without limitation, all recorded entitlement documents;

(xix)	all Borrower and Guarantor financial information reasonably requested by Administrative Agent;

(xx)
the Anchor Lease, an estoppel certificate executed by Anchor with respect to the Anchor Lease and a recognition agreement executed by Anchor in favor of Administrative Agent with respect to the Anchor Lease;

(xxi)
executed SNDAs and estoppels for other Major Leases or recorded leases (if any) that do not contain automatic subordination and attornment language in form and substance reasonably acceptable to Administrative Agent; provided, however, this condition shall be deemed satisfied if Borrower shall have used commercially reasonable efforts to obtain such SNDAs and estoppels;

(xxii)	the Ground Lease and an estoppel certificate executed by Ground Lessor with respect to the Ground Lease;

(xxiii)	evidence that the Property is a separate legal parcel(s) lawfully created in full compliance with all subdivision laws and ordinances and is properly zoned for development of the Project;

(xxiv)	Borrower’s standard lease form;

(xxv)	Borrower shall have equity in an amount not less than $141,810,000.00 the “Initial Equity”);

(xxvi)	all Property Documents;

(xxvii)
UCC, tax, bankruptcy, litigation, judgment and municipal lien searches on the Property, the Borrower and Guarantor, showing no liens or violations, and dated not more than thirty (30) days prior to the date of this Agreement unless otherwise accepted by Administrative Agent; and

(xxviii)	Borrower’s leasing plan and schedule for the Project.

3.2    ACCOUNT, PLEDGE AND ASSIGNMENT, AND DISBURSEMENT AUTHORIZATION. The proceeds of the Loan, when qualified for disbursement, shall be deposited into the Loan Disbursement Account or otherwise disbursed to or for the benefit or account of Borrower under the terms of this Agreement; provided, however, that any direct disbursements from the Loan which are made by means of wire transfer, shall be subject to the provisions of Section 3.5 below and any funds transfer agreement which is identified in Exhibit B hereto. Disbursements hereunder may be made by Administrative Agent upon the written request of any person who has been authorized by Borrower to request such disbursements until such time as written notice of Borrower’s revocation of such authority is received by Administrative Agent at the address shown in the completed Transfer Authorizer Designation. As additional security for Borrower’s performance under the Loan Documents, Borrower hereby irrevocably pledges and assigns to Administrative Agent, for the benefit of Lenders, all monies at any time deposited in each Account; provided, however, Lender’s security interest with respect to the Loan Disbursement Account shall terminate on the earlier to occur of the Original Maturity Date or the full disbursement of all Loan proceeds.

3.3    RESERVED.

3.4    LOAN DISBURSEMENTS.

(a)Subject to the conditions set forth in Section 3.1, the proceeds of the Loan and Borrower’s Funds shall be disbursed in accordance with the terms and conditions of Exhibit D, to pay for costs of construction actually incurred, subject to (i) a ten percent (10%) retention with respect to the Contractor’s fee under the Construction Agreement, until such time as fifty percent (50%) of construction under the Construction Agreement is complete, as determined by the Independent Inspecting Architect; thereafter, a five percent (5%) retention with respect to the Contractor’s fee under the Construction Agreement, until such time as seventy-five percent (75%) of construction under the Construction Agreement is complete, as determined by the Independent Inspecting Architect; thereafter, a two and one-half percent (2.5%) retention with respect to the Contractor’s fee under the Construction Agreement, until such time as one hundred percent (100%) of construction under the Construction Agreement is complete; and (ii) a ten percent (10%) retention with respect to subcontracts under the Construction Agreement, provided, however, notwithstanding the forgoing, (a) at such time as fifty percent (50%) of construction under any such subcontract is complete, as determined by the Independent Inspecting Architect, retention with respect to such subcontract may be disbursed down to a five percent (5%) retention for such subcontract, and at such time as seventy-five percent (75%) of construction under such subcontract is complete, as determined by the Independent Inspecting Architect, retention with respect to such subcontract may be disbursed down to a two and one-half percent (2.5%) retention for such subcontract; and (iii) the retention as to any individual subcontract shall be disbursed to or for the benefit or account of Borrower upon the satisfaction of the following conditions: (A) one hundred percent (100%) of the work pursuant to such subcontract has been completed, to Administrative Agent’s satisfaction, in accordance with the Plans and Specifications as certified by the Independent Inspecting Architect, and (B) Administrative Agent shall have received a final waiver of lien with respect to such completed work. All disbursements shall be held by Borrower in trust and applied by Borrower solely for the purposes for which the funds have been disbursed. Administrative Agent and Lenders have no obligation to monitor or determine Borrower’s use or application of the disbursements.

(b)In no event will Administrative Agent make disbursements (i) more frequently than monthly, or (ii) for Hard Costs in excess of the percentage of construction actually completed, as certified by Administrative Agent’s independent inspecting architect. The maximum amount of advances which Borrower may request for the Improvements or for any component or phase thereof shall be as set forth in the Disbursement Budget. Administrative Agent shall not be obligated to disburse Loan proceeds for the payment of any cost if the amount of such cost, together with the amounts of other costs included within the same “line-item” in the Disbursement Budget for which requests for advances have previously been submitted and approved, exceeds the amount set forth in the Disbursement Budget for such line-item, unless Borrower furnishes to Administrative Agent documentary evidence satisfactory to Administrative Agent that any such excess cost is offset by a reduction, in nature satisfactory to Administrative Agent, of at least an equal amount in another line-item in the Disbursement Budget, and Administrative Agent approves a revision to the Disbursement Budget. Borrower shall be responsible, at its sole cost and expense from sources other than the Loan, for any such overages, which Administrative Agent may require Borrower to deposit into the Borrower’s Funds Account pursuant to Section 4.21 of this Agreement.

(c)At its option, Administrative Agent shall make disbursements directly to Lenders for the payment of interest which accrues and becomes due under the Notes, if and to the extent the Disbursement Budget includes a line item for interest reserve advances and such line item has not been depleted. Administrative Agent is hereby authorized to charge the Loan and Borrower’s Funds Account directly for such interest payments when due. Depletion of the interest reserve shall not release Borrower from any of Borrower’s obligations under the Loan Documents including, without limitation, payment of all accrued and due interest and the deposit of Borrower’s Funds with Administrative Agent pursuant to Section 4.21 of this Agreement.

(d)At its option during the existence of a Default, Administrative Agent may make disbursements to cover any reasonable expenses or charges which are to be borne by Borrower, including, but not limited to, the cost of any required legal fees, appraisals, inspections, certifications or surveys. At its sole option, Administrative Agent may make any disbursements by payment to Borrower or jointly to Borrower and any contractor, subcontractor, supplier, or other person performing work or furnishing materials in connection with the construction of the Improvements.

(e)Except for leasing commissions and fees paid pursuant to the Management Agreement and fees and reimbursements paid pursuant to the Development and Construction Management Agreement, no developer’s, management, consulting or brokerage fee or commission, developer profit or other payment to any Affiliate of Borrower will be paid directly or indirectly from any proceeds of the Loan without Administrative Agent’s prior written approval.

(f)Upon Completion of the Improvements, payment of all fees, costs and expenses related to the construction set forth in the Disbursement Budget, the occurrence of the Project Opening, and the occurrence of Second Tier Stabilization, Borrower may draw down any remaining Commitment of the Loan; provided, however, that any undrawn Commitment shall be terminated on the Original Maturity Date.

3.5    FUNDS TRANSFER DISBURSEMENTS. Borrower hereby authorizes Administrative Agent, to disburse the proceeds of all or any portion of the Loan made by Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the completed Transfer Authorizer Designation. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire of funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by the Borrower. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent and Borrower. Borrower agrees to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Administrative Agent, may delay or refuse to accept a funds transfer request if the transfer would: (a) violate the terms of this authorization, (b) require use of a bank unacceptable to Administrative Agent or any Lender or prohibited by government authority; (c) cause Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline; or (d) otherwise cause Administrative Agent or any Lender to violate any Applicable Law or regulation. Neither Administrative Agent nor any Lender shall be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (a) any claim for these damages is based on tort or contract or (b) Administrative Agent or any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement. Notwithstanding anything contained above to the contrary, Administrative Agent shall remain liable for its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

ARTICLE 4. CONSTRUCTION AND OPENING

4.1    COMMENCEMENT AND COMPLETION. Borrower shall continue construction of the Improvements without delay after recordation of the Mortgage and shall satisfy all Delivery Requirements on or before November 2, 2015 and shall Substantially Complete construction of the Improvements on or before the Substantial Completion Date. Borrower shall diligently pursue the construction of the Improvements as may be reasonably necessary to achieve satisfaction of the Delivery Requirements and Completion of the Improvements accordingly. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent shall have the unilateral right, in its sole discretion, to extend the deadline for satisfaction of the Delivery Requirements upon Borrower’s request for up to one hundred and eighty (180) days, following which Requisite Lender approval shall be required for any extension of the deadline for satisfaction of the Delivery Requirements, and in any event so long as such extension will not cause a default under the Anchor Lease.

4.2    COMMENCEMENT AND COMPLETION OF OFFSITE IMPROVEMENTS. Borrower shall pursue construction of any offsite improvements by Borrower required by any Governmental Authority and the Property Documents in connection with the construction of the Improvements without delay after recordation of the Mortgage as necessary to cause Substantial Completion of the Improvements to occur on or before the Substantial Completion Date, and Borrower shall diligently pursue the construction of any such offsite improvements (if any) as may be reasonably necessary to achieve Completion of the Improvements accordingly.

4.3    PROJECT OPENING. Borrower shall cause the Project Opening to occur on or before the Opening Date. The projected opening date of the Shop Space is anticipated to be August 25, 2016.

4.4    FORCE MAJEURE. The time within which the Delivery Requirements must be satisfied and construction of the Improvements must be Substantially Completed shall, to the extent permitted by the terms of the Anchor Lease and the Ground Lease, as applicable, be extended for a period of time equal to the period of any delay affecting construction which is caused by natural disaster, fire, earthquake, flood or other acts of God, explosion, extraordinary adverse weather conditions, acts of public enemy, riot, war, rebellion, insurrection, violence, inability to procure (at reasonable cost) materials or labor, equipment, facilities, energy, materials or supplies, strike, lockout, boycott or blockade, blackout, condemnation, court orders, governmental regulation of the sale or transportation of materials, supplies or labor, the action or inaction of any governmental or local authority, or any other cause or event beyond Borrower’s control; provided, however, that Borrower shall promptly furnish Administrative Agent with written notice reasonably satisfactory to Administrative Agent evidencing any such delay and provided further that Borrower shall comply with all terms of the Anchor Lease and Ground Lease relating to such delay and the extension of time within which the Delivery Requirements must be satisfied and construction of the Improvements must be Substantially Completed. In no event shall the time for satisfaction of the Delivery Requirements be extended beyond the date required under the terms of the Anchor Lease, and in no event shall the time for Substantial Completion of the Improvements be extended beyond the earlier to occur of (a) the earlier date required under the terms of the Anchor Lease and the Ground Lease, or (b) April 8, 2017.

4.5    CONSTRUCTION AGREEMENT. Borrower and Contractor have entered into the Construction Agreement pursuant to the terms and conditions of which Contractor is to construct the Improvements. Borrower shall require Contractor to perform in accordance with the terms of the Construction Agreement and shall not amend, modify or alter the material responsibilities of Contractor under the Construction Agreement without Administrative Agent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Prior to entering into or approving any guaranteed maximum construction cost contracts with respect to any phase of construction of the Improvements for which the Construction Agreement relates, Borrower shall have provided a copy of such guaranteed maximum construction cost contract for Administrative Agent’s review and approval, such consent not to be unreasonably withheld, conditioned or delayed. Borrower shall be responsible, at its sole cost and expense from sources other than the Loan, for any amounts, which Administrative Agent may require Borrower to deposit into the Borrower’s Funds Account pursuant to Section 4.21 of this Agreement as a result of Administrative Agent’s review of any such guaranteed maximum construction cost contract. Borrower shall execute, upon Administrative Agent’s request, an assignment of Borrower’s rights under the Construction Agreement to Administrative Agent, for the benefit of Lenders as additional security for Borrower’s obligations under this Agreement and the other Loan Documents and shall cause the Contractor to consent to any such assignment.

4.6    ARCHITECT’S AGREEMENT. Borrower and Architect have entered into the Architect’s Agreement, pursuant to which Architect is to design the Improvements. Borrower shall require Architect to perform in accordance with the terms of the Architect’s Agreement and shall not amend, modify or alter the material responsibilities of Architect under the Architect’s Agreement without Administrative Agent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Upon Administrative Agent’s request, Borrower shall execute an assignment of the Architect’s Agreement and the Plans and Specifications to Administrative Agent, for the benefit of Lenders, as additional security for Borrower’s performance under this Agreement and the other Loan Documents and shall cause the Architect to consent to any such assignment.

4.7    PLANS AND SPECIFICATIONS.

(a)Changes; Administrative Agent Consent. Borrower shall not make any changes in the Plans and Specifications without Administrative Agent’s prior written consent if such change: (i) constitutes a material change in the building material or equipment specifications, or in the architectural or structural design, value or quality of any of the Improvements; (ii) would result in an increase of construction costs in excess of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000.00) for any single change or in excess of FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000.00) for all such changes; or (iii) would materially and adversely affect the structural integrity, quality of building materials, or overall efficiency of operating systems of the Improvements. Without limiting the above, Lenders agree that Borrower may make minor changes in the Plans and Specifications without Administrative Agent’s or Requisite Lender’s, as applicable, prior written consent, provided that such changes do not violate any of the conditions specified herein. Borrower shall at all times maintain, for inspection by Administrative Agent and Lenders, a full set of working drawings of the Improvements. Notwithstanding the foregoing, any changes in the Plans and Specifications which would result in an increase of construction costs in excess of THREE MILLION DOLLARS ($3,000,000.00) for any single change or in excess of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000.000) for all such changes shall require the prior written consent of Requisite Lenders.

(b)Changes; Submission Requirements. Borrower shall submit any proposed change in the Plans and Specifications to Administrative Agent at least ten (10) days prior to the commencement of construction relating to such proposed change if such change is subject to Administrative Agent’s or Requisite Lenders’ consent, and Borrower shall promptly submit to Administrative Agent any change in the Plans and Specifications not requiring Administrative Agent’s or Requisite Lenders’ consent. Requests for any change which requires consent shall be accompanied by working drawings and a written description of the proposed change, submitted on a change order form acceptable to Administrative Agent, signed by Borrower and, if reasonably required by Administrative Agent, also by the Architect, the Contractor and/or the Independent Inspecting Architect. At its option, Administrative Agent may require Borrower to provide: (i) evidence satisfactory to Administrative Agent of the cost and time necessary to complete the proposed change; and (ii) a complete set of “as built” Plans and specifications for the completed Improvements to the extent in Borrower’s possession or control.

(c)Consent Process. Borrower acknowledges that Administrative Agent’s review and if applicable, Requisite Lenders’ review, of any changes and required consent may result in delays in construction and hereby consents to any such delays, but only delays for the time periods provided for such reviews by Administrative Agent and Requisite Lenders as set forth in this Agreement.

(d)Final Plans and Specifications. Upon completion of the Improvements, Borrower shall deliver to Administrative Agent within ten (10) days a set of final Plans and Specifications.

(e)With respect to any action that requires Administrative Agent’s consent under this Section 4.7, Borrower shall send Administrative Agent a written request for approval with respect to such proposed change in the Plans and Specifications (the “Initial Notice”), which Initial Notice shall have been accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such action (the “Approval Information”). Provided no Default exists, any action with respect to any proposed change in the Plans and Specifications requiring Administrative Agent’s consent shall be deemed approved by Administrative Agent if Administrative Agent does not approve or disapprove any requested action within ten (10) Business Days after receipt by Administrative Agent of a second written notice from Borrower requesting Administrative Agent’s approval under this Section 4.7, which notice shall include in large, bold text: “THIS IS A REQUEST FOR APPROVAL OF A PROPOSED CHANGE IN THE PLANS AND SPECIFICATIONS. IF YOU DO NOT RESPOND WITHIN 10 BUSINESS DAYS, YOU SHALL BE DEEMED TO HAVE APPROVED THIS REQUEST,” and so long as such second written notice was not sent to Administrative earlier than ten (10) Business Days after Administrative Agent’s receipt of the Initial Notice and the Approval Information. In addition to the parties to whom such Initial Notice shall be delivered pursuant to Section 13.4, the second notice shall also be sent to the following parties:

Blake Schmitt
PNC Capital Markets LLC
225 Fifth Avenue - 5th Floor
Mailstop: P3-P3PP-05-2
Pittsburgh, PA 15222

And
Jeffrey A. Maynard
PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

(f)Without limiting the effect of subparagraph (e) above, Administrative Agent shall endeavor to respond to requests for approval or disapproval of changes to the Plans and Specifications in a commercially reasonable timeframe.

4.8    CONTRACTOR/CONSTRUCTION INFORMATION. Within ten (10) Business Days of Administrative Agent’s written request, Borrower shall deliver to Administrative Agent from time to time in a form reasonably acceptable to Administrative Agent: (a) a list detailing the name, address and phone number of each contractor, subcontractor and material supplier to be employed or used for construction of the Improvements together with the dollar amount, including changes, if any, of each contract and subcontract, and the portion thereof, if any, paid through the date of such list; (b) copies of each contract and subcontract identified in such list, including any changes thereto; (c) a cost breakdown of the projected total cost of constructing the Improvements, and that portion, if any, of each cost item which has been incurred; and (d) a construction progress schedule detailing the progress of construction and the projected sequencing and completion time for uncompleted work, all as of the date of such schedule.

Borrower agrees that Administrative Agent may disapprove any contractor, subcontractor or material supplier if a material and reasonable basis exists to deem such contractor, subcontractor or material supplier financially or otherwise unqualified; provided, however, that the absence of any such disapproval shall not constitute a warranty or representation of qualification by Administrative Agent or any Lender. Administrative Agent or any Lender may contact any such contractor, subcontractor or material supplier to discuss the course of construction.

4.9    PROHIBITED CONTRACTS. Except as provided in Section 9.15 hereof, without Administrative Agent’s prior written consent, Borrower shall not contract for any materials, furnishings, equipment, fixtures or other parts or components of the Improvements, if any third party shall retain any ownership interest (other than Lien rights created by operation of law) in such items after their delivery to the Property. Borrower shall have five (5) days to effect the removal of any such retained interest.

4.10    LIENS. If a claim of Lien is recorded which affects the Property, Borrower shall, within forty-five (45) calendar days of such recording or within thirty (30) calendar days of Borrower’s knowledge, whichever occurs first: (a) pay and discharge the claim of Lien or bonded stop notice; (b) effect the release thereof by recording or delivering to Administrative Agent evidence that the Lien has been transferred to security in accordance with Applicable Law; (c) have the claim of Lien bonded off or insured over by the Title Company; or (d) provide Administrative Agent with other assurances which Administrative Agent deems, in its sole discretion, to be satisfactory for the payment of such claim of Lien and for the full and continuous protection of Administrative Agent and Lenders from the effect of such lien.

4.11    CONSTRUCTION RESPONSIBILITIES. Borrower shall construct the Improvements free and clear of all Liens (other than Permitted Liens), in a workmanlike manner substantially according to the Plans and Specifications and the recommendations of any soils or engineering report relating to the Property or the Project. Borrower shall comply in all material respects with all Requirements of Law, Property Documents, building restrictions, recorded covenants and restrictions, and requirements of all regulatory authorities having jurisdiction over the Property. Each portion and all of the Improvements, except for approved off-site improvements, shall be constructed within building restriction and set-back lines, and shall not encroach upon, overhang or interfere with, in any material way, any easement, right-of-way, floodplain or other property. Borrower shall not commence the construction of any material improvements on the Property, except for those set forth in the Plans and Specifications, without Administrative Agent’s prior written consent. Borrower shall be solely responsible for all aspects of Borrower’s business and conduct in connection with the Property, including, without limitation, for the quality and suitability of the Plans and Specifications and their compliance with all governmental requirements, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, material suppliers, consultants and property managers, and the accuracy of all applications for payment and the proper application of all disbursements. Neither Administrative Agent nor any Lender is obligated to supervise, inspect or inform Borrower or any third party of any aspect of the construction of the Improvements or any other matter referred to above.

4.12    ASSESSMENTS AND COMMUNITY FACILITIES DISTRICTS. Without Administrative Agent’s prior written consent, Borrower shall not cause or suffer to become effective or otherwise consent to the formation of any assessment district or community facilities district which includes all or any part of the Property (any of the foregoing hereinafter referred to as a “District”); nor shall Borrower cause or otherwise consent to the levying of special taxes or assessments against the Property by any such assessment district or community facilities district. Borrower shall immediately give notice to Administrative Agent of any written notification or advice that Borrower may receive from any municipality or other third party of any intent or proposal to include the Property in any District or to levy any such special taxes or assessments. Administrative Agent shall have the right to file a written objection to the inclusion of all or any part of the Property in any District, or to the levy of any such special taxes or assessments, either in its own name or in the name of Borrower, and to appear at, and participate in, any hearing with respect to the formation of any such District or the levy or such special taxes or assessments. Administrative Agent acknowledges that the Property is currently part of a beach replenishment assessment district established pursuant to Ordinance No. 15-11.

4.13    DELAY. Borrower shall promptly notify Administrative Agent in writing of any event causing delay or interruption of construction, or the timely completion of construction, that would cause the Opening to be delayed by more than fifteen (15) days. The notice shall specify the particular work delayed, and the cause and period of each delay.

4.14    INSPECTIONS. Administrative Agent and the Independent Inspecting Architect shall have the right to enter upon the Property at all reasonable times and upon reasonable advance notice subject to the rights of any and all tenants and occupants thereof, at Borrower’s cost and expense, to inspect the Improvements and the construction work to verify information disclosed or required pursuant to this Agreement. In addition, each Lender shall have the right to enter upon the Property at all reasonable times and upon reasonable advance notice subject to the rights of any and all tenants and occupants thereof to inspect the Improvements and the construction work to verify information disclosed or required pursuant to this Agreement during the existence of a Default. Any such inspection or review of the Improvements by Administrative Agent or Independent Inspecting Architect is solely to determine whether Borrower is properly discharging its obligations under the Loan Documents and may not be relied upon by Borrower or by any third party as a representation or warranty of compliance with this Agreement or any other agreement. Neither Administrative Agent, Independent Inspecting Architect nor any Lender owe a duty of care to Borrower or any third party to protect against, or to inform Borrower or any third party of, any negligent, faulty, inadequate or defective design or construction of the Improvements as determined by Administrative Agent, the Independent Inspecting Architect or any Lender.

4.15    SURVEYS. Upon Administrative Agent’s written request, Borrower shall promptly deliver to Administrative Agent: (a)  upon completion of the foundations of the Improvements, a survey showing the location of the Improvements on the Property and confirming that the Improvements are located entirely within the Property and do not materially encroach upon any easement, or breach or violate any governmental requirement; and (b) upon completion of the Improvements, an as-built survey acceptable to the Title Company for purposes of issuing an ALTA policy of title insurance. All such surveys shall be performed and certified by a licensed engineer or surveyor reasonably acceptable to the Title Company, shall be prepared according to current ALTA/ACSM Minimum Standard Detail Requirements and any additional items reasonably required by Administrative Agent or the title insurer, and shall be certified to Administrative Agent, Lenders, their respective successors and assigns and the Title Company.

4.16    RESERVED.

4.17    RESERVED.

4.18    RESERVED.

4.19    RESERVED.

4.20    RESERVED.

4.21    IN-BALANCE PAYMENTS. If, prior to Second Tier Stabilization, Administrative Agent reasonably determines at any time that the Loan is not In-Balance (after permitted reallocations of cost savings and contingency valued consistent with Exhibit D), Administrative Agent shall have the right to require Borrower to (a) if the amount of such deficiency is less than $2,000,000.00, fund 100% of costs subsequently incurred from sources other than the Loan until such deficiency is satisfied, and in all events prior to any further disbursements under the Loan (other than in respect of disbursements from the Interest Reserve); provided, however, if Borrower has failed to satisfy such deficiency within sixty (60) days, then Borrower shall deposit the amount of any remaining deficiency from sources other than the Loan in Borrower’s Funds Account within seven (7) days of Administrative Agent’s written demand, or (b) if the amount of such deficiency is equal to or greater than $2,000,000.00, deposit the amount of such deficiency from sources other than the Loan in the Borrower’s Funds Account within seven (7) days of Administrative Agent’s written demand. Any funds in the Borrower’s Funds Account or any amounts funded by Borrower from sources other than the Loan to satisfy such deficiency, as applicable, shall be fully disbursed prior to any further disbursements under the Loan. Disbursements from Borrower’s Funds Account shall be made in the same manner and to the same extent that Loan disbursements may be funded under Article 3 and Exhibit D of this Agreement.

ARTICLE 5. INSURANCE

Borrower shall, while any obligation of Borrower under any Loan Document remains outstanding, maintain at Borrower’s sole expense, with licensed insurers approved by Administrative Agent, the following policies of insurance in form and substance satisfactory to Administrative Agent and consistent with Exhibit K attached hereto and made a part hereof. Capitalized terms used in this Article shall have the same meaning as such terms are commonly and presently defined in the insurance industry.
5.1    TITLE INSURANCE. On the Effective Date, a Title Policy, together with any endorsements and reinsurance which Administrative Agent may require, insuring Administrative Agent, for the benefit of Lenders, in the principal amount of the Loan, of the validity and the priority of the lien of the Mortgage upon the Property, subject only to matters approved by Administrative Agent in writing. During the term of the Loan, Borrower shall deliver to Administrative Agent, within ten (10) days of Administrative Agent’s written request, such other endorsements to the Title Policy as Administrative Agent may reasonably require with respect to the Property, including, without limitation, a title update endorsement concurrently with each advance of Loan proceeds.

5.2    PROPERTY INSURANCE. A Builders All Risk/Special Form Completed Value (Non-Reporting Form) Hazard Insurance policy, including without limitation, theft coverage, terrorism coverage and such other coverages and endorsements as Administrative Agent may require, insuring Administrative Agent, for the benefit of Lenders against damage to the Property in an amount not less than one hundred percent (100%) of the full replacement cost at the time of Completion of the Improvements. Such coverage should adequately insure any and all Loan collateral, whether such collateral is onsite, stored offsite or otherwise. Administrative Agent, for the benefit of Lenders, shall be named on the policy as Mortgagee and named under a Lender’s Loss Payable Endorsement (form #438BFU or equivalent). In the event that the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2007 (as the same may be further modified, amended, replaced or extended, “TRIPRA”) is not in effect, Borrower shall only be required to maintain such amount of terrorism insurance coverage as may be obtained at a cost equal to two (2) times the amount of the insurance premium that is payable with respect to property insurance for the Property during the then current insurance period; provided, however, additional terrorism insurance coverage may be obtained, at the sole cost and expense of Lenders, upon election by the Requisite Lenders.

5.3    FLOOD HAZARD INSURANCE. A policy of flood insurance, as required by applicable governmental regulations, or as reasonably deemed necessary by Administrative Agent, in form and amount required by Administrative Agent and reasonably acceptable to the other Lenders, but in no event less than the amount sufficient to meet the requirements of Applicable Law and governmental regulation.

5.4    LIABILITY INSURANCE. A policy of Commercial General Liability insurance on an occurrence basis, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Property. During the period of any construction, Borrower may cause its contractors and/or subcontractors to maintain in full force and effect any or all of the liability insurance required hereunder. Administrative Agent may require that Borrower be named as an additional insured on any such policy. Whether Borrower employs a general contractor or performs as owner-builder, Administrative Agent may require that coverage include statutory workers’ compensation insurance.

5.5    BUSINESS INTERRUPTION. A policy of business interruption insurance, including use and occupancy, rental income loss and extra expense, with coverage equal to twelve (12) calendar months’ of gross revenue.

5.6    SUBGUARD INSURANCE. A subguard insurance policy with terms, limits, and endorsements (including a financial interest endorsement in favor of Administrative Agent) acceptable to Administrative Agent in its reasonable discretion covering all Major Subcontracts with respect to which Borrower has not provided payment and performance bonds pursuant to Section 6.27. If Borrower receives the subcontracts relating to the Project by realization of any assignment of subcontracts from Contractor, Borrower covenants and agrees to enter into a collateral assignment, in form and substance reasonably acceptable to Administrative Agent, assigning all of Borrower’s rights in and to such subcontracts.

5.7    OTHER COVERAGE. Borrower shall provide to Administrative Agent evidence of such other reasonable insurance (including, without limitation, changes to the insurance requirements set forth in Exhibit K) in such reasonable amounts as Administrative Agent may from time to time request against such other insurable hazards which at the time are commonly insured against for property similar to the subject Property located in or around the region in which the subject Property is located. Such coverage requirements may include but are not limited to coverage for hurricanes, sink hole, soft costs, tenant improvement or environmental. In the event Administrative Agent requires any new insurance beyond the scope of insurance required as of the Effective Date, then Borrower shall be required to pay no more than two (2) times the amount of the insurance premium that is payable with respect to property insurance for the Property during the then current insurance period for any such new insurance policy; provided, however, the foregoing cap shall not apply to replacement of existing coverage (e.g., windstorm) or any new insurance required as a result of a change in business or a new or different activity on the Property then contemplated by Borrower’s business plan at closing.

5.8    GENERAL.

(a)Borrower shall provide to Administrative Agent insurance certificates or other evidence of coverage in form acceptable to Administrative Agent, with coverage amounts, deductibles, limits and retentions as required by Administrative Agent. All insurance policies shall provide that the coverage shall not be cancelable or materially changed without ten (10) days prior written notice to Administrative Agent of any cancellation for nonpayment of premiums, and not less than thirty (30) days prior written notice to Administrative Agent of any other cancellation or any modification (including a reduction in coverage). Administrative Agent, for the benefit of Lenders shall be named under a Lender’s Loss Payable Endorsement (form #438BFU or equivalent) on all insurance policies which Borrower actually maintains with respect to the Property. All insurance policies shall be issued and maintained by insurers approved to do business in the state in which the Property is located must have an A.M. Best Company financial rating and policyholder surplus reasonably acceptable to Administrative Agent.

(b)Notwithstanding anything to the contrary contained in this Article 5, required insurance may be in the form of a blanket policy, provided that Borrower shall provide evidence satisfactory to Administrative Agent that the insurance premiums for the Property are separately allocated under such policy to the Property and that (i) payment of such allocated amount shall maintain the effectiveness of such policy as to the Property notwithstanding the failure of payment of any other portion of premiums, and (ii) overall insurance limits will under no circumstance limit the amount that will be paid in respect of the Property, and provided further that any such blanket policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate policy in Administrative Agent’s discretion, subject to review and approval by Administrative Agent based on the schedule of locations and values.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

As a material inducement to Lenders’ entry into this Agreement and to make the Loan, Borrower represents and warrants to Administrative Agent and each Lender as of the Effective Date, and as of each date that such representations and warranties are remade hereunder, that:
6.1    AUTHORITY/ENFORCEABILITY. Borrower is in compliance with all Requirements of Law applicable to its organization, existence and transaction of business, except to the extent that any noncompliance would not cause a Material Adverse Change, and has all necessary limited liability company powers to borrow and own, improve, develop, lease, and operate the Property and construct the Improvements as contemplated by the Loan Documents.

6.2    BINDING OBLIGATIONS. Borrower is authorized to execute, deliver and perform its obligations under the Loan Documents, and such obligations shall be valid and binding obligations of Borrower, subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

6.3    FORMATION AND ORGANIZATIONAL DOCUMENTS. Borrower has delivered to Administrative Agent all formation and organizational documents of Borrower, of the members of Borrower (excluding CoastWood IMP, LLC) and of Guarantor, and all such formation and organizational documents remain in full force and effect and have not been amended or modified in violation of this Agreement or any other Loan Document since they were delivered to Administrative Agent. As of the Effective Date, the ownership of Borrower and Guarantor is as set forth on Schedule 6.3 hereto.

6.4    NO VIOLATION. Borrower’s execution, delivery, and performance under the Loan Documents (including, without limitation, the assignment of all rights with respect to the Collateral) do not: (a) require any consent or approval not heretofore obtained under any certificate of trust, partnership agreement, operating agreement, articles of incorporation, bylaws or other similar document; (b) require any material consent or approval by any Person not heretofore obtained or to be obtained; (c) violate any Requirements of Law applicable to the Borrower and the Property or any other statute, law, regulation or ordinance or any order or ruling of any court or Governmental Authority; (d) constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which the Borrower or the Property is bound or regulated; or (e) violate any statute, law, regulation or ordinance, or any order of any court or Governmental Authority.

6.5    COMPLIANCE WITH LAWS. The Property and the use thereof comply in all material respects with all Requirements of Law. Borrower has, or will have, obtained, all permits, licenses, exemptions, and approvals necessary to construct, occupy, operate, lease, and market the Property, and shall maintain compliance with all Requirements of Law applicable to the Property and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business. To the best of Borrower’s knowledge, the Property is a separate legal parcel(s) lawfully created in full compliance with all subdivision laws and ordinances and is properly zoned for the stated use of the Property as disclosed to Administrative Agent at the time of execution hereof.

6.6    LITIGATION. Except as disclosed on Schedule 6.6 attached hereto, as of the Effective Date there are no material claims, actions, suits, or proceedings pending, or to Borrower’s knowledge threatened in writing, against Borrower, Guarantor or, to Borrower’s knowledge, the Property or the Ground Lease.

6.7    FINANCIAL CONDITION. All financial statements and information heretofore and hereafter delivered to Administrative Agent by Borrower, including, without limitation, information relating to the financial condition of Borrower, the Property, the members of Borrower, and/or Guarantor, fairly and accurately represent in all material respects the financial condition of the subject thereof as of the date indicated therein and have been prepared (except as noted therein) in accordance with generally accepted accounting principles consistently applied.

6.8    NO MATERIAL ADVERSE CHANGE. There has been no material adverse change in the financial condition of Borrower and/or Guarantor since the dates of the latest financial statements furnished to Administrative Agent and, except as otherwise disclosed to Administrative Agent in writing, Borrower has not entered into any material transaction which is not disclosed in such financial statements.

6.9    LOAN PROCEEDS AND ADEQUACY. The undisbursed Loan proceeds are sufficient to construct the Improvements in accordance with, and otherwise comply with all obligations under, the terms and conditions of this Agreement and all other Loan Documents.

6.10    ACCURACY. To Borrower’s knowledge, all reports, documents, instruments, information and forms of evidence prepared by or on behalf of Borrower and delivered to Administrative Agent concerning the Loan or security for the Loan or required by the Loan Documents are accurate and correct in all material respects and sufficiently complete to give Administrative Agent and Lenders true and accurate knowledge of their subject matter, and do not knowingly contain any misrepresentation or omission.

6.11    TAX LIABILITY. Borrower has filed all required federal, state, county and municipal tax returns and has paid all taxes and assessments not delinquent, and Borrower has no knowledge of any basis for any additional payment with respect to any such taxes and assessments.

6.12    TITLE TO ASSETS; NO LIENS. Borrower has good and indefeasible title to the Property, free and clear of all liens and encumbrances except Permitted Liens.

6.13    MANAGEMENT AGREEMENTS. Borrower is not a party or subject to any management agreement with respect to the Property, except, until Project Opening or shortly thereafter, the Development and Construction Management Agreement and, from and after Project Opening, the Management Agreement.

6.14    UTILITIES. All utility services, including, without limitation, gas, water, sewage, electrical and telephone, necessary for the development and occupancy of the Property and construction of the Improvements are available at or within the boundaries of the Property, or Borrower has taken all steps necessary to assure that all such services will be available upon the earlier to occur of: (i) Opening Date and (ii) Completion of the Improvements.

6.15    COMPLIANCE. Borrower is familiar with and in material compliance with all Requirements of Law and Permits for the development of the Property and construction of the Improvements and will conform to and materially comply with all Requirements of Law and the Plans and Specifications.

6.16    AMERICANS WITH DISABILITIES ACT COMPLIANCE. The Improvements have been designed and shall be constructed and Completed, and thereafter maintained, in strict accordance and full compliance with all of the requirements of the ADA. Borrower shall be responsible for all ADA compliance costs.

6.17    BUSINESS LOAN. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes whatsoever.

6.18    LEASES. As of the date hereof, except as set forth in Schedule 6.18, there are no Leases affecting the Property. The Leases described in Schedule 6.18 are in full force and effect and, to Borrower’s knowledge, no material default or occurrence that with the passage of time or giving of notice, or both would constitute a material default exists thereunder.

6.19    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations under this Agreement to any other obligation of Borrower.

6.20    PLANS AND SPECIFICATIONS. The Plans and Specifications are substantially complete and include all information required to substantially complete the construction of the Improvements and any required offsite improvements by Borrower. To Borrower’s knowledge, the Disbursement Budget accurately reflects all costs necessary to complete the Improvements and any required offsite improvements in accordance with the Plans and Specifications.

6.21    PROPERTY DOCUMENTS. Borrower has delivered to Administrative Agent true and correct copies of all Property Documents, and all such Property Documents remain in full force and effect and have not been amended or modified in violation of this Agreement since they were delivered to Administrative Agent. Borrower shall promptly provide (or cause to be provided) Administrative Agent with copies of any amendments or modifications to any Property Documents. To Borrower’s knowledge, the Disbursement Budget accurately reflects all costs necessary to complete the Improvements and any required offsite improvements by Borrower in accordance with the Property Documents.

6.22    MAJOR CONTRACTS. Except as set forth on Schedule 6.22 hereof, there are no Major Contracts affecting the Property. Borrower has delivered to Administrative Agent true and correct copies of all Major Contracts, and all such Major Contracts remain in full force and effect and have not been amended or modified in violation of this Agreement since they were delivered to Administrative Agent. Borrower shall promptly provide (or cause to be provided) Administrative Agent with copies of any amendments or modifications to any Major Contracts.

6.23    COMPLIANCE WITH MATTERS OF RECORD. Borrower has materially complied, and at all times shall maintain material compliance, with all requirements and restrictions of record and/or shown in the Title Policy applicable to the Property. Borrower has received no written notice of default with respect to any matters of record.

6.24    USA PATRIOT ACT. Neither Borrower nor any officer, director, or Affiliate of Borrower nor to the Borrower’s actual knowledge any owner of a direct or indirect interest in Borrower (a) is listed on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State, (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any offense under the USA Patriot Act of 2001, or (d) is currently under investigation by any governmental authority for alleged criminal activity.

6.25    RESERVED.

6.26    GROUND LEASE. Borrower lawfully holds and possesses the entire unencumbered leasehold estate in the Property created by the Ground Lease, without limitation on the right to encumber same except as expressly provided in the Ground Lease, subject only to Permitted Liens. A true, correct and complete copy of the Ground Lease has been delivered to Lender by (or on behalf of) Borrower. The Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever except as set forth in the definition of “Ground Lease.” There are no defaults under the Ground Lease by Borrower or, to Borrower’s knowledge, Ground Lessor, and no event has occurred, which but for the passage of time, or giving of notice, or both, would constitute a default by Borrower, or to Borrower’s knowledge, Ground Lessor, under the Ground Lease. All rents, additional rents and other sums due and payable but not yet delinquent under the Ground Lease have been paid in full. Neither Borrower nor Ground Lessor has commenced any action or given or received any notice for the purpose of terminating the Ground Lease. Except for the Ground Lease, the Property Documents or as otherwise set forth on Schedule 6.26, there are no material agreements between Borrower and Ground Lessor in any way concerning the subject matter of the Ground Lease or the occupancy or use of the Property. The interest of Borrower under the Ground Lease has not been assigned except pursuant to an affiliate mortgage, which has been satisfied and cancelled prior to the date hereof. Borrower has not requested or otherwise initiated any appraisal or reappraisal process under the Ground Lease with respect to rents payable thereunder.

6.27    PAYMENT AND PERFORMANCE BONDS. Prior to the initial disbursement to the Loan, Borrower will obtain and at all times during the course of construction cause to be maintained payment and performance bonds with respect to all Major Subcontracts in the amounts required by Administrative Agent. The bonds must be issued or reissued by a surety approved by Administrative Agent. All bonds must include dual obligee riders naming Administrative Agent and must be in form and substance satisfactory to Administrative Agent. The requirements set forth in this Section shall not apply to any Major Subcontract covered by a subguard insurance policy as provided in Section 5.6.

6.28    ANTI-MONEY LAUNDERING/INTERNATIONAL TRADE LAW COMPLIANCE. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

6.29    SEPARATE TAX PARCEL. The Property constitutes a separate tax lot or lots, with a separate tax assessment or assessments, independent of any other land or improvements not constituting a part of the Property and no other land or improvements is assessed and taxed together with any portion of the Property. Subject to the terms of Section 9.11, Borrower may consolidate any of the tax lots comprising the Property and/or separate any tax lot(s) comprising the Property into one or more tax lots so long as in each such case the Property continues to constitute a separate tax lot or lots, with a separate tax assessment or assessment, independent of any other land or improvements not constituting a part of the Property and no other land or improvement is assessed and taxed together with any portion of the Property.

6.30    REAFFIRMATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each request by Borrower for an advance under this Agreement shall constitute an affirmation on the part of Borrower and Guarantor that the representations and warranties contained in this Agreement and the other Loan Documents and the Guaranty are true and correct in all material respects as of the time of such request (unless otherwise disclosed to Administrative Agent in writing) and that the relevant conditions precedent set forth in this Agreement have been fully satisfied or deemed satisfied. All representations and warranties made herein shall survive the execution of this Agreement, the making of all advances hereunder and the execution and delivery of all other documents and instruments in connection with the Loan, so long as Lender has any commitment to lend to Borrower hereunder and until the Loan has been paid in full.

ARTICLE 7. HAZARDOUS MATERIALS

7.1    SPECIAL REPRESENTATIONS AND WARRANTIES. Without in any way limiting the other representations and warranties set forth in this Agreement, and after reasonable investigation and inquiry based on the environmental reports delivered to Administrative Agent, Borrower hereby specially represents and warrants to the best of Borrower’s knowledge (and except as otherwise disclosed in such reports) as of the date of this Agreement as follows:

(a)Hazardous Materials. Except as set forth in those certain reports listed on Schedule 7.1 attached hereto (but without limiting Borrower’s obligations hereunder), the Property is not and has not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any oil, flammable explosives, asbestos, mold, toxic mold, urea formaldehyde insulation, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “wastes,” “regulated substances,” “industrial solid wastes,” or “pollutants” under the Hazardous Materials Laws, as described below, and/or other applicable environmental laws, ordinances and regulations (collectively, the “Hazardous Materials”) in violation of any Hazardous Materials Laws. “Hazardous Materials” shall not include commercially reasonable amounts of such materials used in the ordinary course of construction or operation of the Property which are used and stored in accordance with all applicable environmental laws, ordinances and regulations.

(b)Hazardous Materials Laws. The Property is in compliance in all material respects with all laws, ordinances and regulations relating to Hazardous Materials (“Hazardous Materials Laws”), including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986, “CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, as amended 49 U.S.C. Section 1801 et seq.; the Atomic Energy Act, as amended, 42 U.S.C. Section 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Section 136 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300f et seq.; each as now and hereafter amended, and the regulations thereunder, and any other applicable local, state and/or federal laws or regulations that govern (i) the existence, cleanup and/or remedy of contamination on the Property; (ii) the protection of the environment from released, spilled, deposited or otherwise emplaced contamination; (iii) the control of hazardous wastes; or (iv) the use, generation, transport, treatment, removal or recovery of Hazardous Materials, including any and all building materials.

(c)Hazardous Materials Claims. There are no written claims, actions, proceedings or investigations (“Hazardous Materials Claims”) pending or, to Borrower’s knowledge, threatened against Borrower or the Property by any Governmental Authority, governmental agency or by any other person or entity relating to Hazardous Materials or pursuant to any Hazardous Materials Laws.

7.2    HAZARDOUS MATERIALS COVENANTS. Borrower agrees as follows:

(a)No Hazardous Activities. Borrower shall not cause or knowingly permit the Property (or any portion thereof) to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials in violation of any Hazardous Materials Laws..

(b)Compliance. Borrower shall comply and use its best efforts to cause the Property and the Improvements to comply with all Hazardous Materials Laws. At the reasonable request of Administrative Agent, Borrower shall, at Borrower’s sole cost and expense, from time to time supplement the environmental reports referred to Schedule 7.1, if (i) Administrative Agent has good reason to believe there are Hazardous Materials on the Property in violation of Borrower’s Hazardous Materials covenants under this Agreement, or (ii) there is a Default under this Agreement or the other Loan Documents.

(c)Notices. Borrower shall promptly, but in any event within ten (10) days after Borrower’s learning thereof, notify Administrative Agent in writing of: (i) the discovery of any Hazardous Materials on, under or about the Property in violation of any Hazardous Materials Laws; (ii) any knowledge by Borrower that the Property, or any portion thereof, does not comply with any Hazardous Materials Laws; (iii) any Hazardous Materials Claims; and (iv) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Property that is reasonably likely to cause the Property or any part thereof to fail to comply with Hazardous Materials Laws in any material respect.

(d)Remedial Action. In response to the presence of any Hazardous Materials in violation of any Hazardous Materials Laws on, under or about the Property, Borrower shall promptly take, at Borrower’s sole expense, all investigative and remedial action required of Borrower by any Hazardous Materials Laws or any order, judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

7.3    INSPECTION BY ADMINISTRATIVE AGENT. Upon reasonable prior notice to Borrower, Administrative Agent, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Property for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Property.

7.4    HAZARDOUS MATERIALS INDEMNITY. BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS INDEMNITEES FROM AND AGAINST ANY AND ALL REASONABLE OUT-OF-POCKET, THIRD-PARTY LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) WHICH INDEMNITEES MAY INCUR AS A CONSEQUENCE OF (A) THE USE, GENERATION, MANUFACTURE, STORAGE, TREATMENT, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL, TRANSPORTATION OR PRESENCE OF ANY HAZARDOUS MATERIALS WHICH ARE FOUND IN, ON, UNDER, ABOUT OR MIGRATING FROM THE PROPERTY; (B) ANY VIOLATION OR CLAIM OF VIOLATION OF ANY HAZARDOUS MATERIALS LAWS WITH RESPECT TO THE PROPERTY; (C) ANY INDEMNITY CLAIM BY A THIRD PARTY AGAINST ONE OR MORE INDEMNITEES IN CONNECTION WITH ANY OF THE FOREGOING; OR (D) THE BREACH OF ANY COVENANTS (OR REPRESENTATIONS AND WARRANTIES) OF BORROWER UNDER THIS INDEMNITY. SUCH INDEMNITY SHALL INCLUDE, WITHOUT LIMITATION: (i) THE REASONABLE OUT-OF-POCKET, THIRD-PARTY COSTS, WHETHER FORESEEABLE OR UNFORESEEABLE, OF ANY REPAIR, CLEANUP OR DETOXIFICATION OF THE PROPERTY, OR THE REMOVAL OR REMEDIATION OF ANY HAZARDOUS MATERIALS (REGARDLESS OF THE MEDIUM) FROM THE PROPERTY, OR THE TAKING OF ANY EMERGENCY ACTION, WHICH IS REQUIRED BY ANY GOVERNMENTAL AUTHORITY OR IS OTHERWISE NECESSARY TO RENDER THE PROPERTY IN COMPLIANCE WITH ALL HAZARDOUS MATERIALS LAWS; (ii) ALL OTHER

DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY THIRD PARTY TORT CLAIMS OR GOVERNMENTAL CLAIMS, FINES OR PENALTIES AGAINST ANY AND ALL INDEMNITEES); AND (iii) ALL COURT COSTS AND REASONABLE ATTORNEYS’ FEES AND EXPENSES PAID OR INCURRED BY ANY AND ALL INDEMNITEES. EACH INDEMNITEE SHALL HAVE THE RIGHT AT ANY TIME TO APPEAR IN, AND TO PARTICIPATE IN AS A PARTY IF IT SO ELECTS, AND BE REPRESENTED BY COUNSEL OF ITS OWN CHOICE IN, ANY ACTION OR PROCEEDING INITIATED IN CONNECTION WITH ANY HAZARDOUS MATERIALS LAWS THAT AFFECT THE PROPERTY. BORROWER SHALL PROMPTLY PAY TO THE APPLICABLE INDEMNITEES UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE OF DEMAND UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE NOTE. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE THE CANCELLATION OF THE NOTES AND THE RELEASE OR PARTIAL RELEASE OF THE MORTGAGE. BORROWER SHALL HAVE THE RIGHT TO DEFEND ANY INDEMNIFIED CLAIMS WITH COUNSEL REASONABLY ACCEPTABLE TO ADMINISTRATIVE AGENT. NOTWITHSTANDING THE FOREGOING, Borrower SHALL NOT BE OBLIGATED TO INDEMNIFY HEREUNDER WITH REGARD TO ANY HAZARDOUS MATERIALS FIRST USED, GENERATED, MANUFACTURED, STORED, TREATED, RELEASED, DISCHARGED OR DISPOSED IN, ON, UNDER OR ABOUT THE PROPERTY BY ANY THIRD PARTY AFTER THE LATEST OF: (I) THE DATE OF FORECLOSURE ON THE Mortgage (OR administrative agent’s ACCEPTANCE OF A DEED IN LIEU THEREOF); OR (II) THE DATE Borrower NO LONGER HAS OCCUPANCY OF THE PROPERTY; OR (III) THE DATE Borrower NO LONGER USES OR OPERATES THE PROPERTY; PROVIDED, HOWEVER, NOTWITHSTANDING THE FOREGOING, IF ANY HAZARDOUS MATERIALS ARE DISCOVERED IN, ON UNDER OR ABOUT THE PROPERTY AFTER SUCH APPLICABLE DATE THAT ARE CONSISTENT WITH THE OWNERSHIP, OCCUPANCY, USE OR OPERATION OF THE PROPERTY WHICH OCCURRED DURING Borrower’S OWNERSHIP, OCCUPANCY, USE OR OPERATION OF THE PROPERTY, THEN THERE IS A PRESUMPTION THAT THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL OF, TRANSPORTATION OR PRESENCE OF ANY OF SAID HAZARDOUS MATERIALS IN, ON, UNDER, ABOUT, OR MIGRATING FROM, THE PROPERTY OCCURRED DURING Borrower’S OWNERSHIP, OCCUPANCY, USE OR OPERATION OF THE PROPERTY, AND Borrower SHALL CONTINUE TO BE OBLIGATED TO INDEMNIFY HEREUNDER UNLESS Borrower OVERCOMES SAID PRESUMPTION WITH THE BURDEN OF PROOF.

ARTICLE 8. RESERVED

ARTICLE 9. COVENANTS OF BORROWER

9.1    EXPENSES. Borrower shall promptly pay (X) Administrative Agent with respect to the following subclauses (a), (b) and/or (c) and (Y) Lenders with respect to the following subclause (c), upon demand all reasonable costs and expenses incurred by Administrative Agent and/or Lenders, as applicable, in connection with the following: (a) the preparation of this Agreement, all other Loan Documents and Other Related Documents contemplated hereby; (b) the administration of this Agreement, the other Loan Documents and Other Related Documents for the term of the Loan (provided such costs and expenses shall not include any master servicing fees, special servicing fees or the like); and (c) the enforcement or satisfaction by Administrative Agent or Lenders of any of Borrower’s obligations under this Agreement, the other Loan Documents or the Other Related Documents, subject to Section 13.10; provided, however, prior to a Default, Administrative Agent’s internal costs and expenses (without in any way limiting Borrower’s obligation to pay Administrative Agent’s out of pocket, third party costs and expenses) shall be limited to (1) appraisal report review, (2) environmental report review, (3) inspection report review, (4) engineering report review, and (5) subject to Borrower’s reasonable consent, Administrative Agent’s internal legal fees. For all purposes of this Agreement, Administrative Agent’s and Lenders’ costs and expenses shall include, without limitation, all reasonable appraisal fees, cost engineering and inspection fees, legal fees and expenses, accounting fees, environmental consultant fees, insurance consultant fees, auditor fees, recording and filing fees, UCC filing fees and/or UCC vendor fees, flood certification vendor fees, tax service vendor fees, electronic distribution charges, and the cost to Administrative Agent and Lenders of any title insurance premiums, title surveys, documentary stamp taxes, intangibles taxes, release and notary fees. Borrower recognizes and agrees that formal written Appraisals of the Property by a licensed independent appraiser may be required by Administrative Agent’s or any Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Administrative Agent or Lenders may, at their option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist and/or Independent Inspecting Architect, at Borrower’s sole cost and expense: (i) prior to each advance; (ii) at least once each month during the course of construction (including, without limitation, construction of tenant improvements) even though no disbursement is to be made for that month; (iii) upon Completion of the Improvements; and (iv) not more than annually thereafter unless a Default exists or such inspection relates to construction of any tenant improvements. If any of the services described above are provided by an employee of Administrative Agent,

Administrative Agent’s costs and expenses for such services shall be calculated in accordance with Administrative Agent’s standard charge for such services.

9.2    EXISTENCE AND ORGANIZATIONAL DOCUMENTS. Borrower shall preserve and maintain its existence and all of its rights, privileges and franchises necessary to conduct its business. Borrower shall enforce, in a timely manner, performance by all members of their obligations under Borrower’s organizational documents. Without the prior written consent of Requisite Lenders, Borrower shall not amend or change any of its formation and organizational documents if such amendment or change would materially and adversely affect Borrower’s ability to own and operate the Property or perform its obligations under the Loan Documents. Borrower shall promptly provide Administrative Agent with copies of any amendments or modifications of the formation or organizational documents.

9.3    TAXES AND OTHER LIABILITIES. Borrower shall pay and discharge before delinquency any and all indebtedness, obligations, assessments and taxes, both real and personal, owed by or relating to Borrower and Borrower’s properties (including federal and state income taxes), except such as Borrower may in good faith contest or as to which a bona fide dispute may arise, provided, if such indebtedness, obligations, assessments and taxes exceed $250,000 in amount, Borrower establishes a reserve or other provision is made to the reasonable satisfaction of Administrative Agent for eventual payment thereof in the event that it is found that the same is an obligation of Borrower.

9.4    REQUIREMENTS OF LAW. Borrower shall comply and cause the Property to comply in all material respects with all Requirements of Law applicable to it and to the Property and shall use commercially reasonable and good faith efforts to cause other persons or entities to comply with same in a timely manner.

9.5    LEASING. Subject to Borrower’s reasonable judgment, Borrower shall use its commercially reasonable efforts to maintain all leasable space in the Property leased at no less than fair market rental rates and shall observe and perform all of the obligations imposed upon it, as landlord, under all Leases with respect to the Property and not do or permit to be done anything to impair the security thereof. Borrower agrees to timely enforce all material obligations of the tenants under the Leases. Borrower covenants and agrees that all Leases with respect to the Property shall comply with the Property Documents.

9.6    APPROVAL OF LEASES. Subject to the following sentence, all leases (and lease terminations, renewals, material modifications or amendments) of any part of the Property hereafter executed (each, a “Lease” and, collectively, “Leases”) shall, prior to Borrower’s execution of any such Lease, be subject to approval by Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, any Lease that meets the following criteria shall not be subject to Administrative Agent’s consent and shall be deemed an Approved Lease: (a) is on Borrower’s standard lease form previously approved by Administrative Agent with no material deviations therefrom, including the estoppel, subordination, attornment and mortgagee protection provisions therein (unless a national or other credit tenant requires that its lease form be used), (b) if the lease is for 10,000 square feet or more, such Lease has an initial term of not less than five (5) years, (c) is with a tenant not affiliated with Borrower or Guarantor, and (d) does not contain a non-mutual termination right in favor of the tenant. Any material change to Borrower’s standard form of lease (which has been provided by Borrower and approved by Administrative Agent prior to the date hereof) shall be approved by Administrative Agent prior to execution of any lease using such form, such approval not to be unreasonably withheld, conditioned or delayed. The foregoing deemed consent provisions do not apply to a request for Administrative Agent’s consent to modify, terminate or agree to the termination of the Ground Lease or the Anchor Lease. Upon Administrative Agent’s written request, Borrower will promptly provide to Administrative Agent a copy of each Lease executed by Borrower regardless of whether such Lease was subject to Administrative Agent’s consent.

With respect to any action that requires Administrative Agent’s consent under this Section 9.6, Borrower shall send Administrative Agent a written request for approval with respect to such Lease (the “Initial Notice”), which Initial Notice shall have been accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such action (the “Approval Information”). Provided no Default exists, any action with respect to any proposed Lease requiring Administrative Agent’s consent shall be deemed approved by Administrative Agent if Administrative Agent does not approve or disapprove any requested action within ten (10) Business Days after receipt by Administrative Agent of a second written notice from Borrower requesting Administrative Agent’s approval under this Section 9.6, which notice shall include in large, bold text: “THIS IS A REQUEST FOR LEASE APPROVAL. IF YOU DO NOT RESPOND WITHIN 10 BUSINESS DAYS, YOU SHALL BE DEEMED TO HAVE APPROVED THIS REQUEST,” so long as such second written notice was not sent to Administrative earlier than ten (10) Business Days after Administrative Agent’s receipt of the Initial Notice and the Approval Information.

In addition to the parties to whom such Initial Notice shall be delivered pursuant to Section 13.4, the second notice shall also be sent to the following parties:

Blake Schmitt
PNC Capital Markets LLC
225 Fifth Avenue - 5th Floor
Mailstop: P3-P3PP-05-2
Pittsburgh, PA 15222

And
Jeffrey A. Maynard
PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

9.7    DELIVERY OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENTS AND ESTOPPEL CERTIFICATES.

(a)Borrower shall use its commercially reasonable efforts to promptly provide to Administrative Agent, for the benefit of Lenders, an estoppel certificate and a Subordination Agreement, Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreement, in form and substance reasonably satisfactory to Administrative Agent, from each tenant (other than Anchor) entering into an Approved Lease (i) in excess of 10,000 square feet of gross leasable area, or (ii) that has been or will be recorded and that does not contain automatic subordination and attornment language in form and substance reasonably acceptable to Administrative Agent; provided, however, the failure to obtain any such Subordination Agreement; Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreement or estoppel certificates shall not constitute a default hereunder so long as Borrower uses its commercially reasonable efforts to obtain same. If Borrower fails to deliver any Subordination Agreement; Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreement or estoppel certificates, such failure shall not diminish Borrower’s continuing obligation under this Section 9.7. Upon Borrower’s request, Administrative Agent shall promptly provide a form of Subordination Agreement; Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreement for tenants under Approved Leases where Borrower is required to use commercially reasonable efforts to deliver same to Administrative Agent.

(b)Upon Administrative Agent’s request, Borrower shall periodically update Administrative Agent on the status of the Subordination Agreement; Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreements and estoppel certificates and discussions with tenants regarding same.

(c)Administrative Agent agrees to reasonably cooperate with Borrower to provide Subordination Agreement; Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreements to tenants requiring same (i) on Administrative Agent’s then current form with modifications thereto as reasonably accepted by Administrative Agent, or (ii) on such tenant’s standard form or on the form attached to such tenant’s Lease if either such form, with modifications thereto, is reasonably acceptable to Administrative Agent.

9.8    MANAGEMENT OF PROPERTY. Borrower and the Property shall at all times be managed by an entity controlled by Taubman or any of its majority owned Affiliates. Without in any way limiting the foregoing, at all times following earlier to occur of: (i) Substantial Completion of the Improvements and (ii) the Project Opening, the Property shall be managed by Manager or an Affiliate thereof approved by Administrative Agent pursuant to the terms of the Management Agreement. Without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed, Borrower shall not terminate or materially amend the Management Agreement (except that Borrower shall be permitted to enter into an agreement with the Manager whereby the Manager waives or reduces any fee payable by Borrower thereunder from time to time). Except for the Management Agreement, Borrower shall not enter into, materially amend or terminate any agreement providing for the management and leasing of the Property without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. Upon entering into the Management Agreement, Borrower shall deliver to Administrative Agent an Assignment and Subordination of Property Management and Leasing Agreement in the form attached hereto as Exhibit P executed by Borrower and Manager.

9.9    FACILITIES. Borrower shall keep the Property in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that the Property shall be fully and efficiently preserved and maintained. Borrower shall at all times own or have rights to parking sufficient to comply with all of the Leases and Applicable Law. Borrower shall not initiate or acquiesce to a material zoning change of the Property without prior notice to, and prior written consent from, Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. Furthermore, Borrower shall not allow changes in the stated use of the Property from that disclosed to Administrative Agent at the time of execution hereof without prior notice to, and prior written consent from, Administrative Agent.

9.10    AMERICANS WITH DISABILITIES ACT COMPLIANCE. The Property shall be hereafter maintained, in strict accordance and full compliance with all of the requirements of the ADA (to the extent that the ADA requirements are applicable to the Property pursuant to Applicable Law). Borrower shall be responsible for all ADA compliance costs. At Administrative Agent’s written request from time to time, if a reasonable basis therefor or a Default exists, but not more frequently than once per year, Borrower shall provide Administrative Agent with written evidence of such compliance reasonably satisfactory to Administrative Agent. Borrower shall be solely responsible for all such ADA costs of compliance and reporting.

9.11    SUBDIVISION MAPS. Prior to recording any final map, plat, parcel map, lot line adjustment or other subdivision map of any kind covering any portion of the Property (collectively, “Subdivision Map”), Borrower shall submit such Subdivision Map to Administrative Agent for Administrative Agent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Within five (5) Business Days after Administrative Agent’s request, Borrower shall execute, acknowledge and deliver to Administrative Agent such amendments to the Loan Documents as Administrative Agent may reasonably require to reflect the change in the legal description of the Property resulting from the recordation of any Subdivision Map. In connection with and promptly after the recordation of any amendment or other modification to the Mortgage recorded in connection with such amendments, Borrower shall deliver to Administrative Agent, for the benefit of Lenders, at Borrower’s sole expense, a title endorsement to the Title Policy in form and substance reasonably satisfactory to Administrative Agent insuring the continued first priority lien of the Mortgage. Subject to the execution and delivery by Borrower of any documents required under this Section, Administrative Agent, on behalf of Lenders, shall, if required by Applicable Law, sign any Subdivision Map approved by Administrative Agent pursuant to this Section.

9.12    ERISA COMPLIANCE. Borrower shall at all times comply with the provisions of ERISA with respect to any retirement or other employee benefit plan to which it is a party as employer, and as soon as possible after Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such plan of Borrower has occurred, it shall furnish to Administrative Agent a written statement setting forth details as to such Reportable Event and the action, if any, which Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the Pension Benefit Guaranty Corporation.

9.13    RESERVED.

9.14    SPECIAL COVENANTS; SINGLE PURPOSE ENTITY. Borrower hereby represents, warrants and covenants with regard to Borrower, as follows:

(a)Limited Purpose. The sole purpose to be conducted or promoted by Borrower since its organization is to engage in the following activities: (i) to acquire, own, hold, lease, operate, manage, maintain, develop and improve the Property and construct the Improvements; (ii) to enter into and perform its obligations under the Loan Documents; (iii) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property to the extent permitted under the Loan Documents; and (iv) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(b)Separateness Covenants. In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate , Borrower represents and warrants that in the conduct of its operations since its organization it has and will continue to observe the following covenants (collectively, the “Separateness Provisions”): (i) maintain books and records and bank accounts separate from those of any other person or entity; (ii) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets; (iii) comply with all organizational formalities necessary to maintain its separate existence; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity; (v) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and, except as required or permitted under GAAP, not have its assets listed on any financial statement of any other person or entity; (vi) prepare and file its own tax returns separate from those of any person or entity to the extent required by Applicable Law, and pay any taxes required to be paid by Applicable Law; (vii) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates; (viii) not enter into any transaction with any Affiliate, except on commercially reasonable terms, and pursuant to written, enforceable agreements; (ix) conduct business in its own name, and use separate stationery, invoices and checks bearing its own name; (x) not commingle its assets or funds with those of any other person or entity; (xi) not assume, guarantee or pay the debts or obligations of any other person or entity; (xii) correct any known misunderstanding as to its separate identity; (xiii) not permit any Affiliate to guarantee or pay its obligations (other than limited guarantees and indemnities pursuant to the Loan Documents, Taubman’s guaranty of Borrower’s obligations under the Ground Lease and the Anchor Lease, and Taubman’s guaranty of Borrower’s obligations in connection with the development of the Project); (xiv) not make loans or advances to any other person or entity (other than loans or advances to tenants in an amount not to exceed $250,000 in the aggregate); (xv) pay its liabilities and expenses out of and to the extent of its own funds; (xvi) maintain a sufficient number of employees in light of its contemplated business purpose or engage a property manager and pay the salaries of its own employees, if any, only from and to the extent of its own funds; provided, however, that this provision shall not be deemed to require any direct or indirect equity owner of Borrower to make any loans or capital contributions; (xvii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities to the extent of its own funds; provided, however, that the foregoing shall not require any equity owner to make any loans or additional capital contributions to Borrower; (xviii) comply at all times with Section 9.15 hereof.

Failure of Borrower to comply with any of the covenants contained in this Section 9.14 or any other covenants contained in this Agreement shall not affect the status of Borrower as a separate legal entity.

9.15    LIMITATIONS ON DEBT, ACTIONS. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Borrower, Borrower shall not (i) guarantee any obligation of any person or entity, including any Affiliate, or become obligated for the debts of any other person or entity or hold out its credit as being available to pay the obligations of any other person or entity; (ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section; (iii) incur any additional indebtedness, other than (a) ordinary course obligations (including trade payables or accruals, tenant allowances, leasing commissions and payments due contractors, but excluding any additional borrowed money) incurred in connection with Borrower’s permitted scope of business as referred to above, (b) indebtedness related to third party financing of furniture, fixtures and equipment in an aggregate not to exceed $5,000,000, (c) liabilities associated with Swap Agreements, and (d) liabilities under letters of credit required in connection with the development of the Project; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any person or entity, except that Borrower may invest in those investments permitted under the Loan Documents; (v) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Borrower’s business except as expressly permitted herein or in the other Loan Documents; (vi) buy or hold evidence of indebtedness issued by any other person or entity (other than cash or investment-grade securities); (vii) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity except in accordance with Section 9.22(c); (viii) own any asset or property other than the Property and incidental personal property necessary for the ownership or operation of the Property; or (ix) take any of the following actions without the unanimous written approval of all members of Borrower: the filing by the Borrower of a petition or answer seeking reorganization or arrangement with creditors or an answer, admitting the material allegations of a petition filed against it in bankruptcy, reorganization or insolvency proceedings, or approving a petition seeking reorganization of the Borrower or appointing a receiver, trustee, or liquidator of all or substantial portion of the assets of Borrower, or the dissolution of Borrower. No debt other than the Loan may be secured by the Property or any direct or indirect interest in Borrower owned by Taubman, whether senior, subordinate or pari passu.

9.16    SWAP AGREEMENTS. If at any time Borrower enters into an Swap Agreement in connection with the Loan, then Borrower shall assign its rights to payment under such Swap Agreement to Administrative Agent, for the benefit of the Lenders, as additional security for the Loan pursuant to a collateral assignment of interest rate protection agreement in form and content reasonably acceptable to Administrative Agent.

9.17    PROPERTY DOCUMENTS. Borrower may not terminate the Property Documents without Administrative Agent’s prior written consent and Borrower may not materially modify or amend the Property Documents without Administrative Agent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Administrative Agent shall endeavor to respond to requests for its consent pursuant to this Section 9.17 within ten (10) Business Days of receipt of Borrower’s written request. Borrower agrees to fully and timely perform all obligations imposed on it under the Property Documents and, in a commercially reasonable manner, and to timely enforce all material obligations of the other parties under the Property Documents. Administrative Agent shall not unreasonably withhold its consent to any easement, right of way or similar Lien which Borrower is obligated to deliver pursuant to the terms of any Property Document, and, to the extent required by the express terms of any Property Document, Administrative Agent shall subordinate the lien of the Mortgage to any such easement, right of way or similar lien; provided, however, that Administrative Agent’s consent shall not be required with respect to Borrower’s granting of Permitted Liens but in no event shall Administrative Agent be obligated to subordinate the lien of the Mortgage to any easement, right of way or similar Lien that is not reasonably acceptable to Administrative Agent. Borrower shall provide to Administrative Agent, within (i) two (2) Business Days of receipt of all notices received under the Property Documents in connection with a default, casualty or condemnation related to any of the Property Documents, and (ii) all material notices given to, or received from, an Anchor in accordance with the notice requirements set forth in the Property Documents, including, without limitation, copies of all building and construction schedules.

9.18    APPROVAL OF MAJOR CONTRACTS. Borrower shall be required to obtain Administrative Agent’s prior written approval to enter into any Major Contracts affecting the Property, which approval shall not be unreasonably withheld, conditioned or delayed. Borrower may not terminate the Major Contracts without Administrative Agent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed and Borrower may not materially modify or amend the Major Contracts without Administrative Agent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Administrative Agent shall endeavor to respond to requests for its consent pursuant to this Section 9.18 within ten (10) Business Days of receipt of Borrower’s written request. Borrower agrees to perform all material obligations imposed on it under the Major Contracts and, in a commercially reasonable manner, to timely enforce all material obligations of the other parties under the Major Contracts. Borrower shall provide to Administrative Agent, within two (2) Business Days of receipt of all notices of default received under the Major Contracts and all notices thereafter received and in any way related thereto.

9.19    ASSIGNMENT. Without the prior written consent of the Requisite Lenders, Borrower shall not assign Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without such consent shall be void. In this regard, Borrower acknowledges that Lenders would not make this Loan except in reliance on Borrower’s expertise, reputation, prior experience in developing, constructing, leasing, and operating commercial real property, Lenders’ knowledge of Borrower, and Lenders’ understanding that this Agreement is more in the nature of an agreement involving personal services than a standard loan where Lenders would rely on security which already exists.

9.20    LIMITATIONS ON DISTRIBUTIONS, ETC. For so long as a Potential Default or Default exists and unless the Debt Service Coverage Ratio, measured as of the last day of the calendar quarter most recently ended, is at least 1.10 to 1.00, Borrower shall not distribute any money or other property to any member of Borrower or any other Person, whether in the form of earnings, income or other proceeds from the Property, except such distributions as may be required under Applicable Law to maintain Taubman Centers, Inc.’s REIT status, nor shall Borrower repay any principal or interest on any loan or other advance made to Borrower by any member, nor shall Borrower loan or advance any funds to any such member.

9.21    MERGER, CONSOLIDATION AND TRANSFER OF ASSETS. Borrower shall not: (a) merge or consolidate with any other entity; (b) make any substantial change in the nature of Borrower’s business or structure; (c) acquire all or substantially all of the assets of any other entity; or (d) sell, lease, assign, encumber, pledge, hypothecate, mortgage or transfer or otherwise dispose of any of Borrower’s assets, except with the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed, or as otherwise expressly permitted under Section 9.22 below, or elsewhere in this Agreement.

9.22    PROHIBITED TRANSFERS.

(a)Prohibited Property Transfers. Except as otherwise expressly permitted herein, Borrower shall not cause or permit any Transfer of all or any part of or any direct or indirect legal or beneficial interest in the Property, the Ground Lease or the Collateral (collectively, a “Prohibited Property Transfer”), including, without limitation, the Transfer of all or any part of Borrower’s right, title and interest in and to the Ground Lease, any Lease or lease payments.

(b)Prohibited Equity Transfers. Subject to any applicable notice and cure rights set forth in Section 11.1(q), without the prior written approval of Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, Borrower shall not cause or permit any Transfer of any direct or indirect legal or beneficial interest in a Restricted Party (collectively, a “Prohibited Equity Transfer”), including without limitation, (A) if a Restricted Party is a corporation, any merger, consolidation or other Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (B) if a Restricted Party is a limited partnership, limited liability partnership, general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or the creation or issuance of new limited partnership interests; (C) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member), or the Transfer of a non-managing membership interest or the creation or issuance of new non-managing membership interests; or (D) if a Restricted Party is a trust, any merger, consolidation or other Transfer of any legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests. Notwithstanding the foregoing, but subject to (1) Lenders having received not less than thirty (30) days prior written notice of any Transfer (other than transfers pursuant to clauses (x), (ii) or (iii) below so long as such transferee holds less than twenty-five percent (25%) percent, directly or indirectly, in Borrower or Guarantor, as such percentage may be adjusted from time to time by notice to Borrower, and such transfer does not constitute a transfer of a controlling interest in Borrower or Guarantor), (2) satisfaction of all applicable regulatory requirements of Lenders (including, without limitation, each Lender’s “Know Your Customer” requirements provided by Administrative Agent and the requirements of the USA Patriot Act of 2001 (other than transfers pursuant to clauses (x), (ii) or (iii) below so long as such transferee holds less than twenty-five percent (25%) percent, directly or indirectly, in Borrower or Guarantor, as such percentage may be adjusted from time to time by notice to Borrower, and such transfer does not constitute a transfer of a controlling interest in Borrower or Guarantor), and (3) confirmation that a transferee is not an Embargoed Person with respect to any transferee holding a twenty-five percent (25%) or greater percentage, directly or indirectly, in Borrower or Guarantor, as such percentage may be adjusted from time to time by notice to Borrower), none of the following Transfers shall be deemed a Prohibited Equity Transfer:

(x) a Transfer of direct or indirect legal or beneficial interests in Taubman;
Additionally, so long as no Default has occurred and is continuing, none of the following Transfers shall be deemed a Prohibited Equity Transfer:

(i)
a transfer of Taubman’s direct or indirect legal or beneficial interests in Borrower in connection with the admission into Borrower (whether by a direct membership interest or through a constituent entity) of an investor or a joint venture partner;

(ii)	a Transfer of direct or indirect legal or beneficial interests in CoastWood IMP, LLC; and

(iii)	a Transfer of CoastWood IMP, LLC’s legal or beneficial interests in Borrower,

so long as in each such case the following conditions are satisfied:

(A)
Guarantor will continue to wholly own, directly or indirectly, and Control the sole managing member of Borrower with the right to make management decisions of Borrower (other than certain major decisions which the joint venture party is given the right to approve),

(B)	Guarantor retains (through one or more entities) at least a fifty and one-tenth percent (50.1%) economic ownership interest in Borrower,

(C)	Guarantor and/or its Affiliates shall remain the developer and property manager of the Project, and

(D)
with respect to a Transfer pursuant to subclause (i) above, Guarantor shall reaffirm that its liability under the Guaranty and any other Loan Document or Other Related Document to which Guarantor is a party shall not be affected by such Transfer.

(c)REIT Subsidiary. Following a request by Borrower in writing, Requisite Lenders agree to consider, in Requisite Lenders’ sole discretion, allowing Borrower to form a wholly owned taxable real estate investment trust subsidiary; provided, however, any such request shall be subject to additional legal diligence and the formation of any such subsidiary shall be subject to additional conditions, as determined by Requisite Lenders in their sole discretion.

9.23    MINIMUM DEBT SERVICE COVERAGE.

(a)From and after the termination of the Repayment Guaranty (as defined in the Partial Repayment and Limited Guaranty) in accordance with the terms of the Partial Repayment and Limited Guaranty, as of each Test Period thereafter, the Property shall have had a Debt Service Coverage Ratio of no less than 1.30 to 1.00 (the “Minimum Debt Service Coverage”), which shall be evidenced by a Borrower Compliance Certificate to be delivered to Administrative Agent in accordance with Section 10.4.

(b)If the Property fails to generate the Minimum Debt Service Coverage required pursuant to subsection (a) above (a “Trigger Event”), it shall not constitute a Default, but until such time as the Property generates the required Minimum Debt Service Coverage as of the end of two (2) consecutive calendar quarters (or the Trigger Event is cured in the manner set forth below), then one hundred percent (100%) of excess cash flow (after payment of operating expenses, usual and customary capital expenditures or other expenditures approved by Administrative Agent in its reasonable discretion, and debt service) shall be remitted to Administrative Agent, for the benefit of the Lenders, within thirty (30) days of each quarter end and held as cash collateral in a blocked and pledged account to be opened by Borrower at such time. Administrative Agent shall have the right to apply such cash collateral (after setting aside appropriate reserves for taxes, insurance and other accrual based expenses) to the outstanding principal balance of the Loan upon the failure of the Property to generate the required Minimum Debt Service Coverage as of the end of two (2) consecutive calendar quarters. So long as no Default exists, any cash collateral not otherwise applied to the outstanding principal balance of the Loan shall be remitted to Borrower upon the Property generating the required Minimum Debt Service Coverage as of the end of two (2) consecutive calendar quarters. From time to time upon Borrower’s written request, Administrative Agent shall release to Borrower funds held as cash collateral pursuant to this Section 9.23(b) to allow Borrower to pay real estate taxes, insurance and other accrual based expenses of the Property or other expenditures of the Property approved by Administrative Agent in its reasonable discretion. Borrower may cure a Trigger Event by: (i) paying down principal outstanding under the Loan in an amount sufficient to meet the required Minimum Debt Service Coverage, and/or (ii) delivering to Administrative Agent an unconditional letter of credit, in satisfactory form and issued by a bank acceptable to Administrative Agent in its reasonable discretion, in an amount equivalent to the principal payment amount necessary to meet such required Minimum Debt Service Coverage. So long as no Default exists, any such letter of credit shall be returned to Borrower upon the Property generating the required Minimum Debt Service Coverage as of the end of two (2) consecutive quarters.

(c)Notwithstanding the foregoing, if after the termination of the Repayment Guaranty in accordance with the terms of the Partial Repayment and Limited Guaranty, the Property generates a Debt Service Coverage Ratio of less than 1.15 to 1.00 during a Test Period, such occurrence shall constitute a Default unless Borrower shall, within five (5) Business Days, (i) pay down the principal outstanding under the Loan in an amount sufficient to meet the required Minimum Debt Service Coverage, and/or (ii) deliver to Administrative Agent an unconditional letter of credit, in satisfactory form and issued by a bank acceptable to Administrative Agent in its reasonable discretion, in an amount equivalent to the principal payment amount necessary to meet the required Minimum Debt Service Coverage. So long as no Default exists, any such letter of credit shall be returned to Borrower upon the Property generating the required Minimum Debt Service Coverage for two (2) consecutive quarters.

(d)Notwithstanding anything to the contrary contained in this Agreement, any principal payments made pursuant to this Section 9.23 may not be reborrowed.

9.24    FURTHER ASSURANCES. Upon Administrative Agent’s request and at Borrower’s sole cost and expense, Borrower shall, and shall cause any person or entity affiliated with Borrower to, execute, acknowledge and deliver any other instruments, including replacement promissory notes, guaranties or other loan documents, and perform any other acts necessary, desirable or proper, as reasonably determined by Administrative Agent, to correct clerical errors or omissions in any loan closing documentation, to replace any lost or destroyed loan closing documentation, or to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any Liens created by the Loan Documents; provided, however, none of the foregoing shall increase any obligations or liabilities, or decrease any rights, of Borrower.

9.25    ANCHOR LEASE. Borrower shall give prompt notice to Administrative Agent of any written notice of default or of the exercise of any remedies relating to defaults or breach of the Anchor Lease, and shall deliver copies of any and all such notices to Administrative Agent within five (5) days after the receipt thereof. Administrative Agent shall have the right, but not the obligation, to take any actions reasonably necessary to cure any default by Borrower under the Anchor Lease within the time provided by the terms of the Anchor Lease for such purpose. Upon receipt by Administrative Agent from Borrower or Anchor of any written notice of default by Borrower under the Anchor Lease, Administrative Agent may rely thereon and, whether or not such default constitutes a Default under the terms of this Agreement or the other Loan Documents or any Other Related Documents, take any action to cure such default even though the existence of such default or the nature thereof is questioned or denied by Borrower or by any other party; provided, however, that Administrative Agent agrees to refrain from curing any such default claimed by Anchor which Borrower notifies Administrative Agent in writing is the subject of a bona fide dispute or is being contested in good faith by Borrower and with respect to which there is no significant risk that such default could result in the termination of the Anchor Lease. Borrower hereby expressly grants to Administrative Agent, and agrees that Administrative Agent will have, subject to the rights of any tenants and occupants of the Property, the absolute and immediate right to enter in and upon the Property or any part thereof to such extent and as often as Administrative Agent, in its reasonable discretion, deems necessary or desirable in order to cure any such default with respect to the Anchor Lease and without becoming a mortgagee in possession, and Administrative Agent may pay and expend such sums of money as Administrative Agent in its reasonable discretion deems necessary for any such purpose. Effective upon the occurrence and during the continuance of a default or breach of the Anchor Lease by Borrower, Borrower hereby constitutes and appoints Administrative Agent the true and lawful attorney-in-fact, coupled with an interest, of Borrower, empowered and authorized in the name, place and stead of Borrower to exercise all rights of Borrower reasonably necessary to effect a cure under the Anchor Lease. The foregoing appointment is irrevocable and continuing and such rights, powers and privileges shall be exclusive in Administrative Agent, its successors and assigns, so long as such default or breach remains not cured by Borrower.

9.26    PATRIOT ACT. Borrower shall comply, with the USA Patriot Act of 2001 and all applicable requirements of governmental authorities having jurisdiction over Borrower, Guarantor and the Property, relating to money laundering and terrorism.

9.27    GROUND LEASE. Administrative Agent shall have the right, but not the obligation, to take any actions reasonably necessary to cure any default by Borrower under the Ground Lease within the time provided by the terms of the Ground Lease for such purpose. Upon receipt by Administrative Agent from Ground Lessor of any written notice of default by Borrower under the Ground Lease, Administrative Agent may rely thereon and, whether or not such default constitutes a Default under the terms of this Agreement or the other Loan Documents or any Other Related Documents, take any action to cure such default even though the existence of such default or the nature thereof is questioned or denied by Borrower or by any other party; provided, however, that Administrative Agent agrees to refrain from curing any such default claimed by Ground Lessor which Borrower notifies Administrative Agent in writing is the subject of a bona fide dispute or is being contested in good faith by Borrower and with respect to which there is no risk that such default could result in the termination of the Ground Lease. Borrower hereby expressly grants to Administrative Agent, and agrees that Administrative Agent will have, subject to the rights of any tenants and occupants of the Property, the absolute and immediate right to enter in and upon the Property or any part thereof to such extent and as often as Administrative Agent, in its reasonable discretion, deems necessary or desirable in order to cure any such default with respect to the Ground Lease and without becoming a mortgagee in possession, and Administrative Agent may pay and expend such sums of money as Administrative Agent in its reasonable discretion deems necessary for any such purpose.

9.28    ANTI-MONEY LAUNDERING/INTERNATIONAL TRADE LAW COMPLIANCE. Each Covered Entity must comply with all Anti-Terrorism Laws. Borrower shall promptly notify Administrative Agent in writing upon the occurrence of a Reportable Compliance Event. No Covered Entity will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use Loan proceeds to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay the obligations of the Loan Parties under the Loan Documents and the Other Related Documents will not be derived from any unlawful activity.

9.29    DEVELOPMENT AND CONSTRUCTION MANAGEMENT AGREEMENT. Without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed, Borrower shall not terminate or materially amend the Development and Construction Management Agreement (except that Borrower shall be permitted to enter into an agreement with The Taubman Company LLC whereby The Taubman Company LLC waives or reduces any fee payable by Borrower thereunder from time to time). Borrower shall not enter into, materially amend or terminate any material agreement providing for development and construction management services with respect to the Property without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. Administrative Agent hereby consents to the Development and Construction Management Agreement.

9.30    SUBORDINATION OF GROUND LEASE. Borrower shall not subordinate the Ground Lease or any interest thereunder to the lien of any mortgage, deed to secure debt or other security agreement encumbering Ground Lessor’s interest in the Property or any portion thereof (each, a “Fee Mortgage”) without the prior written consent of Administrative Agent. Administrative Agent will consider, in good faith, any request by Borrower to subordinate the Ground Lease or any interest thereunder to a Fee Mortgage pursuant to a subordination and non-disturbance agreement in form and substance satisfactory to Administrative Agent provided Administrative Agent shall conclude, in its reasonable discretion, that the same shall not adversely prejudice Borrower’s rights under the Ground Lease or Administrative Agent’s rights under the Mortgage or the lien thereof. Nothing contained in this Section 9.30 shall prohibit Borrower from agreeing to attorn to the holder of any Fee Mortgage in accordance with the terms of the Ground Lease.

ARTICLE 10. REPORTING COVENANTS

10.1    FINANCIAL INFORMATION.

(a)Borrower.

(i)
Commencing upon the Project Opening, Borrower shall deliver to Administrative Agent, as soon as available, but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of Borrower and within ninety (90) days after Borrower’s fiscal year end and certified as required by Section 10.8 below, (i) a current financial statement, including, without limitation, an income and expense statement, balance sheet and statement of cash flow (in form as currently delivered by Taubman under the Taubman Credit Facility).

(ii)
Commencing upon the Project Opening, Borrower shall deliver to Administrative Agent, as soon as available, but in no event later than thirty (30) after Borrower’s fiscal year end an annual operating budget, capital budget and income forecast for the Property for the subject year, together with such back up information regarding the Property as Administrative Agent may reasonably request.

(b)Guarantor.

(i)	Reserved.

(ii)
Until the Repayment Guaranty (as defined in the Partial Repayment and Limited Guaranty) has terminated in accordance with the terms of the Partial Repayment and Limited Guaranty, within forty-five (45) days after the end of each of the first, second and third fiscal quarters of Taubman, Borrower shall cause Taubman to deliver to Administrative Agent a current certified financial statement, including, without limitation, an income and expense statement, balance sheet and statement of cash flow (in form as currently delivered by Taubman under the Taubman Credit Facility).

(iii)
Until the Repayment Guaranty (as defined in the Partial Repayment and Limited Guaranty) has terminated in accordance with the terms of the Partial Repayment and Limited Guaranty, within ninety (90) days after Taubman’s fiscal year end, Borrower shall cause Taubman to deliver to Administrative Agent a financial statement audited by KPMG or other independent accounting firm reasonably satisfactory to Administrative Agent and signed and certified to be true, complete and correct in all material respects by an authorized signatory of Taubman, including, without limitation, an income and expense statement, balance sheet and statement of cash flow (in form as currently delivered by Taubman under the Taubman Credit Facility).

(iv)
Until the Repayment Guaranty (as defined in the Partial Repayment and Limited Guaranty) has terminated in accordance with the terms of the Partial Repayment and Limited Guaranty, within forty-five (45) days after the end of each of the first, second and third fiscal quarters of Taubman and within ninety (90) days after Taubman’s fiscal year end, Borrower shall cause Taubman to deliver to Administrative Agent a compliance certificate in the form attached to, and in accordance with, the Partial Repayment and Limited Guaranty, confirming Taubman’s compliance with the financial covenants required to be maintained pursuant thereto.

(c)Except as otherwise agreed to by Lenders or required under a Guaranty, all such financial information shall be prepared in accordance with generally accepted accounting principles consistently applied.

10.2    BOOKS AND RECORDS. Borrower shall maintain complete books of account and other records for the Property and for disbursement and use of the proceeds of the Loan, and the same shall be available for inspection and copying by Administrative Agent upon reasonable prior notice.

10.3    REPORTS. Within forty-five (45) days after the end of each fiscal quarter of Borrower (except with respect to (b) below, which shall be forty-five (45) days after the end of the first, second and third fiscal quarter and within ninety (90) days after Borrower’s fiscal year end), Borrower shall deliver to Administrative Agent, each of the following reports, all in the form previously provided to Administrative Agent:

(a)A leasing status report for the Property, which leasing status report shall include a list of (ii) any Leases for which a written notice of default has been made or received, whether the default be that of the lessee or the lessor and (ii) any bankruptcy proceedings with respect to a tenant;

(b)Commencing upon the Project Opening, an operating statement of Borrower with respect to the Property for the previous quarter;

(c)A rent roll, leasing schedule, and such other leasing information as Administrative Agent shall request with respect to the Property;

(d)Commencing upon the Project Opening, a tenant sales report for those tenants at the Property that are required to report under their Leases, indicating each tenant’s sales with respect to the Property; and

(e)Commencing upon the Project Opening, a co-tenancy report for the Project with respect to tenants occupying Shop Space.

10.4    DEBT SERVICE COVERAGE. Not later than forty-five (45) days after the end of each of the first, second and third calendar quarters of Borrower and within ninety (90) days after Borrower’s fiscal year end during the periods when Borrower is required to comply with Section 9.23 of this Agreement, and prior to any distribution made in compliance with Section 9.20, Borrower shall deliver a certificate, in the form attached hereto as Exhibit I, to Administrative Agent, which certificate shall contain all necessary information to confirm the Debt Service Coverage Ratio (the “Compliance Certificate”). Such certificate shall be executed by an authorized representative or officer of Borrower and include such supporting information as Administrative Agent may reasonably request.

10.5    KNOWLEDGE OF DEFAULT; ETC. Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent the occurrence of any Default or Potential Default.

10.6    LITIGATION, ARBITRATION OR GOVERNMENT INVESTIGATION. Borrower shall promptly, upon obtaining knowledge thereof, report in writing to Administrative Agent, (i) the institution of, or written threat of, any material proceeding against Borrower or the Property, including any eminent domain or other condemnation proceedings against the Property, or (ii) any material development in any proceeding already disclosed, which, in either case, has a material adverse effect on Borrower or the Property, which notice shall contain such information as may be reasonably available to Borrower to enable Administrative Agent and its counsel to evaluate such matters.

10.7    GROUND LEASE RENT CALCULATIONS. Upon Administrative Agent’s written request, Borrower shall provide to Administrative Agent the detailed calculation of annual ground rent determined in accordance with the terms of the Ground Lease.

10.8    CERTIFICATE OF BORROWER. Together with each delivery of any operating statement or financial statement pursuant to this Article 10, Borrower shall provide the certificate of its chief financial officer or other authorized signatory that such person has reviewed the terms of this Agreement and the other Loan Documents, and has made a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by such operating statements or financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that such person does not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto.

10.9    OTHER INFORMATION. Borrower shall provide to Administrative Agent such other information as Administrative Agent may reasonably require, including, in connection with Borrower, Guarantor and/or the Property (including, but not limited to, more frequent leasing status updates and tax and insurance bills).

10.10    FORM WARRANTY. Borrower agrees that all financial statements to be delivered to Administrative Agent pursuant to this Section shall: (a) be complete and correct in all material respects; (b) present fairly the financial condition of the party; (c) disclose all liabilities that are required to be reflected or reserved against; and (d) be prepared in accordance with generally accepted accounting principles, consistently applied. Notwithstanding the foregoing, the calculation of liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Borrower acknowledges and agrees that Administrative Agent may request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports. By Borrower’s execution of this Agreement, Borrower shall be deemed to warrant and represent that, as of the date of delivery of any such financial statement, there has been no change in financial condition which would have a material adverse change, nor have any assets or properties been sold, transferred, assigned, mortgaged, pledged or encumbered since the date of such financial statement, except as permitted herein or in any of the other Loan Documents. Borrower agrees that all rent rolls and other information to be delivered to Administrative Agent pursuant to this Article shall not contain any intentional misrepresentation or omission of a material fact.

ARTICLE 11. DEFAULTS AND REMEDIES

11.1    DEFAULT. The occurrence of any one or more of the following shall constitute an event of default (“Default”) under this Agreement and the other Loan Documents:

(a)Monetary. Borrower’s failure (i) to make regularly scheduled payments of principal or interest under the Note or any of the other Loan Documents when due, (ii) to deposit any Borrower’s Funds as and when required under this Agreement or (iii) to make any other payments required hereunder or under the Notes, the Fee Letter or any of the other Loan Documents; provided, however, with respect to clause (iii), Borrower shall be permitted a five (5) day cure period after written notice by Administrative Agent to Borrower requesting such payment up to two (2) times per any twelve (12) month period; or

(b)Performance of Obligations. Borrower’s failure to perform any other obligation, covenant or condition under this Agreement, the Note or any of the other Loan Documents, whether direct or indirect, absolute or contingent that is not otherwise addressed in this Section; provided, however, that (i) if a notice and cure period is provided for the remedy of such failure, Borrower’s failure to perform will not constitute a Default until such date as the specified cure period expires, (ii) if such failure relates to Borrower’s failure to deliver financial reports in the time periods set forth in Sections 10.1, 10.3 or 10.4, then Borrower shall have, up to two (2) times per any calendar year, (x) five (5) days after receipt of written notice of the unmatured Default from Administrative Agent to remedy such failure with respect to a failure relating to a Borrower financial statement and (y) thirty (30) days after receipt of written notice of the unmatured Default from Administrative Agent to remedy such failure with respect to a failure relating to a Guarantor financial statement, or (iii) if no notice and cure period is provided for the remedy of such failure and such obligation, covenant or condition is not required to be performed by a date certain, then Borrower shall have thirty (30)

days after receipt of written notice of the unmatured Default from Administrative Agent to remedy the failure to perform such obligation, covenant or condition; provided, however, that if any such unmatured Default cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such Potential Default and no Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Administrative Agent’s notice; or

(c)Construction; Use. (i) If there is any material deviation in the work of construction from the Plans and Specifications or governmental requirements or the appearance or use of defective workmanship or materials in constructing the Improvements, and Borrower fails to remedy the same to Administrative Agent’s reasonable satisfaction within ten (10) days of Administrative Agent’s written demand to do so, provided that if such defect is not reasonably susceptible of cure within ten (10) days, then such cure period shall be extended for up to sixty (60) additional days so long as Borrower commences such cure within said initial ten (10) day period and thereafter diligently and in good faith prosecute such cure to completion; or (ii) there is a cessation of construction of the Improvements prior to completion for a continuous period of more than fifteen (15) days (except as caused by an event of Force Majeure for which a longer delay may be permitted under Article 4); or (iii) the construction, sale or leasing of any of the Improvements in accordance with the Loan Documents is prohibited, enjoined or delayed for a continuous period of more than thirty (30) days; or (iv) utilities or other public services necessary for the full occupancy and utilization of the Property are curtailed for a continuous period of more than thirty (30) days; or

(d)Liens, Attachment; Condemnation. (i) The recording of any claim of Lien against the Property and the continuance of such claim of Lien for forty-five (45) days after such recording or service or thirty (30) calendar days after Borrower’s knowledge, whichever occurs first, without discharge, satisfaction or other provision being made by Borrower as required by Section 4.10; or (ii) the condemnation, seizure or appropriation of, or occurrence of an uninsured casualty with respect to any material portion of the Property or Improvements; or (iii) the sequestration or attachment of, or any levy or execution upon any material portion of the Property, any other material collateral provided by Borrower under any of the Loan Documents, any monies in the Account, or any substantial portion of the other assets of Borrower, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of thirty (30) days or the sale of the assets affected thereby; or

(e)Representations and Warranties.  The material breach of any representation or warranty of Borrower in any of the Loan Documents and, if such breach is susceptible to cure, the failure to cure such breach within thirty (30) days after written notice from Administrative Agent; provided however, that if any such breach is susceptible to cure and cannot reasonably be cured within said thirty (30) day period then Borrower shall have an additional sixty (60) day period to cure such breach and no Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Administrative Agent’s notice; or

(f)Voluntary Bankruptcy; Insolvency; Dissolution. (i) The filing of a petition by Borrower for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law; (ii) the filing of any pleading or an answer by Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the petition’s material allegations regarding Borrower’s insolvency; (iii) a general assignment by Borrower for the benefit of creditors; or (iv) Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower or any of its property; or

(g)Involuntary Bankruptcy. The failure of Borrower to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against Borrower or in any way restrains or limits Borrower, Administrative Agent or Lenders regarding the Loan or the Property, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or sixty (60) days after the date of filing of such involuntary petition; or

(h)Guarantor. The occurrence of any of the events specified in Section 11.1(f) or Section 11.1(g) as to Guarantor; or

(i)Change in Management or Control. The occurrence of any material management or organizational change in Borrower, including, without limitation, any partnership, joint venture or member dispute which Administrative Agent determines, in its reasonable discretion, shall have a material adverse effect on the Loan, on the Property, or on the ability of Borrower to perform its obligations under the Loan Documents; or

(j)Loss of Priority. The failure at any time of the Mortgage to be a valid first lien upon the Property or any portion thereof (subject to Permitted Liens), other than as a result of any release or reconveyance of the Mortgage with respect to all or any portion of the Property pursuant to the terms and conditions of this Agreement, and the continuance of such failure for thirty (30) days after written notice from Administrative Agent; provided, however, the notice and cure period set forth above shall not apply with respect to the failure at any time of the Mortgage to be a valid first lien upon the Property or any portion thereof arising from borrowed money by the Borrower other than the Loan; or

(k)Hazardous Materials. The discovery of any significant Hazardous Materials in, on or about the Property subsequent to the Effective Date in violation of any Hazardous Materials Laws and the failure to cure such violation within thirty (30) days after written notice from Administrative Agent. Any such Hazardous Materials shall be “significant” for this purpose if said Hazardous Materials, in Administrative Agent’s sole discretion, have a materially adverse impact on the value of the Property; or

(l)Default Under Leases. The surrender, abandonment, termination (excluding termination rights afforded to Borrower thereunder and the enforcement of Borrower’s other rights and remedies thereunder) or rescission of any Major Lease by reason of an act or omission of Borrower; or

(m)Default Under Indemnity. The occurrence of a default under the Indemnity executed by Guarantor, in favor of Lenders, and dated as of the date hereof, including without limitation, Guarantor’s failure to perform any covenant, condition, or obligation thereunder (subject to any applicable notice and cure rights); or

(n)Default Under Guaranty. The occurrence of a default under any guaranty by Guarantor now or hereafter executed in connection with the Loan, including without limitation, Guarantor’s failure to perform any covenant, condition, or obligation thereunder, including, without limitation, failure to satisfy the financial covenants set forth therein (subject to any applicable notice and cure rights); or

(o)Default Under Property Documents. The occurrence of a material default by Borrower under any Property Document, including without limitation, any Borrower’s failure to perform any covenant, condition, or obligation thereunder (subject to any applicable notice and cure rights); or

(p)Default Under Swap Agreement. A default in payment or performance of any covenants or obligations of Borrower under any Swap Agreement at any time entered into by Borrower in connection with the Loan (subject to any applicable notice and cure rights); or

(q)Prohibited Transfer. Any Transfer in violation of Section 9.22; provided, however, a Transfer that violates a Lender’s regulatory requirements (including, without limitation, Lender’s “Know Your Customer” requirements, the requirements of the USA Patriot Act of 2001 or is to an Embargoed Person) may be cured by removing the offending transferee from direct or indirect ownership in Borrower or Guarantor, as applicable, within sixty (60) days of Borrower or Guarantor’s actual knowledge of such violation; provided further, however, if such knowledge is obtained by notice from Administrative Agent, such notice shall be written; or

(r)Judgment. Borrower fails to pay, or discharge any final, non-appealable judgment which exceeds $250,000 against it within thirty (30) days after the entry of such judgment; or

(s)Cross Defaults. Until the Repayment Guaranty (as defined in the Partial Repayment and Limited Guaranty) has terminated in accordance with the terms of the Partial Repayment and Limited Guaranty, a material monetary default under (or acceleration of) the Taubman Credit Facility; or

(t)Post Closing Items. Borrower fails to deliver or satisfy any of the post-closing items set forth on Schedule 11.1 hereto within the time periods set forth on such Schedule 11.1; or

(u)Default Under Ground Lease. The occurrence of a default by Borrower under the Ground Lease, or any other ground lease, now or hereafter executed in connection with the Loan or the Property, beyond any applicable notice and cure period thereunder; or

(v)Anchor Lease. Anchor is relieved of its obligation to ever open to the public pursuant to the terms of Section 5.03 of the Anchor Lease (as opposed to merely being entitled to delay its opening to the public), as finally determined by a court of competent jurisdiction, unless Anchor, in fact, opens to the public, it being acknowledged by Administrative Agent that Borrower does not believe Section 5.03 or any other provision of the Anchor Lease would relieve Anchor of its obligation to ever open to the public (as opposed to merely delaying Anchor’s obligation to open to the public).

11.2    ACCELERATION UPON DEFAULT; REMEDIES. Upon the occurrence and during the continuance of any Default specified in this Article 11, Requisite Lenders may, at their sole option, declare all sums owing to Lenders under the Notes, this Agreement and the other Loan Documents immediately due and payable; provided, however, that all sums owing to Administrative Agent and/or Lenders under the Notes, this Agreement and the other Loan Documents shall automatically become immediately due and payable upon the occurrence of any of the Defaults listed in Section 11.1(f)-(g), after which, in each such case, and while such Default continues, such sums shall, at Lender’s option, bear interest at the Default Rate. Upon such acceleration, Administrative Agent may, and at the direction of Requisite Lenders, shall, in addition to all other remedies permitted under this Agreement and the other Loan Documents and at law or equity, apply any sums in any Account to the sums owing under the Loan Documents and any and all obligations of Lenders to fund further disbursements under the Loan shall terminate.

11.3    DISBURSEMENTS TO THIRD PARTIES. Upon the occurrence and during the continuance of a Default occasioned by Borrower’s failure to pay money to a third party as required by this Agreement, Administrative Agent may but shall not be obligated to make such payment from the Loan proceeds, Borrower’s Funds or other funds of Administrative Agent or Lenders. If such payment is made from proceeds of the Loan or from Borrower’s Funds, Borrower shall immediately deposit with Administrative Agent, upon written demand, an amount equal to such payment. If such payment is made from funds of Lenders, Borrower shall immediately repay such funds upon written demand of Administrative Agent. In either case, the Default with respect to which any such payment has been made by Administrative Agent or Lenders shall not be deemed cured until such deposit or repayment (as the case may be) has been made by Borrower to Administrative Agent.

11.4    ADMINISTRATIVE AGENT’S COMPLETION OF CONSTRUCTION. Upon the acceleration of the Loan, Administrative Agent may, upon five (5) days prior written notice to Borrower, and with or without legal process, take possession of the Property, remove Borrower and all agents, employees and contractors of Borrower from the Property, complete the work of construction and market, operate and sell or lease the Property. For this purpose, Borrower irrevocably appoints Administrative Agent as its attorney-in-fact, which agency is coupled with an interest. As attorney-in-fact, Administrative Agent may, in Borrower’s name, take or omit to take any action Administrative Agent may deem appropriate, including, without limitation, exercising Borrower’s rights under the Loan Documents and all contracts concerning the Property.

11.5    ADMINISTRATIVE AGENT’S CESSATION OF CONSTRUCTION. If Administrative Agent reasonably determines at any time that the Improvements are not being constructed in accordance with the Plans and Specifications and all governmental requirements, Administrative Agent may immediately cause all construction to cease on any of the Improvements affected by the condition of nonconformance. Borrower shall thereafter not allow any construction work, other than corrective work, to be performed on any of the Improvements affected by the condition of nonconformance until such time as Administrative Agent notifies Borrower in writing that the nonconforming condition has been corrected.

11.6    REPAYMENT OF FUNDS ADVANCED. Any funds expended by Administrative Agent in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to Administrative Agent upon demand, together with interest at the rate applicable to the principal balance of the Loan from the date the funds were expended.

11.7    RIGHTS CUMULATIVE, NO WAIVER. All Administrative Agent’s and Lenders’ rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by Administrative Agent or Lenders at any time. Administrative Agent’s or any Lender’s exercise of any right or remedy shall not constitute a cure of any Default unless all sums then due and payable to Lenders under the Loan Documents are repaid and Borrower has cured all other Defaults. No waiver shall be implied from any failure of Administrative Agent or any Lender to take, or any delay by Administrative Agent or any Lender in taking, action concerning any Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Default or failure of condition. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms.

11.8    ALLOCATION OF PROCEEDS. If a Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 12.16) under any of the Loan Documents, in respect of any principal of or interest on the Loan or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)amounts due to the Administrative Agent and the Lenders in respect of expenses due under Section 9.1 and Section 13.10 until paid in full, and then fees referred to in Section 2.2;

(b)amounts due to the Administrative Agent and the Lenders in respect of Protective Advances;

(c)payments of interest on the Loan to be to be paid to the Lenders in accordance with the respective amounts thereof then due and owing to such Persons;

(d)payments of principal on the Loan to be paid to the Lenders in accordance with the respective amounts thereof then due and owing to such Persons;

(e)amounts due to the Administrative Agent and the Lenders pursuant to Section 12.12 and Section 13.1;

(f)payments of all other sums, obligations and other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Lenders; and

(g)any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

ARTICLE 12. THE ADMINISTRATIVE AGENT; INTERCREDITOR PROVISIONS

12.1    APPOINTMENT AND AUTHORIZATION.

(a)Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement, the other Loan Documents and Other Related Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents and Other Related Documents for the benefit of the Lenders.

(b)Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement, the Loan Documents or the Other Related Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(c)Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents or Other Related Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article 10. The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.

(e)As to any matters not expressly provided for by the Loan Documents and Other Related Documents (including, without limitation, enforcement or collection of any of Borrower’s obligations hereunder), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the obligations of Borrower; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Requirements of Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement, the other Loan Documents, or the Other Related Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

12.2    PNC AS LENDER. PNC, as a Lender, and any other Lender that may serve as a successor Administrative Agent, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include PNC in each case in its individual capacity. PNC and its affiliates (or any such successor Administrative Agent and its affiliates) may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Administrative Agent or its Affiliates may receive information regarding the Borrower, other loan parties, other subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

12.3    LOAN DISBURSEMENTS.

(a)Following receipt of a complete Application for Payment, Administrative Agent shall send a copy thereof by facsimile to each other Lender and shall otherwise notify each Lender of the proposed disbursement and the Funding Date (as such term is defined in Exhibit D attached hereto). Each Lender shall make available to Administrative Agent (or the funding bank or entity designated by Administrative Agent), the amount of such Lender’s Pro Rata Share of such disbursement in immediately available funds not later than the times designated in Section 12.3(b). Unless Administrative Agent shall have been notified by any Lender not later than the close of business (Eastern time) on the Business Day immediately preceding the Funding Date in respect of any disbursement that such Lender does not intend to make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent may assume that such Lender shall make such amount available to Administrative Agent. If any Lender does not notify Administrative Agent of its intention not to make available its Pro Rata Share of such disbursement as described above, but does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, such Lender shall pay to Administrative Agent forthwith on demand such amount, together with interest thereon at the Federal Funds Rate. In any case where a Lender does not for any reason make available to Administrative Agent such Lender’s Pro Rata Share of such disbursement, Administrative Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender’s Pro Rata Share of such disbursement. If Administrative Agent funds to Borrower such Lender’s Pro Rata Share of such disbursement and if such Lender subsequently pays to Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Pro Rata Share of such disbursement. Nothing in this Section 12.3(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender or a Non-Pro Rata Advance.

(b)Requests by Administrative Agent for funding by Lenders of disbursements will be made by telecopy. Each Lender shall make the amount of its disbursement available to Administrative Agent in Dollars and in immediately available funds, to such bank and account, in Pittsburgh, Pennsylvania (to such bank and account in such other place) as Administrative Agent may designate, not later than 2:00 P.M. (Eastern time) on the Funding Date designated by Administrative Agent with respect to such disbursement, but in no event earlier than two (2) Business Days following Lender’s receipt of Administrative Agent’s request for funding.

(c)Nothing in this Section 12.3 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of disbursements on any Funding Date, nor shall Administrative Agent or any Lender be responsible for the failure of any other Lender to perform its obligations to make any disbursement hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a disbursement.

12.4    DISTRIBUTION AND APPORTIONMENT OF PAYMENTS; DEFAULTING LENDERS.

(a)Subject to Section 12.4(b) below, payments actually received by Administrative Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Administrative Agent, but in any event within two (2) Business Days, provided that Administrative Agent shall pay to Lenders interest thereon, at the lesser of (i) the Federal Funds Rate and (ii) the rate of interest applicable to the Loan, from the Business Day following receipt of such funds by Administrative Agent until such funds are paid in immediately available funds to Lenders. All payments of principal, interest, and other payments under the Loan Documents or Other Related Documents shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares in the Loan or otherwise as provided herein or as separately agreed by Administrative Agent and any Lender. Administrative Agent shall promptly distribute, but in any event within two (2) Business Days, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Administrative Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with this Agreement, without necessity of notice to or consent of or approval by Borrower or any other Person. All payments or other sums received by Administrative Agent for the account of Lenders shall not constitute property or assets of the Administrative Agent and shall be held by Administrative Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents and the Other Related Documents.

(b)Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of a Protective Advance or prior Loan disbursements which was previously a Non-Pro Rata Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the amounts due in respect of such Non-Pro Rata Advance, all of the indebtedness and obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non-Pro Rata Advances in which the Defaulting Lender has not funded its Pro Rata Share (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by Borrower and otherwise due to be applied to the indebtedness and obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by Administrative Agent to the other Lenders in accordance with their respective Pro Rata Shares of the Loan (recalculated for purposes hereof to exclude the Defaulting Lender’s Pro Rata Share of the Loan), until all Senior Loans have been paid in full. This provision governs only the relationship among Administrative Agent, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit or affect the obligations or rights of Borrower under this Agreement. The provisions of this section shall apply and be effective regardless of whether a Default occurs and is then continuing, and notwithstanding (a) any other provision of this Agreement to the contrary, (b) any instruction of Borrower as to its desired application of payments or (c) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders. Administrative Agent shall be entitled to (i) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Agreement, and (ii) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. In addition, the Defaulting Lender shall indemnify, defend and hold Administrative Agent and each of the other Lenders harmless from and against any and all liabilities and costs, plus interest thereon at the Default Rate as set forth in the Notes, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to perform its obligations under this Agreement.

12.5    PRO RATA TREATMENT. Except to the extent otherwise provided herein: (a) each borrowing from Lenders shall be made from the Lenders, each payment of the fees shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them, provided that if immediately prior to giving effect to any such payment in respect of the Loan the outstanding principal amount of the Loan shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time the Loan was made, then such payment shall be applied to the Loan in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loan being held by the Lenders pro rata in accordance with their respective

Commitments; and (c) each payment of interest on the Loan by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

12.6    SHARING OF PAYMENTS, ETC. Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the obligations of Borrower or Guarantor under the Loan, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares in the Loan, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of such obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of such obligations held by it which is greater than its Pro Rata Share in the Loan of the payments on account of such obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the others so that all such recoveries with respect to such obligations shall be applied ratably in accordance with such Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 12.6 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

12.7    COLLATERAL MATTERS; PROTECTIVE ADVANCES.

(a)Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to a Default, to take any action with respect to any Collateral, Loan Documents or Other Related Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents or Other Related Documents.

(b)The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of obligations of Borrower hereunder; and (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the obligations of Borrower or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents or Other Related Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

(e)The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to any Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $2,500,000. Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.

(f)Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder under the Loan Documents or the Other Related Documents with respect to exercising claims against or rights in the Collateral without the written consent of the Requisite Lenders.

(g)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Lender has the right to act directly against Borrower and Administrative Agent shall act on the behalf of the Lenders in enforcing any rights or remedies under this Agreement.
12.8    POST-FORECLOSURE PLANS. If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the obligations of Borrower hereunder, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, as agent, for the ratable benefit of all Lenders. The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

12.9    APPROVALS OF LENDERS. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents or Other Related Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

12.10    NOTICE OF DEFAULTS. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Potential Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Potential Default and stating that such notice is a “notice of default”. If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Potential Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

12.11    ADMINISTRATIVE AGENT’S RELIANCE, ETC. Notwithstanding any other provisions of this Agreement, any other Loan Documents or the Other Related Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or Other Related Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents or Other Related Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment.

12.12    INDEMNIFICATION OF ADMINISTRATIVE AGENT. Regardless of whether the transactions contemplated by this Agreement, the other Loan Documents and Other Related Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents or Other Related Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents and Other Related Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided further, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each

Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents and Other Related Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and Other Related Documents and/or collect any obligation of Borrower hereunder, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Hazardous Materials Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents or Other Related Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

12.13    LENDER CREDIT DECISION, ETC. Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties or Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties and other Persons, its review of the Loan Documents and the Other Related Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents or Other Related Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or Other Related Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

12.14    SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign at any time as Administrative Agent under the Loan Documents and Other Related Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current

Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents and the Other Related Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 12 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents and the Other Related Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents and the Other Related Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

12.15    TITLED AGENTS. Each of PNC Capital Markets LLC, as co-lead arranger and sole bookrunner, and JPMorgan Chase Bank, N.A., as co-lead arranger and syndication agent (each a “Titled Agent”), in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of the Loan, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

12.16    NO SET-OFFS. Each Lender hereby acknowledges that the exercise by any Lender of offset, set-off, banker’s lien or similar rights against any deposit account or other property or asset of Borrower, whether or not located in California, could result under certain laws in significant impairment of the ability of all Lenders to recover any further amounts in respect of the Loan. Therefore, each Lender agrees not to charge or offset any amount owed to it by Borrower against any of the accounts, property or assets of Borrower or any of its Affiliates held by such Lender without the prior written approval of Administrative Agent and Requisite Lenders.

ARTICLE 13. MISCELLANEOUS PROVISIONS

13.1    INDEMNITY; DAMAGE WAIVER.

(a)BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS INDEMNITEES FROM AND AGAINST ANY AND ALL REASONABLE OUT-OF-POCKET, THIRD-PARTY LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND EXPENSES) WHICH INDEMNITEES MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH BORROWER APPLIES THE LOAN PROCEEDS; (B) THE FAILURE OF BORROWER TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER RELATED DOCUMENT OR THE GROUND LEASE; (C) ANY FAILURE AT ANY TIME OF ANY OF BORROWER’S REPRESENTATIONS OR WARRANTIES TO BE TRUE AND CORRECT; OR (D) ANY ACT OR OMISSION BY BORROWER, CONSTITUENT PARTNER OR MEMBER OF BORROWER, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIAL SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE PROPERTY, EXCEPT TO THE EXTENT CAUSED BY ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF INDEMNITEES AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT; PROVIDED, HOWEVER, NOTWITHSTANDING THE FOREGOING, ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES REQUIRED TO BE PAID BY AN INDEMNITEE TO A THIRD PARTY SHALL IN ALL EVENTS BE DEEMED REASONABLE. BORROWER SHALL PROMPTLY PAY TO ADMINISTRATIVE AGENT OR SUCH LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE OF WRITTEN DEMAND BY ADMINISTRATIVE AGENT UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE LOAN. BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH LENDER SHALL SURVIVE CANCELLATION OF THE NOTES AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE MORTGAGE.

(b)To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby or the Loan or the use of the proceeds thereof; provided that, nothing in this clause (b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

13.2    FORM OF DOCUMENTS. The form and substance of all documents, instruments, and forms of evidence to be delivered to Administrative Agent under the terms of this Agreement, any of the other Loan Documents or Other Related Documents shall be subject to Administrative Agent’s reasonable approval and shall not be modified, superseded or terminated in any respect without Administrative Agent’s prior written approval (not to be unreasonably withheld, conditioned or delayed).

13.3    NO THIRD PARTIES BENEFITED. No person other than Administrative Agent, Lenders and Borrower and their permitted successors and assigns shall have any right of action under any of the Loan Documents or Other Related Documents.

13.4    NOTICES. Except as otherwise required by Section 13.26, all notices, demands, or other communications under this Agreement, the other Loan Documents or the Other Related Documents shall be in writing and shall be delivered to the appropriate party at the address set forth on the signature page of this Agreement and as specified in Exhibit D (subject to change from time to time by written notice to all other parties to this Agreement). Except as otherwise required by Section 13.26, all notices, demands or other communications shall be considered as properly given if delivered personally, sent via overnight delivery with any reputable overnight courier service or sent by first class United States Postal Service mail, postage prepaid and addressed to the address of Borrower or Administrative Agent at the address specified. Notices so sent shall be effective three (3) days after mailing, one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service and otherwise upon receipt; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

13.5    ATTORNEY-IN-FACT. Upon the acceleration of the Loan, Borrower hereby irrevocably appoints and authorizes Administrative Agent, as Borrower’s attorney-in-fact, which agency is coupled with an interest, to execute and/or record in Administrative Agent’s or Borrower’s name any notices, instruments or documents that Administrative Agent deems appropriate to obtain, maintain, and/or transfer government approvals relating to the construction of the Improvements (e.g., permits, certificates of occupancy or licenses) if Borrower fails to execute such items promptly upon the reasonable request of Administrative Agent.

13.6    ACTIONS. Borrower agrees that Administrative Agent, in exercising the rights, duties or liabilities of Administrative Agent or Borrower under the Loan Documents or Other Related Documents, may commence, appear in or defend any action or proceeding purporting to affect the Property, the Ground Lease, the Loan Documents or the Other Related Documents and Borrower shall promptly reimburse Administrative Agent upon demand for all such expenses so incurred or paid by Administrative Agent, including, without limitation, reasonable attorneys’ fees and expenses and court costs. Notwithstanding anything contained above to the contrary, Borrower shall first have the right to commence or defend any action subject to this Section 13.6 with counsel reasonably acceptable to Administrative Agent, and Administrative Agent may only exercise its rights under this Section 13.6 if Borrower fails to diligently and vigorously protect the interests of Administrative Agent in such action.

13.7    RIGHT OF CONTEST. In addition to Borrower’s obligations under Section 4.10 hereof, Borrower may contest in good faith any claim, demand, and without expanding, levy or assessment (other than Liens and stop notices which may be contested in accordance with Section 4.10) by any person other than Administrative Agent or Lenders which would constitute a Default if: (a) Borrower pursues the contest diligently, in a manner which is not prejudicial to Administrative Agent or any Lender, and does not impair the rights of Administrative Agent or any Lender under any of the Loan Documents or Other Related Documents; and (b) Borrower satisfies the requirements of Section 4.10 hereof or establishes reserves for or deposits with Administrative Agent any funds or other forms of assurance which Administrative Agent reasonably and in good faith determines from time to time appropriate to protect Administrative Agent and each Lender from the consequences of the contest being unsuccessful. Borrower’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

13.8    RELATIONSHIP OF PARTIES. The relationship of Borrower, Administrative Agent and Lenders under the Loan Documents and Other Related Documents is, and shall at all times remain, solely that of borrower and lender, and Administrative Agent and Lenders neither undertake nor assumes any responsibility or duty to Borrower or to any third party with respect to the Property, except as expressly provided in this Agreement, the other Loan Documents and the Other Related Documents.

13.9    DELAY OUTSIDE LENDER’S CONTROL. No Lender or Administrative Agent shall be liable in any way to Borrower or any third party for Administrative Agent’s or such Lender’s failure to perform or delay in performing under the Loan Documents except for willful misconduct or gross negligence (and Administrative Agent or any Lender may suspend or terminate all or any portion of Administrative Agent’s or such Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly from the action or inaction of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock-out, boycott or blockade (whether presently in effect, announced or in the reasonable judgment of Administrative Agent or such Lender deemed probable), or from any act of God or other cause or event beyond Administrative Agent’s or such Lender’s control.

13.10    ATTORNEYS’ FEES AND EXPENSES; ENFORCEMENT. If any attorney is engaged by Administrative Agent or any Lender to enforce or defend any provision of this Agreement, any of the other Loan Documents or Other Related Documents, or as a consequence of any Default under the Loan Documents or Other Related Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of the Borrower, then Borrower shall promptly pay to Administrative Agent or such Lender, upon demand, the amount of all attorneys’ fees and expenses and all costs incurred by Administrative Agent in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Loan; provided, however, notwithstanding the foregoing, Borrower’s obligation to pay attorneys’ fees shall be limited to, the reasonable fees, charges and disbursements of (A) one external counsel for the Administrative Agent, (B) one external counsel for all of the Lenders, and (C) any local counsel and/or foreign counsel if appropriate in Administrative Agent’s reasonable discretion. Notwithstanding anything contained in this Agreement to the contrary, (i) Administrative Agent shall act on behalf of all Lenders with respect to the enforcement of any and all rights and remedies of Administrative Agent and Lenders under this Agreement and the other Loan Documents and (ii) Borrower shall not be responsible for any enforcement costs or expenses under this Section 13.10, in the event Borrower is the prevailing party in any such action.

13.11    IMMEDIATELY AVAILABLE FUNDS. Unless otherwise expressly provided for in this Agreement, all amounts payable by Borrower to Administrative Agent or any Lender shall be payable only in United States Dollars, and in immediately available funds.

13.12    AMENDMENTS AND WAIVERS.

(a)Generally. Except as otherwise expressly provided in this Agreement, the other Loan Documents, or the Other Related Documents (i) any consent or approval required or permitted by this Agreement or in any Loan Document or Other Related Documents to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document or Other Related Documents may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document or Other Related Document may be waived, and (iv) the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document or Other Related Document, the written consent of each Loan Party which is party thereto. Notwithstanding the previous sentence, the Administrative Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.6(c), up to a maximum of three (3) times per calendar year.

(b)Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent at the written direction of the Lenders), do any of the following:

(i)
increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.13) or subject the Lenders to any additional obligations; provided that the foregoing shall not apply to Protective Advances made in accordance with this Agreement;

(ii)	reduce the principal of, or interest that has accrued or interest rates that will be charged on the outstanding principal amount of, the Loan;

(iii)	reduce the amount of any fees payable to the Lenders hereunder;

(iv)
postpone any date fixed for any payment of principal of, or interest on, the Loan (including, without limitation, the Maturity Date) or for the payment of fees or any other obligations of Borrower or Guarantor;

(v)
change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 13.13) or the pro rata sharing of payments as provided in Section 12.5 or changes to Section 11.8, to the extent such changes would be inconsistent with the pro-rata sharing requirements of Section 12.5;

(vi)	amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

(vii)
modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

(viii)	release Guarantor from its obligations under the Guaranty;

(ix)	waive a Default under Section 11.1(a); or

(x)	release or dispose of any Collateral unless released or disposed of as permitted by, and in accordance with, Section 12.7.

(c)Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement, any of the other Loan Documents or Other Related Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Default occurring hereunder shall continue to exist until such time as such Default is waived in writing by Administrative Agent in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

13.13    SUCCESSORS AND ASSIGNS.

(a)Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

(b)Participations. Any Lender may at any time grant to an Affiliate of such Lender, or one or more banks or other financial institutions or, if the Loan has become due (whether by acceleration or at stated maturity), any other Person (other than a natural Person or the Borrower or any of Borrower’s Affiliates or Subsidiaries) with the prior written consent of Borrower which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, it shall not be unreasonable for Borrower to withhold its consent to an assignment to an entity that it acting in good faith considers to be one of its Competitors or to an entity for which withholding taxes must be paid by Borrower) (each a “Participant”) participating interests in its Commitment or the obligations owing to such Lender hereunder; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default then exists or (y) in the case of a participation to an Affiliate of such Lender; (ii) any participation shall be in an amount at least equal to $5,000,000 and after giving effect to such participation the granting Lender retains a Commitment, or if the Commitments have been terminated, holds a Note having an outstanding principal balance, of at least $5,000,000. BORROWER SHALL BE DEEMED TO HAVE CONSENTED TO ANY SUCH PARTICIPATION UNLESS IT SHALL OBJECT THERETO BY WRITTEN NOTICE TO ADMINISTRATIVE AGENT WITHIN 5 BUSINESS DAYS AFTER HAVING RECEIVED NOTICE, WHICH NOTICE SHALL INDICATE WHETHER SUCH PARTICIPANT HAS DELIVERED THE CERTIFICATE DESCRIBED IN SECTION 13.15(g)(ii) TO THE EFFECT THAT SUCH PARTICIPANT IS EXEMPT FROM WITHHOLDING TAX. No Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loan or a portion thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with, and subject to, this subsection (b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. In connection with any participation, the Lender granting a participating interest shall pay to the Administrative Agent an administrative fee for processing such participation in the amount of $3,500 ($7,500 in the case of any Defaulting Lender), including, without limitation, the grant of a participating interest by a Lender to another Lender.

(c)Assignments. Any Lender may with the prior written consent of the Administrative Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, it shall not be unreasonable for Borrower to withhold its consent to an assignment to an entity that it acting in good faith considers to be one of its Competitors or to an entity for which withholding taxes must be paid by Borrower) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required if a Default then exists, (ii) no such consent by the Borrower or Administrative Agent shall be required in the case of an assignment to another Lender or an Affiliate of another Lender (provided such Affiliate of a Lender is not subject to withholding tax), (iii) any partial assignment shall be in an amount at least equal to $5,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds a Note having an outstanding principal balance, of at least $5,000,000, and (iv) each such assignment shall be effected by means of an Assignment and Assumption Agreement. BORROWER SHALL BE DEEMED TO HAVE CONSENTED TO ANY SUCH ASSIGNMENT UNLESS IT SHALL OBJECT THERETO BY WRITTEN NOTICE TO ADMINISTRATIVE AGENT WITHIN 5 BUSINESS DAYS AFTER HAVING RECEIVED NOTICE, WHICH NOTICE SHALL INDICATE WHETHER SUCH ASSIGNEE HAS DELIVERED THE CERTIFICATE DESCRIBED IN SECTION 13.15(g)(ii) TO THE EFFECT THAT SUCH ASSIGNEE IS EXEMPT FROM WITHHOLDING TAX. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangement so new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500 ($7,500 in the case of any Defaulting Lender), including, without limitation, an assignment by a Lender to another Lender. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective Affiliates or subsidiaries.

(d)Tax Withholding. At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, shall furnish the Administrative Agent and Borrower with a properly completed executed copy of either Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and either Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States withholding taxes on all payments hereunder.

At all times each Lender shall own or beneficially own a Note, such Lender shall (i) promptly provide to the Administrative Agent and Borrower a new Internal Revenue Service Form W-8ECI or Internal Revenue Service Form W-8BEN and Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 and any additional form (or such other form) (or any successor form or forms) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and (ii) comply at all times with all applicable United States laws and regulations, including all provisions of any applicable tax treaty, with regard to any withholding tax exemption claimed with respect to any payments on the Loan. If any Lender cannot deliver such form, then Borrower may withhold from payments due under the Loan Documents such amounts as Borrower is able to determine from accurate information provided by such Lender as required by the Internal Revenue Code.

(e)Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of the Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents and Other Related Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder.

(f)Information to Assignee, Etc. A Lender may furnish any information concerning the Borrower, any subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants). In connection with such negotiation, execution and delivery, Borrower authorizes Administrative Agent and Lenders to communicate all information and documentation related to the Loan (whether to Borrower or to any Participant, Assignee, legal counsel, appraiser or other necessary party) directly by e-mail, fax, or other electronic means used to transmit information.

(g)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(h)USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

13.14    ADDITIONAL COSTS; CAPITAL ADEQUACY.

(a)Capital Adequacy. If any Lender or any Participant in the Loan determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) adopted, changed or given after the Effective Date affects or would affect the amount of capital required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s or such Participant’s or such corporation’s Commitments or its making or maintaining Loans below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) calendar days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.

(b)Additional Costs. In addition to, and not in limitation of the immediately preceding clause (a), Borrower shall promptly pay to Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR

Loans or hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Lender to make or continue LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 13.14(g) shall apply).

(d)Notification And Determination Of Additional Costs. Each of Administrative Agent, each Lender, and each Participant, as the case may be, agrees to notify Borrower of any event occurring after the Effective Date entitling Administrative Agent, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of Administrative Agent, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder. Administrative Agent, each Lender and each Participant, as the case may be, agrees to furnish to Borrower (and in the case of a Lender or a Participant to Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by Administrative Agent, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything contained in the Agreement to the contrary, Borrower shall not be required to compensate a Lender for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, however, that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)Suspension Of Libor Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any LIBO Rate Period:

(a)the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR Rate, or

(b)the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such LIBO Rate Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such LIBO Rate Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans or continue LIBOR Loans and the Borrower shall, on the last day of each current LIBO Rate Period for each outstanding LIBOR Loan, either prepay such Loan or convert such Loan into a Variable Rate Loan. Any such determination by Administrative Agent pursuant to this Section 13.14(e) shall be consistently applied by Administrative Agent to similarly situated loans to similar borrowers.
(f)Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify Borrower thereof (with a copy of such notice to Administrative Agent) and such Lender’s obligation to make or continue, or to convert Loans into LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 13.14(g) shall be applicable).

(g)Treatment Of Affected Loans. If the obligation of any Lender to make LIBOR Loans or to continue LIBOR Loans shall be suspended pursuant to Section 13.14(c), Section 13.14(e), or Section 13.14(f) then such Lender’s LIBOR Loans shall be automatically converted into Variable Rate Loans on the last day(s) of the then current LIBO Rate Period(s) for LIBOR Loans (or, in the case of a conversion required by Section 13.14(c), Section 13.14(e), or Section 13.14(f) on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 13.14 that gave rise to such conversion no longer exist:

(i)
to the extent that such Lender’s LIBOR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Variable Rate Loans; and

(ii)
all Loans that would otherwise be made or continued by such Lender as LIBOR Loans shall be made or continued instead as Variable Rate Loans, and all Variable Rate Loans of such Lender that would otherwise be converted into LIBOR Loans shall remain as Variable Rate Loans.

If such Lender gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Section 13.14(c) or 13.14(f) that gave rise to the conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Variable Rate Loans shall be automatically converted, on the first day(s) of the next succeeding LIBO Rate Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts and LIBO Rate Periods) in accordance with their respective Commitments.
(h)Change Of Lending Office. Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 2.6(g), 13.14(a) through (e) or 13.14(g) to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

(i)Assumptions Concerning Funding Libor Loans. Calculation of all amounts payable to a Lender under this Section 13.14 shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant LIBO Rate Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

(j)Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to the foregoing provisions of this Section 13.14 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers that are subject to similar provisions.

13.15    Taxes.

(a)Applicable Law. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 13.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.13 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.

(i)
Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)
any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), 2 executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. Federal backup withholding Tax;

(B)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)	executed originals of IRS Form W-8ECI;

(III)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(IV)
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 13.15 (including by the payment of additional amounts pursuant to this Section 13.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 13.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.6(g), Sections 13.14 and/or 13.15, or if the Borrower is required to pay any indemnified taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 2.6(g), 13.14 and/or 13.15, then such Lender shall promptly use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment

(i) would eliminate or reduce amounts payable pursuant to Sections 2.6(g), 13.14 and/or 13.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment, provided such costs and expenses do not exceed the amount so eliminated or reduced. Such Lender shall keep Borrower advised of all such efforts to designate a different lending office or to assign its rights and obligations hereunder.

(b)If (w) any Lender is entitled to and requests compensation under Section 2.6(g) or Section 13.14, or (x) if Borrower is required to pay any indemnified taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.6(g) or this Section 13.15, or (y) if any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 13.12, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Requisite Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 13.12), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.6(g), 13.14 or 13.15) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.6(g) or Section 13.14 or payments required to be made pursuant to Section 2.6(g) or Section 13.15, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(j)Survival. Each party’s obligations under this Section 13.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

13.16    ADDITIONAL SECURITY INTEREST. Borrower hereby grants and assigns to Administrative Agent, for the benefit of Lenders, a security interest, to secure payment and performance of all obligations, in all of Borrower’s right, title and interest, now or hereafter acquired, to all amounts at any time payable to Borrower under any Swap Agreement.

13.17    SIGNS. Administrative Agent may place on the Property reasonable signs standard to construction loan transactions stating that construction financing is being provided by Lenders.

13.18    LENDER’S AGENTS. Administrative Agent and/or any Lender may designate an agent or independent contractor to exercise any of such Person’s rights under this Agreement, any of the other Loan Documents and Other Related Documents. Any reference to Administrative Agent or any Lender in any of the Loan Documents or Other Related Documents shall include Administrative Agent’s and such Lender’s agents, employees or independent contractors.

13.19    TAX SERVICE. Administrative Agent, on behalf of Lenders, is authorized to secure, at Borrower’s expense, a tax service contract with a third party vendor which shall provide tax information on the Property satisfactory to Administrative Agent.

13.20    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

13.21    SEVERABILITY. If any provision or obligation under this Agreement, the other Loan Documents or Other Related Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the Other Related Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents or Other Related Documents, provided, however, that if the rate of interest or any other amount payable under the Notes or this Agreement or any other Loan Document, or the right of collectability therefor, are declared to be or become invalid, illegal or unenforceable, Lenders’ obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

13.22    TIME. Time is of the essence of each and every term of this Agreement.

13.23    HEADINGS. All article, section or other headings appearing in this Agreement, the other Loan Documents and Other Related Documents are for convenience of reference only and shall be disregarded in construing this Agreement, any of the other Loan Documents and Other Related Documents.

13.24    GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal laws. Borrower and all persons and entities in any manner obligated to Lender or Administrative Agent under the Loan Documents and Other Related Documents consent to the jurisdiction of any federal or state court within the State of New York having proper venue and also consent to service of process by any means authorized by New York or federal law.

13.25    USA PATRIOT ACT NOTICE. COMPLIANCE. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Administrative Agent (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and Borrower shall provide to Administrative Agent, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent or any Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

13.26    ELECTRONIC DOCUMENT DELIVERIES. Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article 3 (provided, however, the foregoing shall not limit Administrative Agent from delivering copies of such information to Borrower or a Lender by electronic communication and delivery in accordance with this Section 13.26) and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, Borrower shall be required to deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents. For avoidance of doubt, this provision doesn’t apply to any notices required to be delivered from Borrower to Administrative Agent or a Lender or from Administrative Agent or a Lender to Borrower pursuant to this Agreement unless otherwise agreed to by Borrower and Administrative Agent (provided, however, except as otherwise set forth in clauses (A) and (B) above, the foregoing shall not limit Administrative Agent from delivering to Lenders copies of any such notices by electronic communication and delivery in accordance with this Section 13.26 to the extent such notices are required to be delivered to Lenders hereunder).

13.27    INTEGRATION; INTERPRETATION. THE LOAN DOCUMENTS AND OTHER RELATED DOCUMENTS CONTAIN OR EXPRESSLY INCORPORATE BY REFERENCE THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE MATTERS CONTEMPLATED THEREIN AND SUPERSEDE ALL PRIOR NEGOTIATIONS OR AGREEMENTS, WRITTEN OR ORAL. THE LOAN DOCUMENTS AND OTHER RELATED DOCUMENTS SHALL NOT BE MODIFIED EXCEPT BY WRITTEN INSTRUMENT EXECUTED BY ALL PARTIES, OR BORROWER AND THE REQUISITE LENDERS SUBJECT TO SECTION 13.12(a). ANY REFERENCE TO THE LOAN DOCUMENTS OR OTHER RELATED DOCUMENTS INCLUDES ANY AMENDMENTS, RENEWALS OR EXTENSIONS.

13.28    RESERVED.

13.29    COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, Borrower, Administrative Agent and Lenders have executed this Agreement as of the date appearing on the first page of this Agreement.

ADMINISTRATIVE AGENT: PNC BANK, NATIONAL ASSOCIATION By: /s/ David C. Drouillard Name: David C. Drouillard Its: Senior Vice President	Administrative Agent’s Address: 755 West Big Beaver Suite 2400 Troy, MI 48084 Attention: David C. Drouillard 500 First Avenue, 4th Floor (P7-PFSC-04-V) Pittsburgh, PA 15219 Attention: Kate Lorenzato

BORROWER: TRG IMP LLC, a Delaware limited liability company By: /s/ Simon Leopold Name: Simon Leopold Its: Authorized Signatory

Borrower’s Address:

c/o The Taubman Company LLC
200 East Long Lake Road, Ste. 300
Bloomfield Hills, MI 48304
Attention: Treasurer

Copy to:

The Taubman Company LLC
200 East Long Lake Road, Ste. 300
Bloomfield Hills, MI 48304
Attention: General Counsel

LENDER: PNC BANK, NATIONAL ASSOCIATION By: /s/ David C. Drouillard Name: David C. Drouillard Its: Senior Vice President	Lender’s Address: 755 West Big Beaver Suite 2400 Troy, MI 48084 Attention: David C. Drouillard 500 First Avenue, 4th Floor (P7-PFSC-04-V) Pittsburgh, PA 15219 Attention: Kate Lorenzato

LENDER: JPMORGAN CHASE BANK, N.A. By: /s/ Gian Longo Name: Gian Longo Its: Authorized Officer	Lender’s Address: 10 South Dearborn St., 19th Floor Chicago, IL 60603-2300 Attention: Gian Longo

LENDER: U.S. BANK NATIONAL ASSOCIATION By: /s/ Drew Burlak Name: Drew Burlak Its: Senior Vice President	Lender’s Address: 190 South LaSalle St., 11th Floor Chicago, IL 60603 Attention: Curt Steiner

LENDER: WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Craig V. Koshkarian Name: Craig V. Koshkarian Its: Vice President	Lender’s Address: 10 South Wacker Drive, Suite 3200 Chicago, IL 60606 Attention: Scott Solis

LENDER: THE BANK OF NOVA SCOTIA By: /s/ Thane Rattew Name: Thane Rattew Its: Managing Director	Lender’s Address: 40 King St. West, 55th Floor Toronto, Ontario, Canada M5H 1H1 Attention: Chad Hale

LENDER: FLAGSTAR BANK, FSB By: /s/ Michael J. Wentrack Name: Michael J. Wentrack Its: F.V.P.	Lender’s Address: 5151 Corporate Drive Troy, MI 48098 Mail Code: S 255-4 Attention: Michael J. Wentrack

LENDER: AMERICAN SAVINGS BANK, F.S.B. By: /s/ John Dickinson Name: John Dickinson Its: Vice President	Lender’s Address: P.O. Box 2300 Honolulu, HI 96804-2300 Attention: John Dickinson

LENDER: FIRST HAWAIIAN BANK By: /s/ Charles C. Barbata Name: Charles C. Barbata Its: Assistant Vice President	Lender’s Address: P.O. Box 3200 Honolulu, HI 96847 Attention: Charles C. Barbata

LENDER: ASSOCIATED BANK, NATIONAL ASSOCIATION By: /s/ Greg Conner Name: Greg Conner Its: Vice President	Lender’s Address: 525 W. Monroe St., 24th Floor Chicago, IL 60661 Attention: Michael Sedivy

LENDER: CENTRAL PACIFIC BANK By: /s/ Todd F. Jackson Name: Todd F. Jackson Its: Senior Vice President	Lender’s Address: 220 S. King St., Ste. 2000 Honolulu, HI 96813 Attention: Scott Nojiri

Schedule 1.1 - Pro Rata Shares
Schedule 1.1 to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.

Lender	Commitment	Pro Rata Share
PNC BANK, NATIONAL ASSOCIATION	$64,890,000.00	19.610746774%
JPMORGAN CHASE BANK, N.A.	$50,000,000.00	15.110761884%
U.S. BANK NATIONAL ASSOCIATION	$40,000,000.00	12.088609508%
WELLS FARGO BANK, NATIONAL ASSOCIATION	$40,000,000.00	12.088609508%
BANK OF NOVA SCOTIA	$36,000,000.00	10.879748557%
FLAGSTAR BANK, FSB	$30,000,000.00	9.066457130%
AMERICAN SAVINGS BANK, F.S.B.	$20,000,000.00	6.044304754%
FIRST HAWAIIAN BANK	$20,000,000.00	6.044304754%
ASSOCIATED BANK, NATIONAL ASSOCIATION	$20,000,000.00	6.044304754%
CENTRAL PACIFIC BANK	$10,000,000.00	3.022152377%
TOTALS	$330,890,000.00	100.000000000%

Schedule 6.3 - Ownership of Borrower and Guarantor
Schedule 6.3 to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.

Schedule 6.6 - Litigation Disclosure
Schedule 6.6 to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.

A.Borrower

•	None

B.Taubman

•	None

Schedule 6.18 - Leases
Schedule 6.18 to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.

Intentionally Omitted.

Schedule 6.22 - Major Contracts
Schedule 6.22 to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.

1.	None.

Schedule 6.26 - Additional Ground Lessor Documents
Schedule 6.26 to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.
1.Retail Lease Purchase Agreement dated as of April 29, 2010 by and between Ground Lessor and Borrower.

2.First Amendment to Retail Lease Purchase Agreement dated as of April 13, 2011 by and between Ground Lessor and Borrower.

3.Second Amendment to Retail Lease Purchase Agreement dated as of July 1, 2011 by and between Ground Lessor and Borrower.

4.Third Amendment to Retail Lease Purchase Agreement dated April 30, 2013, by and between Ground Lessor and Borrower.

5.Agreement Regarding Zoning Status of Lot 30-A and Lot 30-B dated as of _____ __, 2013 by and among Borrower, Ground Lessor and CR Wave LLC.

6.Letter Agreement - Relocation of Easements dated as of June 13, 2013 by between Borrower and Ground Lessor with regard to Lots owned by Kyo ya Hotels & Resorts, LP.

7.Letter Agreement - IMP Electrical Easements dated as of July 12, 2013 by and among Hawaiian Electric Company, Inc., Ground Lessor and Borrower.

8.Letter Agreement dated as of August 9, 2013 by and between Borrower and Ground Lessor regarding the Acceptance Notice and Vacate Notice under the Retail Lease Purchase Agreement and the Possession Date and Resolution of Title Matters under the IMP Lease.

9.Trade Name License Agreement dated as of August 9, 2013, by and between Ground Lessor, as Licensor, and Borrower, as Licensee.

10.Agreement Regarding Grant of Access Easement and Relocation of Easement Z dated as of August 9, 2013 by and among Ground Lessor, CR Wave LLC and Borrower.

11.Parking Agreement Consent dated as of January __, 2014 by and among Borrower, Ground Lessor, RB Waikiki LLC and Jackson National Life Insurance Company.

12.All recorded documents to which Borrower and Ground Lessor are parties.

Schedule 7.1 - Environmental Reports
Schedule 7.1 to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.

1.	The Phase I Environmental Assessment Report prepared by Amec Foster Wheeler Environment & Infrastructure dated July 1 2015, with a Project No. 1047100010.0003.

Schedule 11.1 - Post Closing
Schedule 11.1 to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.

1.
Borrower shall use commercially reasonable efforts to cause KYO-YA KAIULANI, LLC, a Hawaii limited liability company, to deliver an estoppel certificate with respect to that certain (i) Letter Agreement dated as of July 29, 2013, as amended by that certain Amendment to Agreement Regarding Underground Utility Easements dated as of January 15, 2015, as further amended by that certain Amendment to Agreement Regarding Underground Utility Easements and (ii) Agreement Regarding Access to Electrical Equipment, Sharing of Grade Differential, HECO, and Easement U-1 dated as of January 15, 2015, in form and substance reasonably satisfactory to Administrative Agent, on or before the sixtieth (60th) day following the Effective Date.

EXHIBIT A - DESCRIPTION OF PROPERTY
Exhibit A to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.
All the real property located in the City and County of Honolulu, Hawaii, described as follows:

ITEM I: TAX KEY: (1) 2-6-022-036, 038, 043, 037 & 039

RETAIL GROUND LEASE

LESSOR:    QUEEN EMMA LAND COMPANY, a Hawaii non-profit corporation
LESSEE:    TRG IMP LLC, a Delaware limited liability company
DATED:        August 9, 2013
RECORDED:    Unrecorded
TERM:    the period commencing on the day after the end of the Construction
Period and ending on the expiration of the 65th full Lease Year after the Rent Commencement Date, with Extension Option, more
particularly defined therein

A MEMORANDUM OF RETAIL GROUND LEASE dated August 9, 2013, recorded August 9, 2013 in the Office of Assistant Registrar of the Land Court of the State of Hawaii as Document No. T-8621110.

Said Lease demising the following described premises:

FIRST:

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOT 27, area 7,120 square feet, more or less, as shown on Map 17, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 324 of Bruce Cartwright, Trustee under the Will and of the Estate of Emma Kaleleonalani, deceased.

SECOND:

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOT 29, area 124,917 square feet, more or less, as shown on Map 17, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 324 of Bruce Cartwright, Trustee under the Will and of the Estate of Emma Kaleleonalani, deceased

THIRD:

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOT 30-B, area 71,111 square feet, more or less, as shown on Map 34, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 324 of Bruce Cartwright, Trustee under the Will and of the Estate of Emma Kaleleonalani, deceased.

FOURTH:

All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii,
described as follows:

LOT 28, area 7,120 square feet, more or less, as shown on Map 17, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 324 of Bruce Cartwright, Trustee under the Will and of the Estate of Emma Kaleleonalani, deceased.

AS TO FIRST, SECOND, THIRD AND FOURTH:

Being all of the property described in and covered by Transfer Certificate of Title No. 991,054, issued to QUEEN EMMA LAND COMPANY, a Hawaii nonprofit corporation.

FIFTH:
All of that certain parcel of land situate at Waikiki, Honolulu, City and County of Honolulu, State of Hawaii, described as follows:

LOT 48, area 50,323 square feet, more or less, as shown on Map 25, filed in the Office of the Assistant Registrar of the Land Court of the State of Hawaii with Land Court Application No. 324 of Bruce Cartwright, Trustee under the Will and of the Estate of Emma Kaleleonalani, deceased

Being all of the property described in and covered by Transfer Certificate of Title No. 220,622, issued to QUEEN EMMA LAND COMPANY, a Hawaii nonprofit corporation.

ITEM II:
Non-exclusive easements affecting the Land more particularly described therein, as granted by RECIPROCAL GRANTS OF EASEMENTS (OEH GRANT), dated as of August 9, 2013, recorded August 9, 2013 in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document Nos. T-8621112A through T-8621112E, affecting Land(s) covered by Transfer Certificate of Title Nos. 991,052, 220,621, 210,980. 210,981 and 210,985; and subject to the terms and provisions contained therein.

ITEM III:

Non-exclusive easements affecting Lot 54 as granted by RECIPROCAL GRANTS OF EASEMENTS (Duke's Lane), dated as of August 9, 2013, recorded August 9, 2013 in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document Nos. T-8621113A through T-8621113D, affecting land(s) covered by Transfer Certificate of Title No. 991,062; and subject to the terms and provisions contained therein:

ITEM IV: AS TO LOT 29, TAX KEY (1) 2-6-022-038:

Non-exclusive easement appurtenant to Lot 29, for pedestrian and vehicular ingress and egress, roadway, storm and sanitary sewers and underground utility purposes on, over, under, across and through Easement "Y" and the portion of Easement "H" affecting and encumbering Lot 30-A, as granted by GRANT OF EASEMENTS dated as of August 9, 2013, recorded August 9, 2013 in the Office of the Assistant Registrar of the Land Court as Document No. T-8621118, affecting land(s) covered by Transfer Certificate of Title No. 991,055; and subject to the terms and provisions contained therein.

ITEM V: AS TO LOT 29, TAX KEY (1) 2-6-022-038:

Grant of easement as set forth by RECIPROCAL GRANTS OF EASEMENTS (Lot 29 - Lot - 30-A) dated as of August 9, 2013, recorded August 9, 2013 in the Office of the Assistant Registrar of the Land Court of the State of Hawaii as Document No, T-8621115A through T-8621115B, affecting land(s) covered by Transfer Certificate of Title No. 991,055; and subject to the terms and provisions contained therein.

ITEM VI: AS TO LOT 48, TAX KEY (1) 2-6-022-039:
Non-exclusive easement for sanitary sewer purposes under and within Easement "R' within Lot 49, as shown on Map 25, and Easement "1" within Lot 4-A, as shown on Map 4, of Land Court Application No. 1004, as set forth by Land Court Order No. 18840, filed March 23, 1961, noted on Transfer Certificate of Title 220,622.

Property Addresses:

2324, 2330, and 2332 Kalakaua Avenue, Honolulu, Hawaii 96815
2301 and 2345 Kuhio Avenue, Honolulu, Hawaii 96815

APN:

2-6-022-036-0000
2-6-022-037-0000
2-6-022-038-0000
2-6-022-039-0000
2-6-022-043-0000

EXHIBIT B - DOCUMENTS
Exhibit B to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.
1.    Loan Documents. The documents listed below, numbered 1.1 through 1.11, inclusive, and amendments, modifications and supplements thereto which have received the prior written consent of Lender, together with any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Agreement are collectively referred to herein as the Loan Documents.
1.1    This Agreement.
1.2    Each Promissory Note Secured by Mortgage made by Borrower payable to the order of Lenders.
1.3    The Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith executed by Borrower in favor of Administrative Agent, for the benefit of Lenders, as Beneficiary.
1.4    Assignment of Construction Agreements of even date herewith executed by Borrower and Contractor in favor of Administrative Agent, for the benefit of Lenders:
1.5    Assignment of Architectural Agreements and Plans and Specifications of even date herewith executed by Borrower, Architect and Engineer in favor of Administrative Agent, for the benefit of Lenders.
1.6    Assignment of Contracts, Licenses and Permits dated of even date herewith executed by Borrower in favor of Administrative Agent, for the benefit of Lenders.
1.7    Assignment and Subordination of Property Management and Leasing Agreement, by Borrower and Manager, in favor of Administrative Agent, for the benefit of Lenders.
1.8    Assignment and Subordination of Taubman Services Agreement dated of even date herewith, by Borrower and The Taubman Company LLC in favor of Administrative Agent, for the benefit of Lenders.
1.9    Uniform Commercial Code National UCC Financing Statement (Form UCC1) naming Borrower as Debtor and Administrative Agent, for the benefit of Lenders, as Secured Party.
2.    Other Related Documents (Which Are Not Loan Documents):
2.1    Partial Repayment and Limited Guaranty of even date herewith executed by Taubman as Guarantor in favor of Administrative Agent, for the benefit of Lenders.
2.2    Completion Guaranty of even date herewith executed by Taubman as Guarantor in favor of Administrative Agent, for the benefit of Lenders.
2.3    Unsecured Hazardous Materials Indemnity Agreement of even date herewith executed by and between Taubman as Indemnitor and Administrative Agent, for the benefit of Lenders.
2.4    Opinion of Honigman Miller Schwartz and Cohn LLP dated of even date herewith.
2.5    Opinion of McCorriston Miller Mukai MacKinnon LLP dated of even date herewith.

EXHIBIT C - FINANCIAL REQUIREMENTS ANALYSIS

Borrower:	TRG IMP LLC
					Total Project:	$472,700,000.00
Draw Request No.					Date:

Item		Original	Prior	Current	Total	Revised
No.	Description	Budget	Adjustments	Adjustment	Adjustment	Budget
USES: Land
1	LAND/ACQUISITION	8,000.00	0.00	0.00	0.00	8,000.00
	Total Land/Acquisition Cost	8,000.00	0.00	0.00	0.00	8,000.00
USES: Hard Cost
1	Non-Contractor Hard Cost	0.00	71,437.18	0.00	71,437.18	71,437.18
2	Construction Contract	288,937,000.00	0.00	(6,465,421.00)	(6,465,421.00)	282,471,579.00
3	Hard Cost Contingency	9,800,000.00	(71,437.18)	6,465,421.00	6,393,983.82	16,193,983.82
	Total Hard Costs:	298,737,000.00	0.00	0.00	0.00	298,737,000.00
USES: Soft Costs
1	Allowances/Buyouts	62,526,244.00	0.00	0.00	0.00	62,526,244.00
2	Mall Art / Furnishings	2,992,500.00	0.00	0.00	0.00	2,992,500.00
3	Tenant Improvements	12,057,530.00	0.00	0.00	0.00	12,057,530.00
4	Consultants	24,387,630.00	0.00	0.00	0.00	24,387,630.00
5	Legal	3,804,600.00	0.00	0.00	0.00	3,804,600.00
6	Developer Payroll	14,477,597.00	0.00	0.00	0.00	14,477,597.00
7	Developer Travel	4,388,540.00	0.00	0.00	0.00	4,388,540.00
8	Development Costs	3,579,000.00	0.00	0.00	0.00	3,579,000.00
9	RE Taxes / Insurance	7,106,200.00	0.00	0.00	0.00	7,106,200.00
10	Promotion	2,905,000.00	0.00	0.00	0.00	2,905,000.00
11	Gov't Fees	2,465,000.00	0.00	0.00	0.00	2,465,000.00
12	Financing Fees	5,191,000.00	(200,000.00)	0.00	(200,000.00)	4,991,000.00
13	Construction Loan Interest	7,279,000.00	0.00	0.00	0.00	7,279,000.00
14	Capitalized Interest	15,997,000.00	(12,715,177.00)	0.00	(12,715,177.00)	3,281,823.00
15	Project Contingency	4,798,159.00	12,915,177.00	0.00	12,915,177.00	17,713,336.00
	Total Soft Costs:	173,955,000.00	0.00	0.00	0.00	173,955,000.00

TOTAL USES:		472,700,000.00	0.00	0.00	0.00	472,700,000.00

	SOURCES:
Equity		141,810,000.00	0.00	0.00	0.00	141,810,000.00
Construction Loan		330,890,000.00	0.00	0.00	0.00	330,890,000.00
TOTAL SOURCES:		472,700,000.00	0.00	0.00	0.00	472,700,000.00

EXHIBIT D - DISBURSEMENT PLAN
Exhibit D to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.

1.
Timing of Disbursement. Unless another provision of this Agreement specifies otherwise, on or about the twenty-ninth (29th) day of each month, or at such other times as Administrative Agent may approve or determine more appropriate, Borrower shall submit to:

PNC Bank, National Association 500 First Avenue, 4th Floor (P7-PFSC-04-V) Pittsburgh, PA 15219 Attention: Kate Lorenzato
a written itemized statement, signed by Borrower (“Application for Payment”) setting forth:

1.1
a description of the work performed, material supplied and/or costs incurred or due for which disbursement is requested with respect to any line item (“Item”) shown in Column E (“Disbursement Budget”) of the Financial Requirement Analysis attached as Exhibit C to this Agreement; and

1.2	the total amount incurred, expended and/or due for each requested Item less prior disbursements; and

1.3
the date on which Borrower requests that such disbursement be made (subject to Section 12.3, the “Funding Date”), which date shall in no event be earlier than (i) five (5) Business Days following submittal by Borrower to Administrative Agent of the Application for Payment (together with all related supporting information and certificates) and the satisfaction by Borrower of each applicable condition to disbursement set forth in this Agreement, (ii) the 9th (unless either the 9th or 10th would be a non-Business Day in which case (a) if the 10th is not a Business Day, the Business Day two Business Days prior to the 10th, and (b) if only the 9th is a non-Business Day, the Business Day immediately prior to the 9th) day of the month for which such disbursement is requested (it being acknowledged that Borrower intends to submit an Application for Payment to Administrative Agent on or about the 29th day of the preceding month as indicated in Section 1 above), and (iii) such other date as may be agreed to by Administrative Agent in its sole discretion;

Each Application for Payment by Borrower shall constitute a representation and warranty by Borrower that Borrower is in compliance with all the conditions precedent to a disbursement specified in this Agreement.
The Application for Payment may be submitted by Borrower to Administrative Agent electronically in accordance with Section 13.26 of this Agreement.

2.	Lenders’ Right to Condition Disbursements. Administrative Agent and Lenders’ shall have the right to condition any disbursement upon Administrative Agent’s receipt and approval of the following:

2.1
the Application for Payment and an itemized requisition for payment of Item 2 of the Hard Costs portion of the Disbursement Budget (“Hard Costs”), which shall be supported by dck/FWF, LLC invoices and a signed and notarized AIA Form G702/703 (which may be delivered in electronic form);

2.2	bills, invoices, documents of title, vouchers, statements, payroll records, receipts and any other documents evidencing the total amount expended, incurred or due for any requested Items;

2.3
evidence of Borrower’s use of a Lien release, joint check and voucher system acceptable to Administrative Agent for payments or disbursements to any contractor, subcontractor, materialman, supplier or Lien claimant;

2.4
Architect’s and the Independent Inspecting Architect’s periodic certifications of the percentage and/or stage of construction that has been completed and its conformance to the Plans and Specifications and Requirements of Law based upon any such architect’s, inspector’s and/or engineer’s periodic physical inspections of the Property and Improvements. An Application for Payment submitted under this Section 1 shall not be considered complete until after the Independent Inspector has inspected the Improvements and issued its report as set forth herein and any revisions, if any, have been made to the Application for Payment as a result of such inspection;

2.5
waivers and releases of any mechanics’ lien, stop notice claim, equitable lien claim or other Lien claim rights, including, conditional lien waivers relating to construction work and costs (to the extent customary for the type of cost in question) reflected in the current Application for Payment and unconditional lien waivers for all construction work and costs (to the extent customary for the type of cost in question) included in the previous Application for Payment;

2.6	evidence of Borrower’s compliance with the provisions of Article 4 and Section 6.1 of this Agreement;

2.7
a written release executed by any surety to whom Administrative Agent or any Lender has issued or will issue a set-aside letter and/or any public entity or agency which is a beneficiary under any instrument of credit or standby letter of credit which Administrative Agent or any Lender has issued or will issue with respect to the Loan;

2.8	valid, recorded Notice(s) of Completion for the Improvements or any portions of the Improvements for which Notice(s) of Completion may be recorded under applicable law;

2.9	Administrative Agent’s receipt of such Title Policy endorsements, as Administrative Agent may require;

2.10	Certificate of Completion from the Independent Inspecting Architect, prior to the final retention disbursement or the final stage disbursement of Hard Costs, as applicable;

2.11	any other document, requirement, evidence or information that Administrative Agent may request under any provision of the Loan Documents;

2.12
unless Sections 2.13 or 2.14 of this exhibit apply, evidence that any goods, materials, supplies, fixtures or other work in process for which disbursement is requested have been incorporated into the Improvements;

2.13
in the event any Application for Payment includes the cost of materials stored at a location other than the Property (“Offsite Materials”), such Application for Payment shall include each of the following: (a) evidence that the Offsite Materials have been purchased by Borrower, have been segregated from other materials in the facility and have been appropriately marked to indicate Borrower’s ownership thereof and Lenders’ security interest therein; and (b) evidence that the Offsite Materials are insured as required by this Agreement; and (c) at Administrative Agent’s request, a security agreement and financing statement in form and substance satisfactory to Administrative Agent executed by the supplier of the Offsite Materials, and/or such other persons as Administrative Agent determines may have an interest in or claim to the Offsite Materials, together with such other additional documentation and evidence as Administrative Agent may reasonably require to assure itself that Lenders have a perfected first priority lien on the Offsite Materials. Notwithstanding the foregoing, an Application for Payment may include deposits for fabrication of or orders relating to specialty materials or long-lead items, subject to Administrative Agent’s reasonable approval; and

2.14
in the event that any Application for Payment includes the cost of materials stored on the Property (“Onsite Materials”), such Application for Payment shall include each of the following: (a) evidence that the Onsite Materials have been purchased by Borrower; (b) evidence that the Onsite Materials are insured as required hereunder; and (c) evidence that the Onsite Materials are stored in an area on the Property for which adequate security is provided against theft and vandalism.

Unless otherwise approved by Administrative Agent, invoices submitted with any Application for Payment, except the first Application for Payment, must not be dated prior to the date that is ninety (90) days preceding the date of the Application for Payment. Notwithstanding the foregoing, Administrative Agent shall give its approval upon confirmation from Borrower that such invoices are not duplicative.
Borrower acknowledges that this approval process may result in disbursement delays and an inability for Lenders to fund on the Funding Date and Borrower hereby consents to all such delays.

3.
Hard Cost Contingency Reserve. The portion of the Disbursement Budget initially totaling $16,193,983.82, allocated for the payment of Hard Cost Contingencies(i.e., Line Item 3 of the Hard Costs portion of the Disbursement Budget), and any increases in the Hard Cost Contingency Reserve pursuant hereto, shall be reallocated to such other Items as Borrower shall, from time to time, request in writing and Administrative Agent shall approve. After any such reallocation, the portion of the Hard Cost Contingency Reserve that has been reallocated will be disbursed in accordance with the provisions governing the disbursement of the Item(s) to which such portion of the Hard Cost Contingency Reserve has been allocated.

4.
Soft Cost Contingency Reserve. The portion of the Disbursement Budget initially totaling $17,713,336.00, allocated for the payment of Soft Cost Contingencies (i.e., Line Item 15 of the Soft Costs portion of the Disbursement Budget), and any increases in the Project Contingency Reserve pursuant hereto, shall be reallocated to such other Items as Borrower shall, from time to time, request in writing and Administrative Agent shall approve. After any such reallocation, the portion of the Project Contingency Reserve that has been reallocated will be disbursed in accordance with the provisions governing the disbursement of the Item(s) to which such portion of the Project Contingency Reserve has been allocated.

5.
Savings If the projected actual cost or a revised guaranteed cost of an Item is less than the maximum amount of the Disbursement Budget allocated to any such Item, then any such excess amounts may be reallocated, from time to time upon Borrower’s written request and Administrative Agent’s approval, to either the Hard Cost Contingency Reserve or Project Contingency Reserve. Any amounts reallocated to the Hard Contingency Reserve or Project Contingency Reserve, as applicable, will be disbursed in accordance with this Sections 3 and 4 of this exhibit. The reallocation, depletion, refusal of Administrative Agent to increase, reallocate or deplete the Hard Contingency Reserve or Project Contingency Reserve shall not release Borrower from any of Borrower’s obligations under the Loan Documents.

EXHIBIT E - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
Exhibit E to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.
ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein mean as defined in the Building Loan Agreement identified below (as amended from time to time, the "Loan Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1. Assignor: ______________________________
2. Assignee: ______________________________ [and is an Affiliate]

3. Borrower(s):	______________________________
4. Administrative Agent: PNC Bank, National Association

5. Loan Agreement:	Building Loan Agreement dated as of [August __], 2015 among TRG IMP, LLC, the Lenders now or hereafter parties thereto, and PNC Bank, National Association, as Administrative Agent]
6. Assigned Interest

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
________________	$_____________	$_____________	__________%
________________	$_____________	$_____________	__________%
________________	$_____________	$_____________	__________%

Effective Date: ___________, 20___

[NOTE: ADMINISTRATIVE AGENT TO INSERT THE EFFECTIVE DATE OF RECORDATION OF THE TRANSFER IN THE REGISTER]

The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:______________________________
Title:
[Consented to and] Accepted:

PNC BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By_________________________________
Name:
Title:

[Consented to:

[NAME OF BORROWER OR OTHER RELEVANT PARTY

By________________________________
Name:
Title:]

Exhibit E

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

EFFECTIVE ___________. ___

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the "Loan Documents"), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements, if any, of an Eligible Assignee under the Loan Agreement, (iii) from and after the Effective Date, it is bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, has the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to the terms thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if Assignee is not incorporated or organized under the Laws of the United States of America or any State thereof, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement or as deemed appropriate by Agent, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, Administrative Agent will make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment is binding upon, and inures to the benefit of, the parties hereto and their respective successors and assigns as permitted by the Loan Documents. This Assignment may be executed in any number of counterparts, which together constitutes one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy is as effective as delivery of a manually executed counterpart of this Assignment. This Assignment is governed by, and will be construed in accordance with, the laws of the State of New York.

EXHIBIT F - FORM OF NOTE
Exhibit F to BUILDING LOAN AGREEMENT between TRG IMP LLC, a Delaware limited liability company, as “Borrower”, PNC BANK, NATIONAL ASSOCIATION, as “Administrative Agent”, and various Lenders, dated as of August 14, 2015.
PROMISSORY NOTE SECURED BY MORTGAGE
$__________________                                     ________ __, 20__
FOR VALUE RECEIVED, _________________, a ____________ (“Borrower”), HEREBY PROMISES TO PAY to the order of ___________________________ (“Lender”) the principal sum of __________________ Dollars ($__________), or if less, the aggregate unpaid principal amount of all disbursements disbursed by Lender pursuant to the requirements set forth in the Building Loan Agreement dated as of [August ___, 2015] (as amended, supplemented or restated from time to time the “Loan Agreement”), among Borrower, Lender, certain other Lenders named therein or made parties thereto and PNC Bank, National Association, as Administrative Agent, together with interest on the unpaid principal balance hereof at the rate (or rates) determined in accordance with Section 2.6 of the Loan Agreement from the date such principal is advanced until it is paid in full. It is contemplated that there will be advances and payments under this Note from time to time, but no advances or payments under this Note (including payment in full of the unpaid balance of principal hereof prior to maturity) shall affect or impair the validity or enforceability of this Note as to future advances hereunder.
This Note is one of the Notes referred to in and governed by the Loan Agreement, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity hereof and for the payment of certain additional sums to Lender upon the happening of certain stated events. Capitalized terms used in this Note without definition have the same meanings as in the Loan Agreement.
The principal amount of this Note, unless accelerated in accordance with Loan Agreement as described below, if not sooner paid, will be due and payable, together with all accrued and unpaid interest and other amounts due and unpaid under the Loan Agreement, on the Maturity Date.
This Note is secured by, among other things, the Leasehold Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing (as amended, supplemented or restated from time to time the “Mortgage”) dated as of [August___,2015], executed by Borrower to Administrative Agent for the benefit of Lenders, as beneficiary.
Interest on the Loans is payable in arrears on the first Business Day of each month during the term of the Loan Agreement, commencing with the first Business Day of the first calendar month to begin after the date of this Note. Interest will be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of three hundred sixty (360) days. The Loan Agreement provides for the payment by Borrower of various other charges and fees, in addition to the interest charges described in the Loan Agreement, as set forth more fully in the Loan Agreement.
All payments of any amount becoming due under this Note shall be made in the manner provided in the Loan Agreement, in Dollars.
Upon and after the occurrence of a Default, unless such Default is waived as provided in the Loan Agreement, this Note may, at the option of Requisite Lenders and without further demand, notice or legal process of any kind, be declared by Administrative Agent, and in such case immediately shall become, due and payable. Upon and after the occurrence of certain Defaults, this Note shall, without any action by Lenders and without demand, notice or legal process of any kind, automatically and immediately become due and payable.
Demand, presentment, protest and notice of nonpayment and protest, notice of intention to accelerate maturity, notice of acceleration of maturity and notice of dishonor are hereby waived by Borrower. Subject to the terms of the Loan Agreement, Lender may extend the time of payment of this Note, postpone the enforcement hereof, grant any indulgences, release any party primarily or secondarily liable hereon or agree to any subordination of Borrower’s obligations hereunder without affecting or diminishing Lender’s right of recourse against Borrower, which right is hereby expressly reserved.

This Note has been delivered and accepted at ______________. This Note shall be interpreted in accordance with, and the rights and liabilities of the parties hereto shall be determined and governed by, the laws of the State of New York.
All notices or other communications required or permitted to be given pursuant to this Note shall be given to the Borrower or Lender at the address and in the manner provided for in the Loan Agreement.
In no contingency or event whatsoever shall interest charged in respect of the Loan evidenced hereby, however such interest may be characterized or computed, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If such a court determines that Lender has received interest hereunder in excess of the highest rate applicable hereto, Lender shall, at Lender’s election, either (a) promptly refund such excess interest to Borrower or (b) credit such excess to the principal balance hereof. This provision shall control over every other provision of all agreements between Borrower and Lender.
Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.
[This Note is issued in replacement of a Note dated ___________ in the amount of $______________, previously issued by Borrower to ___________ pursuant to the Loan Agreement and shall evidence a Loan made by ___________ that is outstanding as of the date hereof, together with accrued and unpaid interest thereon and other amounts payable with respect thereto, as well as future advances hereunder.]

EXHIBIT G - RESERVED

EXHIBIT H - DELEGATION LETTER

DELEGATION LETTER
August 14, 2015

PNC Bank, National Association
755 West Big Beaver Road, Suite 2400
Troy, Michigan 48084

RE:    Designation of Authorized Representative

Ladies and Gentlemen:

This Letter is delivered by TRG IMP LLC, a Delaware limited liability company (the “Company”), to PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent, in connection with that certain $330,890,000 construction loan from PNC and the other lenders party thereto to the Company, as borrower, on even date herewith (the “Loan”). PNC may rely upon this Letter until contrary instructions are received from the Company and PNC has had a reasonable time to act on the new instructions.

The Company hereby designates the following person(s) to perform all such actions and to execute all such documents on behalf of the Company as are necessary for the administration of the Loan (collectively, the “Transaction Administration Actions”). Without limitation, Transaction Administration Actions shall include all invoicing and accounting matters. The designations made in this Letter are in addition to any persons who were previously authorized to act on behalf of the Company pursuant to that certain [Written Consent of the Sole Managing Member of the Company, dated August __, 2015]. The Company further certifies that any signature following each person’s name is such person’s actual signature.

Name	Signature

Anne Marie Gladding	x_______________________

Alice Mah	x_______________________

Ben Meeker	x_______________________

The Company also elects to communicate with PNC for Transaction Administration Actions using email, on the terms set forth in the Supplement to Delegation Letter attached hereto and incorporated in this letter by reference. The Company may supplement the designations made in this Letter by additional written instructions which make reference to this Letter.

Very truly yours,

TRG IMP LLC, a Delaware limited liability company

By:
Print Name: Simon Leopold
Title: Authorized Signatory

SUPPLEMENT TO DELEGATION LETTER -
AUTHORIZATION FOR TRANSACTION ADMINISTRATION USING EMAIL

This Supplement relates to, and is incorporated by this reference into, the Delegation Letter, dated August 14, 2015, (the “Delegation Letter”), executed by TRG IMP LLC, a Delaware limited liability company (the “Company”), and delivered to PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent on behalf of the lenders. Capitalized terms used in this Supplement without definition shall have the meanings given to those terms in the Delegation Letter or in that certain [Written Consent of the Sole Managing Member of the Company] (the “Consent”) referred to in the Delegation Letter.

The Company desires to communicate with PNC for Transaction Administration Actions using email. The Company represents and agrees that (1) each person named below is an authorized representative of the Company (pursuant to the Consent or the Delegation Letter), (2) PNC may send communications to, and accept communications from, any person named below using the authorized email address(es) specified below, and (3) PNC may use the telephone number(s) specified below to contact an authorized representative to resolve any questions:

Authorized Person	Email Address and (Optional) Alternate Email Address(es)	Telephone Number(s) for Authorized Person

Anne Marie Gladding	agladding@taubman.com amiller@taubman.com	248-258-7459

Alice Mah	amah@taubman.com amiller@taubman.com	248-258-7277

Ben Meeker	bmeeker@taubman.com amiller@taubman.com	248-258-7689

The Company understands the risks of communicating confidential and time-sensitive information using email, including the risk of fraudulent activity and misuse of an email account. The Company confirms that (1) all risks of using email for Transaction Administration Actions are assumed by the Company, (2) PNC may rely upon the authority of any person named above who provides instructions on behalf of the Company using email, and (3) PNC has no duty to confirm or verify the genuineness, authenticity or accuracy of any instruction sent from any email address specified above. The Company understands that any Transaction Administration Actions communicated to PNC from any other email address not specified above are not binding on PNC, and PNC may, in its discretion, require additional authentication or verification actions prior to acting on such other email communications.

PNC may rely upon the instructions and authorizations in this Supplement until contrary instructions are received from the Company, and PNC has had a reasonable time to act on the new instructions. The Company agrees to notify PNC promptly of any improper activity known by the Company to have originated from any of the email addresses identified above.

EXHIBIT I - FORM OF COMPLIANCE CERTIFICATE

____________________, 201__

PNC BANK, NATIONAL ASSOCIATION
500 First Avenue 4th Fl
Pittsburgh, PA 15219
Attention: Kate Lorenzato

Each of the Lenders party to the Loan
Agreement referred to below

RE: Loan Number ___________ (“Loan”)

Reference is made to the Building Loan Agreement dated as of August ___, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among TRG IMP LLC (“Borrower”), the financial institutions party thereto and their assignees under Section 13.13(c). thereof (“Lenders”), PNC Bank, National Association, as Administrative Agent (“Administrative Agent”). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Loan Agreement.

Pursuant to [Insert Applicable Extension Section[ OR [Section 10.4] of the Loan Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders that:

1.	The person executing this Certificate on behalf of Borrower is the __________ of Borrower.

2.
As of ____________, the Property has generated a Debt Service Coverage Ratio of ___________________. Accordingly, Borrower [is][is not] in compliance with the financial covenants contained in [Insert Applicable Extension Section[ OR [Section 9.23] of the Loan Agreement.

3.
Schedule 1 attached to this Certificate sets forth the financial information and calculations evidencing that Borrower is in compliance with the financial covenants contained in [Insert Applicable Extension Section] OR [Section 9.23] of the Loan Agreement, and all of such financial information and calculations are true, correct and complete.

4.	No Default or Potential Default now exists.

This Certificate, together with the financial information and calculations set forth on Schedule 1 attached hereto, are submitted to Administrative Agent and Lenders as of _________, 201_.

BORROWER:

TRG IMP LLC, a
Delaware limited liability company

By: _____________________________
Name: ___________________________
Title: ____________________________

Schedule 1
[Insert]

EXHIBIT J-1
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Building Loan Agreement, dated as of [_________ __, 2015], by and among [____________________________], as borrower, PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, and each lender from time to time party thereto (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”).
Pursuant to the provisions of Section 13.15(g) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the interest in the Loan (as well as any Note evidencing such interest in the Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
[NAME OF LENDER]
By:    __________________________________

Name:    ____________________________

Title:    ____________________________

Date:    _________________, 20[__]

EXHIBIT J-2
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Building Loan Agreement, dated as of [_________ __, 2015], by and among [____________________________], as borrower, PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, and each lender from time to time party thereto (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”).
Pursuant to the provisions of Section 13.15(g) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
[NAME OF PARTICIPANT]
By:    __________________________________

Name:    ____________________________

Title:    ____________________________

Date:    _________________, 20[__]

EXHIBIT J-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Building Loan Agreement, dated as of [_________ __, 2015], by and among [____________________________], as borrower, PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, and each lender from time to time party thereto (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”).
Pursuant to the provisions of Section 13.15(g) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
[NAME OF PARTICIPANT]
By:    __________________________________

Name:    ____________________________

Title:    ____________________________

Date:    _________________, 20[__]

EXHIBIT J-4
FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Building Loan Agreement, dated as of [_________ __, 2015], by and among [____________________________], as borrower, PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, and each lender from time to time party thereto (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Loan Agreement”).
Pursuant to the provisions of Section 13.15(g) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the interest in the Loan (as well as any Note evidencing such interest in the Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such interest in the Loan (as well as any Note evidencing such interest in the Loan), (iii) with respect to the extension of credit pursuant to the Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Administrative Agent, and (2) the undersigned shall have at all times furnished Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
By:    __________________________________

Name:    ____________________________

Title:    ____________________________

Date:    _________________, 20[__]

EXHIBIT K

PROPERTY SECTION:

[Evidence of Property Insurance (Acord 28, 27 or Equivalent). All insurance forms must have the assigned policy numbers.

PLEASE NOTE: Certificate of Liability Insurance (Acord 25) / Certificate of Property Insurance (Acord 24),
or Binders ARE NOT ACCEPTABLE as evidence of property insurance.

Please check the Mortgagee box on the certificate and name PNC Bank, N.A., as mortgagee with 30 day cancellation notice.

Borrower, exactly as shown above, is to be shown as a Named Insured.

Builder’s Risk Coverage, Completed Value Form, in the amount of Full Replacement Cost.
State if the Builders Risk policy is written on a monthly reporting basis

Coverage for All Risks of Direct Physical Loss (Special Form).

Terrorism Insurance is required

A Maximum Deductible of $250,000 per occurrence. However, the deductible for hurricane and/or flood resulting from a named storm is permitted to be 5% of the full replacement cost and 12 months of gross revenue.
Loss valuation at replacement cost (no deduction for depreciation).

State if Windstorm is excluded or has a sublimit with the applicable deductible.

State if the following coverages apply and the applicable limits:

•	Soft Costs

•	Building Ordinance or Law

•	Off Site Materials Storage

•	Property in Transit

•	Loss of Materials and Equipment at the jobsite

•	Boiler & Machinery, if applicable

•	If PML (Probable Maximum Loss) is 20% or greater, Earthquake insurance is required.

Business Income coverage in the amount of 12 months’ operations, post construction completion.

LIABILITY SECTION:

Borrower, exactly as shown above, is to be shown as a Named Insured.

Original Certificate of Commercial General Liability Insurance in the amount of $5,000,000 per occurrence.

Terrorism Insurance is required

Assigned policy numbers must be shown on the certificate.

30-Day cancellation clause, in favor of PNC Bank, N.A.

Loan number and location in description of Operations/Location section.

If borrower is general contractor:

•	Products/Completed Operations Coverage

CONTRACTOR LIABILITY SECTION:

Original Certificate of Commercial General Liability Insurance in the amount of $1,000,000 per occurrence in the name of the contractor, .

Assigned policy numbers must be shown on the certificate.

Products/Completed Operations

30-Day cancellation clause, in favor of PNC Bank, N.A.

Loan number and location in description of Operations/Location section.

PROPERTY & LIABILITY SECTIONS:

All coverage must be indicated on the proof of insurance provided. Any exclusions or conditions which deviate from standard insurance language or forms must be indicated on the proof of insurance.

All Property and Liability Insurers must carry a minimum A.M. Best Rating of A or better and policyholder surplus of $25 million or higher.

All of the conditions listed above are requirements of the Lender, and must be indicated on the Proof of Insurance including that of the contractor (if applicable).]

EXHIBIT L
[ACKNOWLEDGEMENT OF OPTION TO EXTEND REQUEST LETTER FROM BORROWER]

____________________, 201__1

PNC BANK, NATIONAL ASSOCIATION
500 First Avenue 4th Fl
Pittsburgh, PA 15219
Attention: Kate Lorenzato
PNC Real Estate

Each of the Lenders party to the Loan
Agreement referred to below

RE: Loan Number _________ (“Loan”)

Pursuant to the terms of the Building Loan Agreement, dated August ___, 2015(“Loan Agreement”), by and among TRG IMP LLC, a Delaware limited liability company ( “Borrower”), the financial institutions party thereto and their assignees under Section 13.13(c) thereof (“Lenders”) and PNC Bank, National Association, as Administrative Agent (“Administrative Agent”), Borrower hereby acknowledges that Borrower has exercised its option to extend the maturity date of the Loan described therein from [_____________]2 Maturity Date to [_______]3 Extended Maturity Date. The Borrower hereby certifies to Agent and Lenders as follows:

1.	No Default or Potential Default exists under the Loan Documents.

2.
[The Improvements are [Substantially] Complete and Borrower has delivered to Administrative Agent copies of all permanent [temporary] certificates of occupancy or other comparable governmental approvals which are required for the Improvements by the local government agency having jurisdiction and authority to issue such certificates of occupancy or other approvals.]

3.	The minimum Occupancy of the Improvements pursuant to Approved Leases is _______ percent (__%).

All capitalized terms used herein, which are not defined herein, shall have the meanings given to them in the Loan Agreement.

TRG IMP LLC, a
Delaware limited liability company

By: _____________________________
Name: ___________________________
Title: ____________________________

_________________________________

1 Original Maturity Date, First Extended Maturity Date or Second Extended Maturity Date, as applicable.
2 Original of First Extended, as applicable.
3 First or Second as applicable.

EXHIBIT M
CONFIRMATION OF SECOND TIER STABILIZATION FROM BORROWER

____________________, 201__

PNC BANK, NATIONAL ASSOCIATION
500 First Avenue 4th Fl
Pittsburgh, PA 15219
Attention: Kate Lorenzato

Each of the Lenders party to the Loan
Agreement referred to below

RE: Loan Number ___________ (“Loan”)

Pursuant to the terms of the Building Loan Agreement, dated [August ___], 2015(“Loan Agreement”), by and among TRG IMP LLC, a Delaware limited liability company (“Borrower”), the financial institutions party thereto and their assignees under Section 13.13(c) thereof (“Lenders”) and PNC Bank, National Association, as Administrative Agent (“Administrative Agent”), Borrower hereby confirms that the following conditions of Second Tier Stabilization has occurred:

1.	The Occupancy of the Improvements is greater than or equal to 85%.

2.	The Debt Service Coverage Ratio is greater than or equal to 1.35 to 1.00.

3.	The Loan-to-Value Percentage is less than or equal to 60% based upon an Appraisal of the Property satisfying the requirements of the Loan Agreement.

All capitalized terms used herein, which are not defined herein, shall have the meanings given to them in the Loan Agreement.

TRG IMP LLC, a
Delaware limited liability company

By: _____________________________
Name: ___________________________
Title: ____________________________

EXHIBIT N
FORM OF MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT BETWEEN

_____________________________________

AND THE TAUBMAN COMPANY LLC

	3.2	Leasing Commissions	15
	3.3	Compensation for Lease or Sale of Peripheral Property	16
	3.4	Fees For Special Services	18
	3.5	Sponsorship Services Commission	18
	3.6	Retail Merchandising Units	19
	3.7	Reimbursements	19
	3.8	Legal Services	20
	3.9	Payment of Compensation	21
	3.10	Management Office	21

IV -	TERM, TERMINATION, AND DEFAULT		21

	4.1	Term	21
	4.2	Default by Manager	22
	4.3	Bankruptcy of Manager	22
	4.4	Default of Owner	23
	4.5	Additional Termination Rights	23
	4.6	Effect of Termination	24

V -	MISCELLANEOUS		24

	5.1	Notice	24
	5.2	Severability	25
	5.3	Reimbursement of Legal Fees	26
	5.4	Waivers	26
	5.5	Governing Law	26
	5.6	Modifications	27
	5.7	Termination of Prior Agreements	27
	5.8	Assignment	27
	5.9	Successors; Third Party Beneficiaries	27
	5.10	No Joint Venture	28
	5.11	Consent and Approval of Owner	28

MANAGEMENT AGREEMENT

This Management Agreement (this "Agreement"), made and entered into as of the _______ day of ________________, 201_, by and between ____, a ____________ partnership, whose address is 200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304 ("Owner"), and THE TAUBMAN COMPANY LLC, a Delaware limited liability company (doing business as The Taubman Company), whose address is 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 ("Manager"), is based upon the following:
A.    Owner is the owner of certain property located in ____, which property is part of a retail and commercial development commonly known as ____(the "Development").
B.    Owner desires to engage Manager, on an exclusive basis, to manage and lease the Development and to provide other services to and act on behalf of Owner, and Manager desires to render such services to and act on behalf of Owner, all upon the terms and conditions hereinafter set forth.
Now, therefore, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
ENGAGEMENT AND OBLIGATIONS OF MANAGER
Section 1.1    Engagement of Manager.
(1)    Owner hereby engages Manager, and Manager hereby agrees to serve, as the sole and exclusive manager and leasing and sponsorship agent for the Development.
(2)    Subject to the provisions of this Agreement, Owner hereby grants Manager the power and authority for Manager to carry out Manager's duties under this Agreement, as exclusive agent and representative of Owner.
(3)    All actions, undertakings and performances by Manager pursuant to this Agreement shall be at Owner's sole cost and expense, except as provided in Section 3.7(2) below.
Section 1.2    General Duties.
(1)    Subject to the limitations set forth in this Agreement, Manager shall be responsible for the management and leasing of the Development as a first-class retail center.
(2)    Manager shall be responsible for the hiring, training, and supervision of personnel at the Development.
(3)    Manager shall comply with all applicable laws, regulations and collective bargaining agreements, if any.
Section 1.3    Leasing and Sale Services.
(A)    Leasing of the Development

(1)    Manager shall solicit tenants and negotiate leases, licenses and other occupancy agreements (collectively, the "Leases"), including, without limitation, all Lease renewals, extensions and modifications for space at the Development.
(2)    To the extent Manager deems necessary, Manager is authorized to employ the services of outside real estate brokers.
(3)    With the prior approval of Owner, Manager shall have the authority to execute any Leases or any renewals, extensions or modifications thereof on behalf of Owner. Manager shall not enter into or commit Owner to any Lease with respect to the Development without the prior approval of Owner.
(4)    Owner hereby authorizes Manager to conduct negotiations on requests for modification of or resolution of disputes regarding any Lease. No Lease modification, waiver of default, or waiver of breach may be made by Manager without Owner's prior approval.
(5)    Owner shall provide to Manager leasing plans, amenity plans, the lease form (including Exhibits), space layout drawings, production exhibits and other information reasonably requested by Manager to assist Manager in fulfilling its obligations hereunder.
(B)    Sale or Lease of Peripheral Property
Manager shall solicit tenants and purchasers, and shall negotiate Leases, purchase agreements, and other disposition documents, with respect to the peripheral property associated with the Development. Manager is authorized to employ the services of outside real estate brokers for the peripheral property, to the extent Manager deems necessary. Manager shall not execute any leases, purchase agreements, or other disposition documents described in this Section 1.3B, or make any binding commitments on behalf of Owner with respect thereto, without the prior written consent of Owner.
Section 1.4    Maintenance, Repairs and Alterations.
(1)    Manager shall arrange for the maintenance, repair, and alteration of the improvements comprising the Development in order to maintain the improvements in a safe, sound, attractive and rentable condition.
(2)    Manager shall arrange for periodic physical inspections of the Development and shall provide Owner with its evaluations and recommendations.
(3)    Manager shall not make or incur, without Owner's approval, expenditures for the maintenance, repair, or alteration of the Development in excess of ten percent (10%) over the amount therefor set forth in the then current budget approved by Owner, except for (i) expenditures reimbursable to Owner by tenants or other occupants of the Development (the "Tenants") and/or department stores in the Development, and (ii) expenditures for emergency repairs to the Development which, in Manager's reasonable opinion, are required for the preservation and safety of the

Development, or to avoid the suspension of any service to or of the Development, or to avoid danger to life or property at or about the Development. Manager shall inform Owner as soon as reasonably possible of any such emergency expenditure.
(4)    At the request of Owner, Manager shall arrange for and/or coordinate all reconstruction, repair or renovation of improvements to the Development, and shall have the authority to enter into (and amend, modify and terminate) agreements for the foregoing on behalf of Owner as Owner’s agent. The foregoing provision shall not apply with respect to any major reconstruction, repair or renovation, which is addressed in Section 1.14 below. Major reconstruction, repair or renovation shall mean work involving an estimated cost in excess of One Million Dollars ($1,000,000), which amount shall be increased each calendar year by six percent (6%).
Section 1.5    Utility and Other Services.
Subject to the limitations set forth in this Agreement, Manager shall arrange for, and may enter into (and amend, modify and terminate) on behalf and in the name of Owner as Owner’s agent, such contracts for electricity, gas, fuel, water, telephone, rubbish removal, maintenance, repair, construction, and other services as Manager shall deem advisable.
Section 1.6    Billings and Collections.
(1)    Manager shall bill and endeavor to collect, for the account of Owner, all minimum and percentage rents, utility charges, common area charges, insurance charges, real estate and personal property tax and assessment charges, and any and all other charges and/or income accruing to Owner from the Development during the term of this Agreement.
(2)    Manager shall, on behalf of Owner, utilize such collection procedures as it deems appropriate to collect any past due rents or other charges or income with respect to the Development.
(3)    Manager shall cooperate with Owner in any proceedings instituted by Owner to recover monies due Owner with respect to the Development or to recover possession of any portion of the Development, all such proceedings to be at Owner's expense.
Section 1.7    Books, Records and Bank Account.
(1)    All monies collected or received by Manager with respect to the Development shall be deposited into a separate bank account or accounts (collectively, the "Bank Account") in a bank or banks satisfactory to Owner. The Bank Account shall be used solely for funds collected or withdrawn pursuant to this Agreement. Such monies shall not be commingled with Manager's or Owner's own funds.

(2)    Funds may be withdrawn from the Bank Account only for the benefit of Owner, and otherwise for purposes authorized under this Agreement. Funds shall not be withdrawn to the order or benefit of Manager, except as provided in this Agreement.
(3)    Manager is hereby authorized, and shall have the right from time to time, to designate those employees of Manager who, in addition to any designees of Owner, will be authorized signatories for the Bank Account.
(4)    If the funds collected or received by Manager are not sufficient, Owner shall deposit (or cause to be deposited) into the Bank Account sufficient funds to enable Manager (i) to perform Manager's obligations hereunder and (ii) to fund the timely payment of all costs and expenses incurred for the Development (including, without limitation, any compensation, reimbursement and other amounts owed hereunder to Manager). Manager shall not be obligated to make any advance for the account of Owner or to pay any sums except out of funds in the Bank Account, nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance satisfactory to Manager that the necessary funds for the discharge of such liability or obligation will be provided.
(5)    Manager shall remit to Owner from time to time such portion of the cash balance in the Bank Account as Owner determines not to be required for the operation of the Development.
(6)    The books and records relating to the Development shall be kept and main-tained by Manager at its principal office in Bloomfield Hills, Michigan, or such other location as Manager may designate in writing and Owner may approve. Owner, or its duly authorized agent, shall have the right to examine such books and records at any time during normal business hours upon reasonable prior notice.
(7)    Manager shall not be obligated to keep any records relating to the Development or this Agreement beyond the period required by Manager’s record retention policy.
Section 1.8    Budgets.
Manager shall prepare annual operating budgets for the Development. Each such budget shall reflect a reasonable estimate of the proposed expenses to be incurred and revenues to be realized (including any financing) in connection with the operation of the Development during the subject fiscal year, including (as appropriate, but subject to Section 1.14(c) below and to the extent not provided in any separate expansion or major expenditure budget) expenses for redevelopment, expansion, renovation, reconstruction or other major capital expenditures and plans (including the sources for financing such major capital expenditures) and shall include such additional information and such detail as may reasonably be requested by Owner. Each such budget shall be subject to the approval of Owner. Manager shall revise and update each approved budget for the Development, on a periodic basis and otherwise as necessary or appropriate or as reasonably requested by Owner. Such revised and updated budgets shall be submitted to Owner for Owner's approval.

Section 1.9    Expenditure of Funds.
(1)    Manager shall have the right and authority to expend and disburse funds of, and, subject to the express limitations otherwise set forth in this Agreement, incur obligations and enter into agreements on behalf of, Owner (including, without limitation, to expend and disburse the proceeds from financing or other sources of funding obtained by Owner) in connection with the Development and the services to be performed under this Agreement, provided that such expenditures, disbursements, obligations and agreements are expressly contemplated under the then-current and approved annual budget for the Development or are otherwise provided for in this Agreement. Except as otherwise provided in this Agreement, without Owner's approval, Manager shall have no right or obligation to render services which would involve the expenditure or disbursement of Owner's funds other than as contemplated under the then-current and approved annual budget for the Development, even if such services would otherwise be required of Manager pursuant to this Agreement.
(2)    Manager shall have the authority, on behalf of Owner, to expend and disburse funds of, and, subject to the express limitations otherwise set forth in this Agreement, incur obligations on behalf of, Owner (including, without limitation, to expend and disburse the proceeds from financing or other sources of funding) for unbudgeted items and/or cost overruns which, in Manager's reasonable opinion, are (i) for the preservation and safety of or with respect to the Development or (ii) to avoid the suspension of any service to or of the Development or (iii) to avoid danger to life or property at or about the Development. Manager shall inform Owner as soon as reasonably possible of any such emergency expenditure.
Section 1.10    Owner's Funds.
(1)    Manager shall maintain at its expense a fidelity bond in an amount not less than One Million Dollars ($1,000,000) covering all of Manager's employees and officers handling Owner's funds pursuant to this Agreement.
(2)    Manager shall be responsible for losses of funds collected by Manager on Owner's behalf caused by the material breach, gross negligence or willful misconduct of Manager or Manager's Indemnified Parties (as defined in Article II below).
Section 1.11    Reports.
Manager shall furnish Owner with the following statements concerning the operation of the Development:

(a)
Within thirty (30) days after the end of each calendar month (except for the month of January), a statement which compares the results of operations to the annual budget, a schedule of disbursements, a schedule of delinquencies, a report of Tenant sales, a report of leasing activity, a summary statement of sources and uses of funds and a budget variance report;

(b)	Not less than thirty (30) days prior to the beginning of each calendar year, an annual operating budget and cash flow projection with respect to the Development for the next succeeding calendar year. Such budget shall be subject to Owner's approval (as provided in Section 1.8 above) and both the budget and projection shall be reviewed, and revised, if appropriate, at least once during the subject calendar year; and

(c)
Within ninety (90) days after the expiration of each calendar year, statements of the operations with respect to the Development for the preceding calendar year, audited by Manager’s certified public accounting firm.

Section 1.12    Taxes.
(1)    At Owner's request, Manager shall review or cause to be reviewed the tax assessments imposed by any governmental authority against the real or personal property of the Development.
(2)    Manager shall cooperate with Owner in any proceedings instituted by Owner contesting or appealing the assessed valuation of the real or personal property of the Development.
(3)    Manager shall be responsible for payment, from the Bank Account, of property taxes, betterment assessments and similar governmental charges due with respect to the Development.
Section 1.13    Environmental Matters.
Manager shall assist Owner in connection with matters relating to compliance with environmental laws, rules, statutes, regulations and orders, in and about the Development. In addition, Manager shall maintain for the Development an operations and maintenance program with respect to such environmental matters as to which Manager and Owner shall agree.
Section 1.14    Special Services.
Manager shall, at the request of Owner, provide services not normally associated with the day-to-day management of the Development, but which may be requested from time to time by Owner or, solely with respect to its interest in Owner, which may be requested of Owner by a member of Owner, and which Manager has the ability to perform without restriction or detriment under applicable laws ("Special Services"). Special Services shall include, but are not limited to, services that are rendered in connection with the following:

(a)    Obtaining any financing, refinancing, or additional financing;

(b)    Preparation for and/or participation in hearings and/or litigation matters that are not the result of any act on the part of Manager's Indemnified Parties for which Owner is indemnified by
Manager hereunder;

(c)    Major reconstruction, repair or renovation (as defined in Section 1.4); provided, however, that if any such major reconstruction, repair or renovation (or other major capital expenditure program) involves an expansion, redevelopment, or other increase in the size or change in the configuration of the Development, then Owner shall engage Manager to render services with respect to the same (if Manager agrees to do so) pursuant to a separate agreement to be entered into by Owner and Manager, and the provisions of this Agreement shall not apply with respect to the same;

(d)    Providing reports, information, and services, other than as (1) specifically required under this

Agreement, (2) routinely provided by Manager to Owner, and (3) prepared not at the request of Owner, to a member of Owner or third parties designated by Owner; and

(e)    Sale, exchange or transfer of all or any portion of the Development, Owner's interest in the
Development or of an interest in Owner.

Notwithstanding the foregoing, Manager shall have no right or obligation to render Special Services unless the costs and expenses associated with the same (including, without limitation, Manager's compensation) are contemplated under the then-current and approved annual budget for the Development, or are otherwise approved by Owner.
Section 1.15    Independent Contractor Services.
Notwithstanding anything contained in this Agreement to the contrary, Manager and Owner acknowledge and agree as follows:
(1)    Manager shall not perform or provide any services to or for the benefit of Owner and/or the Development, if and to the extent that such services are not customarily provided in connection with the management and/or development of assets and interests of a similar class to the Development in the geographic market in which the Development is located.
(2)    With respect to those services to be provided by Manager under this Agreement which (as a result of the direct or indirect constituency of Manager) must be furnished or provided by an "independent contractor" (including those described in Section 1.15(1) hereof) from whom certain of Manager's (indirect) constituents receive no income (directly or indirectly), pursuant to section 856(d)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Independent Contractor Services"), the following provisions shall be applicable: Without the approval of Manager's constituents, Manager shall not perform any Independent Contractor Services; rather, Manager shall engage and retain, for and on behalf of Owner, and with Owner's approval a person or entity that would qualify as an independent contractor, who may or may not be affiliated with Manager (the "Independent Contractor"), to perform all of the Independent Contractor Services to be performed under this Agreement. In all cases in which such Independent Contractor is an affiliate of Manager, the nature of the affiliation and the terms of the engagement of such affiliate shall be disclosed to Owner.
Section 1.16    Other Activities.
For as long as this Agreement remains in effect, Manager shall not engage in any activities or perform any services with respect to the Development that are not for the benefit of Owner (and/or any direct or indirect constituent of Owner), without Owner's prior approval. Owner hereby approves Manager providing construction, architectural or any other work for Tenants, department stores in the Development and the holder of an interest in Owner, provided that, in each case, Manager is reasonably compensated for such work or services by persons or entities other than Owner.
Section 1.17    Confidentiality.
Each party agrees, for itself, its affiliates, partners, officers, director, employees, and shareholders, to use its reasonable good faith efforts to hold in confidence and not to use or disclose to others any confidential information heretofore or hereafter disclosed to it, including, without limitation, any data, information, plans, programs, budgets, costs, or operating or financial results which may come within its knowledge, except where (i) required by law or contract, (ii) the other party specifically authorizes such disclosure to others, (iii) such disclosure reasonably results from the performance of its duties hereunder, or (iv) such disclosure is not material.
Section 1.18    Limitation on Manager's Obligations and Liability.
Anything contained herein or elsewhere to the contrary notwithstanding, Manager shall have no obligation to perform its obligations hereunder, nor any liability for its failure to do so, nor shall Manager be in default hereunder, if and to the extent that Owner fails to (i) provide all required funds for such purposes, including, without limitation, as set forth in Section 1.7(4) hereof, or (ii) approve and adopt a budget which provides adequate funding to permit Manager to perform all of Manager's obligations hereunder.
Section 1.19    Sponsorship Services.
During the term hereof, Manager, or its affiliates, shall serve as the exclusive agent of the Owner for obtaining advertising, sponsorship, marketing, promotional and similar agreements with third parties for the Development (“Sponsorship Services”). Such agreements may include alliances with a corporation, brand or product that joins with the use of the image, properties or assets to communicate and interact with consumers, in exchange for cash and/or in-kind fees, and may include the leasing of in-line space, i.e., an enclosed store and placement of advertising on mall directories. In the event a sponsorship arrangement involves more than one source of revenue (e.g. leasing of space as well as advertising), Manager shall fairly allocate such revenue over the components of the “package” sponsorship arrangement in accordance with the relative fair market value of each component. Manager shall have the right to enter into (and amend, modify and terminate) such agreements in the name of Owner as Owner’s agent. Manager may employ brokers/consultants to assist Manager in performance of these Sponsorship Services.
ARTICLE II
INSURANCE AND INDEMNIFICATION
Section 2.1    Insurance.
(1)    Manager shall secure, maintain, and pay for, from the Bank Account, all forms of insurance which are, in Owner's judgment and communicated to Manager, needed to adequately protect Owner, and in Manager's judgment, needed to adequately protect Manager (both of whom shall be named as insured parties under all liability insurance policies) with respect to the Development, all of which insurance shall be written to protect Manager and Owner in the same manner and to the same extent. Copies of all such insurance policies shall be furnished to Manager and Owner.
(2)    Manager shall cooperate with Owner with respect to any claim which may arise under any such insurance policies. The prosecution of any such claim shall be at the sole cost and expense of Owner.
(3)    Manager shall notify Owner as soon as possible after it receives notice of any material loss, damage, or injury and shall take no action which might operate to bar Owner from obtaining any protection afforded by any insurance policy or which might prejudice Owner in its defense to a claim based on such loss, damage, or injury.
(4)    Manager shall maintain original policies and/or certificates of insurance evidencing all insurance coverages required to be carried, and which are furnished, by Tenants in the Development.
Section 2.2    Indemnification.
(1)    Each party hereto shall indemnify and hold the other harmless from and against any and all claims, actions, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) ("Claims") arising out of or in connection with such party's material default under the terms of this Agreement or its (or its Indemnified Parties', as defined below) grossly negligent acts in or about the Development.
(2)    Owner shall:

(a)    Indemnify and hold harmless Manager, its partners, subsidiaries, affiliates and related entities, the respective officers, directors, shareholders, partners, employees and agents of Manager, and of its partners, subsidiaries, affiliates and related entities (collectively, "Manager's Indemnified Parties") from and against any and all Claims of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees and disbursements) resulting from damage to property or injury to, or death of, persons from any causes whatsoever in or about the Development when Manager is carrying out the provisions of this Agreement or acting under the direction or for the benefit of Owner;

(b)    Defend or cause to be defended, at no expense to any of Manager's Indemnified Parties, any claims, actions or proceedings brought against any of Manager's Indemnified Parties or any of the Manager's Indemnified Parties and Owner, jointly and severally, arising out of the foregoing; and

(c)    Hold Manager's Indemnified Parties harmless from any judgment, loss, damage or settlement on account thereof.
(3)    Manager shall:

(a)    Indemnify and hold harmless Owner and its partners, affiliates and related entities, the respective officers, directors and shareholders, partners, employees, and agents of Owner, and of its partners, affiliates and related entities (collectively, "Owner's Indemnified Parties") from and against any and all Claims of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees and disbursements) resulting from damage to property or injury to, or death of, persons in or about the Development caused by the gross negligence or willful misconduct of Manager's Indemnified Parties or by Manager's material breach of this Agreement;

(b)    Defend or cause to be defended, at no expense to any of Owner's Indemnified Parties, any claim, action, or proceeding brought against any of Owner's Indemnified Parties and Manager, jointly and severally, arising out of the foregoing; and

(c)    Hold Owner's Indemnified Parties harmless from any judgment, loss, damage or settlement on account thereof, but only in each of the aforementioned cases to the extent any such Claims are not covered by any insurance policies.
(4)    Each party shall promptly notify the other of any Claim asserted against it for which it will seek indemnity. The indemnifying party shall have the right to defend any such Claim at its sole cost and expense.
(5)    The indemnities contained herein shall survive the termination or expiration of this Agreement.
ARTICLE III
COMPENSATION
Section 3.1    Management Fee.
(1)    Owner shall pay to Manager for its management services performed hereunder a fee (the "Management Fee") equal to five percent (5%) of all amounts received by Owner (or by Manager on Owner's behalf) with respect to:

(a)    Minimum annual rent from Tenants and department stores at the Development;

(b)    Percentage rent from Tenants and department stores at the Development;

(c)    Common area maintenance charges (excluding any administrative fee or taxes) received from
Tenants and department stores at the Development;

(d)    Net profit, if any, from the sale of electricity and/or any other utilities at the Development
(including any net profit from Subtenant HVAC charges); and

(e)    Miscellaneous income derived from the Development, including, without limitation, the amount by which CAM and promotion receipts exceed CAM and promotion expenses under all leases which provide for fixed CAM and/or fixed promotional charges.
(2)    The Management Fee shall be paid by Owner to Manager monthly in advance on the first day of each month based on the projected Management Fee for such month as set forth in the annual budget (as revised from time to time), subject to quarterly adjustments as hereinafter provided.
(3)    Within thirty (30) days after the end of each calendar quarter, Manager shall determine the actual Management Fee due Manager for the previous calendar quarter. If the total amount paid by Owner to Manager for such calendar quarter is less than the total amount due from Owner to Manager for that calendar quarter, the amount of such deficiency shall be added to the amount of the next monthly installment of Management Fee due hereunder. If the total amount paid by Owner to Manager for any calendar quarter exceeds the total amount due from Owner to Manager for any calendar quarter, the amount of such excess shall be credited against the next monthly installment(s) of Management Fee due hereunder.

Section 3.2    Leasing Commissions.
(1)    Owner shall pay to Manager a commission for each Lease executed by Owner and any Tenant during the term of this Agreement covering premises at the Development (whether or not the Tenant opens for business at the Development during the term of this Agreement) in an amount equal to five percent (5%) per annum, of the product of (a) the average minimum annual rent for the term of the Lease and (b) the number of years in the lease term; provided that in no event shall such amount exceed thirty percent (30%) of the average minimum annual rent for the term of the Lease (“Leasing Commission”). If the rent cannot be calculated from the face of the Lease, the average minimum annual rent will be estimated in good faith by Manager based on the projected first full year sales volume by the Tenant.
(2)    The Leasing Commission shall be paid in two equal installments:

(a)    The first installment shall be paid within thirty (30) days after full Lease execution; and

(b)    The second installment shall be paid within thirty (30) days after the Tenant first opens for business to the public.
(3)    If any Tenant fails to open for business to the public, the second installment of the Leasing Commission shall not be due from Owner to Manager unless Owner (through litigation or otherwise) obtains a cash settlement from any such Tenant for its failure to open for business to the public. In such event, Owner shall pay to Manager an amount equal to fifty percent (50%) of the net settlement received by Owner from any such Tenant, up to an amount equal to the total Leasing Commission which would have otherwise been payable to Manager if such Tenant had opened for business to the public.
(4)    If any Lease for which Manager is entitled to a Leasing Commission pursuant to this Section 3.2 are arranged by Manager through an outside broker, the Leasing Commission payable to Manager for that Lease as provided in this Section 3.2 shall be reduced by the amount paid to such outside broker unless otherwise agreed to between Owner and Manager.
(5)    If the average minimum annual rent is unknown at the time the leasing commission is due, Manager shall estimate such commission based on the anticipated first (1st) year sales by the tenant and such amount shall be trued-up based on actual first year sales, as soon as practical, and such trued-up amount shall be deemed to be the “average minimum annual rent” for each year of the term for purposes of calculating the leasing commission. In addition, for so-called “gross” leases where the tenant is not required to pay separate common area maintenance charges, tax reimbursement, insurance reimbursement and/or other so-called “side charges,” Manager shall in good faith determine the estimated side charges based on the then-current budget (but not greater than the percentage that the budgeted side charges represent of total occupancy costs of the Development for the year), and such estimated amount shall be deducted from the gross rent in determining the average minimum annual rent for purposes of calculating the above leasing commissions.
Section 3.3    Compensation for Lease or Sale of Peripheral Property.
(1)    Owner shall compensate Manager with respect to the sale of any parcel of peripheral land associated with the Development in an amount equal to six percent (6%) of the gross sales price for each such parcel. Such compensation with respect to any such transaction shall be due and payable in full by Owner to Manager upon the closing of such sale, whether or not Owner receives the entire proceeds of sale at such closing. If any such sale fails to close due to the default of the purchaser, Owner shall pay to Manager one-half (1/2) of all sums recovered or retained by Owner from the purchaser (including, but not limited to, any deposit made by the purchaser in connection with such transaction), up to an amount equal to the total compensation which would have otherwise been payable to Manager in the event such transaction had closed.
(2)    Owner shall pay to Manager a Leasing Commission for each Lease executed by Owner and Tenant during the term of this Agreement covering all or any part of the peripheral property associated with the Development (whether or not the Tenant opens for business on the peripheral property during the term of this Agreement) in an amount equal to five percent (5%) per annum, of the product of (a) the average minimum annual rent for the term of the Lease and (b) the number of years in the Lease term; provided that in no event shall such amount exceed thirty percent (30%) of the average minimum annual rent for the term of the Lease.
(3)    The Leasing Commission provided in Section 3.3(2) above shall be paid in two (2) equal installments:

(a)    The first installment shall be paid within thirty (30) days after full lease execution; and

(b)    The second installment shall be paid within thirty (30) days after the Tenant first opens for business to the public.
(4)    If any Tenant fails to open for business to the public, the second installment of the Leasing Commission provided in Section 3.3(2) above shall not be due from Owner to Manager unless Owner (through litigation or otherwise) obtains a cash settlement from any such Tenant for its failure to open for business to the public. In such event, Owner shall pay to Manager an amount equal to fifty percent (50%) of the net settlement received by Owner from any such Tenant, up to an amount equal to the total Leasing Commission which would have otherwise been payable to Manager if such Tenant had opened for business to the public.
(5)    If any Lease for which Manager is entitled to a Leasing Commission pursuant to Section 3.3(2) above are arranged by Manager through an outside broker, the leasing commission payable to Manager for that Lease as provided in this Section 3.3 shall be reduced by the amount paid to such outside broker.
Section 3.4    Fees For Special Services.

(1)    As compensation for any Special Services provided by Manager to Owner, Owner shall pay Manager monthly upon presentation of invoice an amount (the "Special Services Fee Amount") equal to one (1) times the total compensation (whether in the form of current, deferred, long term, bonus or other compensation, and inclusive of the cost of currently funded qualified pensions under Section 401(a) of the Internal Revenue Code of 1986, as the same may be amended, vacations, insurance and other fringe benefits) of all personnel employed by Manager including, but not limited to, personnel performing leasing, lease administration, development, promotion, construction, operations, merchandising, marketing, treasury, accounting, administrative and clerical functions, utilized by Manager in performing such Special Services for Owner.
(2)    As compensation for any Special Services provided by Manager to a member of Owner, solely in respect of its interest in Owner, the Special Services Fee Amount relating thereto shall be the obligation solely of such member of Owner.
(3)    All third party expenses incurred by Manager in connection with any Special Services, provided by Manager at Owner's request, including, but not limited to, travel, business expenses, legal fees, and any outside agent's commission or vendor fees, shall be a direct obligation of Owner, or if paid by Manager shall be reimbursed to Manager by Owner.
(4)    Owner may inspect, at all reasonable times and with reasonable notice, at the principal office of Manager, Manager's records for the purpose of determining the accuracy of any Special Services Fee Amount pursuant to this Section 3.4.
Section 3.5    Sponsorship Services Commission.
In consideration for Sponsorship Services, except as expressly provided below, Owner shall pay Manager fifteen percent (15%) of the Net Sponsorship Revenue as defined herein (“Sponsorship Commission”) within thirty (30) days after the date the Net Sponsorship Revenue is collected by Owner. Net Sponsorship Revenue shall mean the revenue and value of any in-kind services (the value of in-kind services shall be the reasonable value as set forth in the sponsorship agreement) collected from the sponsor during the term of the agreement with the sponsor less any unrecovered capital expenditures incurred solely as a result of the sponsorship agreement. If a third party broker/consultant was involved in the procurement of the sponsorship agreement, in addition to the Sponsorship Commission, Owner shall reimburse Manager for any fees and costs paid to the third party broker/consultant not to exceed fifteen percent (15%) of the revenue and value of any in-kind services (the value of in-kind services shall be the reasonable value as set forth in the sponsorship agreement) collected from the sponsor during the terms of the sponsor agreement, plus out-of-pocket expenses. If Manager directly procures, without a broker, an advertising agreement to place advertising on the mall directories at the Development, in lieu of the Sponsorship Commission and reimbursement to

Manager’s third party broker, Manager shall be entitled to a commission equal to the commission customarily paid to third-party brokers to place advertising on these venues. If Manager procures a lease for an in-line space (i.e. enclosed store) in connection with a sponsorship agreement, in lieu of the Sponsorship Commission and reimbursement to Manager’s third party broker, Manager shall be paid a commission and otherwise be reimbursed in accordance with Sections 3.2 and 3.4 hereof.
Section 3.6    Retail Merchandising Units.
Manager shall receive as additional compensation a fee of five percent (5%) of the minimum rent collected for each Retail Merchandising Unit (“RMU”) plus full reimbursement of on-site RMU agents and a pro-rata share of costs of RMU regional directors.
Section 3.7    Reimbursements.
(1)    Owner shall pay Manager monthly, upon presentation of invoices, all costs and expenses incurred by Manager in connection with the performance of Manager's obligations hereunder, including, but not limited to, the following:
(a)    All compensation (including payroll expenses, fringe benefits, and profit sharing, if any) paid to all employees of Manager located at the Development, including employees of any company affiliated with Manager;

(b)    Owner's share of advertising and promotional expenses and merchants' association and/or promotion fund dues;

(c)    Costs incurred in maintaining and operating the Development, including, without limitation, costs incurred in establishing and maintaining Manager's on-site management and leasing '
office;

(d)    All travel and business expenses of employees;

(e)    All relocation costs and expenses of employees who relocate to the Development;

(f)    All attorneys' fees and disbursements;

(g)    All fees and payments made to third parties, including, but not limited to, consultant and brokerage fees; and

(h)    All other costs and expenses not otherwise provided for herein which are approved by Owner.
(2)    The following costs and/or expenses incurred by Manager shall be at Manager's sole cost and expense and shall not be reimbursable by Owner or paid out of collections from the Development:

(a)    Except to the extent that the same pertain to Special Services, all costs and expenses, including employee compensation, relating to Manager's home office or any regional office;

(b)    All costs and expenses attributable to losses arising from criminal acts, willful misconduct, gross negligence or fraud on the part of Manager or Manager's Indemnified Parties;

(c)    All costs of liability or other insurance carried by Manager; and

(d)    All costs of the fidelity bond described in Section 1.10(1) above.
Section 3.8    Legal Services.
If Manager utilizes in-house legal services for leasing any space at the Development, Owner shall reimburse Manager for such services at the rate of One and 00/100ths Dollar per square foot ($1.10/s.f.) of gross leasable area covered by the lease, payable upon full execution of the lease. For Manager drafting and/or reviewing modifications, assignments, SNDA’s, termination, and similar lease documents, and for drafting and/or reviewing license agreements for kiosks, RMU’s or temporary in-line tenants, Owner shall reimburse Manager for such services at the rate of Five Hundred and 00/100ths Dollars ($500.00) per document, payable upon full execution of the document. For any in-house legal services utilized in connection with the performance of Manager’s obligations under this Agreement, other than those described above in this Section 3.8, Owner shall reimburse Manager at an hourly rate of Two Hundred and 00/100ths Dollars ($200.00). Any change in the rates set forth in this Section 3.8 will be disclosed to Owner in the operating budget and be subject to Owner’s approval as part of the budget approval process.
Section 3.9    Payment of Compensation.
Manager may withdraw funds from the Bank Account for its compensation, reimbursement, and other amounts owed hereunder when such compensation, reimbursement and other amounts are due for payment.
Section 3.10    Management Office.
Owner shall provide Manager, rent-free, a suitable management and leasing office, furnished by Owner in accordance with Manager's requirements, at a location designated by Owner in the Development. Such office shall be used solely in connection with the performance of Manager's duties under this Agreement.
ARTICLE IV
TERM, TERMINATION, AND DEFAULT
Section 4.1    Term.
This Agreement shall commence on the date of this Agreement and except as otherwise provided herein shall continue until December 31, 20__. Thereafter, this Agreement shall automatically be renewed for consecutive one (1) year terms, unless and until Owner or Manager provides written notice to the other, not less than ninety (90) days prior to the end of the then-current term, of its intention to terminate and cancel this Agreement.
Section 4.2    Default by Manager.
(1)    If Manager defaults in any material respect in performing any of its obligations under this Agreement and such default is not cured within thirty (30) days after notice thereof is given by Owner to Manager, then subject to Section 4.2(2) below, Owner shall have the right to terminate this Agreement by giving written notice to that effect to Manager.

(2)    If such default is curable but is of such nature that it cannot reasonably be cured within such thirty (30) day period, then the cure period shall be extended for a reasonable period of time thereafter, so long as Manager promptly after receiving such notice commences to cure such default and thereafter proceeds with reasonable diligence to complete the curing thereof.
Section 4.3    Bankruptcy of Manager.
Owner may terminate this Agreement by notice to Manager if:

(a)    An order for relief in bankruptcy is entered against Manager, or Manager is adjudicated insolvent, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under any present or future applicable statute or law relative to bankruptcy, insolvency, or other relief for debtors, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, conservator, or liquidator of Manager, or of all or any substantial part of its property (the term "acquiesce," as used herein, being deemed to include, but not be limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law);

(b)    A court of competent jurisdiction enters an order, judgment, or decree approving a petition filed against Manager seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or future applicable statute or law relating to bankruptcy, insolvency, or other relief for debtors, and the same shall remain unvacated or unstayed for an aggregate of ninety (90) days from the date of entry thereof, or any trustee, receiver, conservator, or liquidator of Manager or of all or any substantial part of its property shall be appointed without the consent of Manager and such appointment shall remain unvacated or unstayed for an aggregate of ninety (90) days;

(c)    Manager admits in writing its inability to pay its debts as they mature;

(d)    Manager gives notice to any governmental body of insolvency or pending insolvency, or suspension or pending suspension of operations; or

(e)    Manager makes an assignment for the benefit of creditors or takes any other similar action for the protection or benefit of creditors.
Section 4.4    Default of Owner.
(1)    If Owner defaults in any material respect in performing any of its obligations under this Agreement and such default is not cured within five (5) days in the case of a monetary default and within thirty (30) days in the case of a non-monetary default, after notice thereof is given by Manager to Owner, then subject to Section 4.4(2) below, Manager shall have the right to pursue any and all remedies available to it hereunder, or at law or in equity against Owner. In addition, Manager shall have the right to terminate this Agreement by giving written notice to that effect to Owner.
(2)    If such default is a non-monetary default and is curable but is of such nature that it cannot reasonably be completely cured within such thirty (30) day period, then the cure period shall be extended for a reasonable period of time thereafter, so long as Owner promptly after receiving such notice commences to cure such default and thereafter proceeds with reasonable diligence to complete the curing thereof.

Section 4.5    Additional Termination Rights.
Anything herein contained to the contrary notwithstanding, this Agreement may be terminated: (a) by either party hereto upon ninety (90) days' prior written notice thereof to the other party at any time after the consummation of a sale (i) by Owner of the Development; (ii) by any of the parties comprising Owner of all or substantially all its interest in Owner; (b) by Manager, upon one hundred eighty (180) days' prior written notice to Owner; or (c) upon written notice from or on behalf of Owner at the time of and in the event the Master Services Agreement between The Taubman Realty Group Limited Partnership and Manager, dated November 30, 1992 is terminated in accordance with the last sentence of Section 9.1 thereof, such termination pursuant to this clause (c) to be effective upon the effective date of termination of said Master Services Agreement.
Section 4.6    Effect of Termination.
Upon any termination of this Agreement, Manager shall forthwith (i) surrender and deliver to Owner any space in the Development occupied by Manager, (ii) deliver to Owner all monies due Owner under this Agreement which are received by Manager after termination, (iii) deliver to Owner such contracts, documents, papers and records (other than computer software) pertaining to the Development and this Agreement as Owner may request, and (iv) furnish all such information and take all such action as Owner shall require in order to effectuate an orderly and systematic termination of Manager's duties and activities hereunder. In conjunction therewith, Owner shall pay Manager all fees and other amounts that have accrued under this Agreement, but which are unpaid as of the termination of this Agreement (except to the extent that, in the event of termination for default pursuant to the provisions hereof, Owner determines to withhold any portion thereof which is disputed or subject to offset).
ARTICLE V
MISCELLANEOUS
Section 5.1    Notice.
(1)    Each notice, demand, request, request for approval, consent, approval, disapproval, designation or other communication (each of the foregoing being referred to herein as a "notice") required or desired to be given or made under this Agreement shall be in writing and shall be effective and deemed to have been received (i) when delivered in person, (ii) when sent by facsimile transmission with receipt acknowledged, (iii) three (3) days after having been mailed by certified or registered United States mail, postage prepaid, return receipt requested, or (iv) the next business day after having been sent by a nationally recognized overnight mail or courier service, receipt requested.

(2)    Notices sent by mail or courier shall be addressed as follows:

(a)    If to Owner, to:
______________________
______________________
______________________

(b)    If to Manager, to:

The Taubman Company LLC
200 East Long Lake Road
Suite 300
Bloomfield Hills, Michigan 48304
Attention:    Senior Vice President
Capital Markets and Treasurer

With copies to:

The Taubman Company LLC
200 East Long Lake Road
Suite 300
Bloomfield Hills, Michigan 48304
Attention:    General Counsel

And with a copy of any notice of default hereunder to:

The Taubman Company LLC
200 East Long Lake Road
Suite 300
Bloomfield Hills, Michigan 48304
Attention:    President

(3)    Any party may from time to time designate a different address or additional addressees by notice similarly given, such different address or addressees being effective from and after the day of receipt of notice thereof by such other party.
Section 5.2    Severability.
Each provision of this Agreement is severable. If any term or provision shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from and not affect the validity of this Agreement.
Section 5.3    Reimbursement of Legal Fees.
In the event of any arbitration or other legal or equitable proceeding for enforcement of any of the terms or conditions of this Agreement, or any alleged disputes, breaches, defaults or misrepresentations in connection with any provision of this Agreement, the losing party shall pay to the prevailing party in such action, or the nondismissing party where the dismissal occurs other than by reason of a settlement, the prevailing (or nondismissing) party's reasonable costs and expenses, including without limitation actual attorneys' fees and costs of defense paid or incurred in good faith at both the trial and appellate levels. The "prevailing party", for purposes of this Agreement, shall be deemed to be that party which obtains substantially the result sought, whether by settlement, dismissal or judgment. This Section 5.3 shall survive any termination of this Agreement.
Section 5.4    Waivers.
(1)    No consent or waiver, express or implied, by either party of any breach or default by the other party in the performance of its obligations hereunder shall be valid unless in writing. No such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligations of such party hereunder.
(2)    Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.
(3)    The granting of any consent or approval in any one instance by or on behalf of Owner or Manager shall not be construed to waive or limit the need for such consent in any other or subsequent instance.
Section 5.5    Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and to be entirely performed within such State.
Section 5.6    Modifications.
(1)    This Agreement may not be changed, amended or modified except by an agreement in writing executed by each of the parties.
(2)    This Agreement constitutes all of the understandings and agreements between the parties in connection with the subject matter hereof.
Section 5.7    Termination of Prior Agreements.
By execution of this Agreement, the parties acknowledge and agree that this Agreement supersedes all prior agreements between the parties with respect to the management and leasing of the Development. Any such prior agreements are hereby automatically canceled and terminated and shall be of no further force or effect whatsoever, except to the extent provided in such prior agreements.
Section 5.8    Assignment.
This Agreement may not be assigned by Manager without the prior written consent of Owner, except to an affiliate of Manager (which, for the purposes hereof, shall be deemed to mean any entity which is owned or controlled by, owning or controlling, or under common ownership or control with, Manager). The assignee hereunder shall be bound in the same manner as Manager is bound hereunder. The provisions hereof shall not be deemed to limit or restrict Manager's right to engage or retain Independent Contractors and/or such other third parties (which may or may not be affiliates of Manager) as Manager determines to be necessary or desirable, in order to assure that the services required hereunder are properly furnished for the benefit of Owner and the Development.
Section 5.9    Successors; Third Party Beneficiaries.
(1)    Subject to the provisions of Section 5.8 above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and in the case of Owner, any successor owner of the Development, but shall not inure to the benefit of, or be enforceable by, any other person or entity.
(2)    References to "Owner" and to "Manager" hereunder shall be deemed to be references to the parties hereto and their respective successors and permitted assigns.
(3)    Notwithstanding anything contained in this Agreement to the contrary, this Agreement and the rights and benefits provided hereunder shall inure exclusively to the benefit of the parties hereto, and their respective successors and permitted assigns. This Agreement shall not be construed as conferring any benefit on or creating any rights in any person or entity not listed in the preceding sentence, and no such person or entity shall have the right to enforce or benefit from the terms of this Agreement.
Section 5.10    No Joint Venture.
Nothing contained in this Agreement shall be construed as making Owner and Manager partners or joint venturers; and nothing contained in this Agreement shall be construed as making either party liable for the debts or obligations of the other party, except only as expressly provided herein.
Section 5.11    Consent and Approval of Owner.
(1)    Where the consent or approval of Owner is required hereunder, Manager is authorized to act upon receipt of the consent or approval of such representative(s) of Owner as Owner may from time to time designate in writing.
(2)    In the event Owner fails to respond to a request for its consent or approval under this Agreement within ten (10) days after request, Owner's consent or approval shall be deemed given.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

__________________________, a
    __________________________

By: _______________________

Its:    Authorized Signatory

“Owner”

THE TAUBMAN COMPANY LLC, a
a Delaware limited liability company

By:_________________________

Its:    Authorized Signatory

"Manager"

EXHIBIT O
PROPERTY DOCUMENTS

1.Agreement Regarding Development and Use of International Market Place and Private Roadways dated as of May 3, 2013 by and among Borrower, Ground Lessor, Outrigger Hotels Hawaii, a Hawaii limited partnership and RP/OE Waikiki Beachcomber, LLC, a Delaware limited liability company.

2.Letter Agreement dated as of July 29, 2013 by and among Ground Lessor, Kyo-ya Hotels & Resorts, LP and Borrower, as amended by that certain Amendment to Agreement Regarding Underground Utility Easements dated as of January 15, 2015, as further amended by that certain Amendment to Agreement Regarding Underground Utility Easements, and Agreement Regarding Access to Electrical Equipment, Sharing of Grade Differential, HECO, and Easement U-1 dated as of January 15, 2015 (the “Second Amendment to Letter Agreement”).

3.Reciprocal Grants of Easements (Duke’s Lane) dated as of August 9, 2013 by and among Ground Lessor, RP/OE Waikiki Beachcomber, LLC, a Delaware limited liability company, and Borrower, recorded as Document No. T-8621113A through T-8621113D, in the Honolulu County, Hawaii Records.

4.Reciprocal Grant of Easements (Lot 29-Lot 30-A) dated as of August 9, 2013 by and between Ground Lessor and Borrower, recorded as Document No. T-8621115A through T-8621115B.

5.Reciprocal Grants of Easements (OEH Grant) dated as of August 9, 2013 by and among Ground Lessor, Outrigger Hotels Hawaii, a Hawaii limited partnership, and Borrower recorded as Document No. T-8621112A through T-8621112E.

6.Grant of Easement (Access Easement) to be executed and recorded hereafter by Ground Lessor, Borrower and Kyo-ya Kaiulani, LLC, a Hawaii limited liability company (“Kyo-ya”) pursuant to the terms of Paragraph II.A of the Second Amendment to Letter Agreement.

7.Covenants, Conditions and Restrictions to be executed and recorded hereafter by Ground Lessor, Borrower and Kyo-ya pursuant to the terms of Paragraph II.B. of the Second Amendment to Letter Agreement.

8.HECO Easement to be executed and recorded hereafter by Ground Lessor, Borrower and Kyo-ya pursuant to the terms of Paragraph II.C. of the Second Amendment to Letter Agreement.

9.Trade Name License Agreement dated as of August 9, 2013 by and between Ground Lessor, as Licensor, and Borrower, as Licensee.

EXHIBIT P
FORM OF ASSIGNMENT AND SUBORDINATION OF PROPERTY MANAGEMENT AND LEASING AGREEMENT
THIS ASSIGNMENT AND SUBORDINATION OF PROPERTY MANAGEMENT AND LEASING AGREEMENT (this “Assignment”) is made as of the ___ day of ______, 20__ by TRG IMP LLC, a Delaware limited liability company (“Borrower”), to PNC BANK, NATIONAL ASSOCIATION, as contractual representative for, and for the benefit of the Lenders (in such capacity, the “Administrative Agent”), and is acknowledged and consented to by THE TAUBMAN cOMPANY LLC, a Delaware limited liability company] (together with its successors and assigns, “Manager”).
RECITALS:
A.    Pursuant to the terms of a Building Loan Agreement dated as of August 14, 2015 (as the same may be amended, restated or replaced from time to time, the “Loan Agreement”), by and among Borrower and each of the financial institutions party thereto and their assignees under Section 13.13 therein (the “Lenders”), the Lenders have agreed to make a loan to Borrower in the principal sum of Three Hundred Thirty Million and Eight Hundred Ninety Thousand Dollars ($330,890,000) (the “Loan”) for the purposes specified in the Loan Agreement, said purposes relating to the real property and improvements described in the Loan Agreement (collectively referred to herein as the “Property”).
B.    The Loan Agreement provides that the Loan shall be evidenced by one or more promissory notes in the aggregate amount of the Loan (as the same may be amended, restated or replaced from time to time, the “Note”) executed by Borrower and payable to the order of Lenders, and shall be secured by the Mortgage more specifically described in the Loan Agreement and by other security instruments, if any, specified in the Loan Agreement. The Note, the Mortgage, the Loan Agreement, this Assignment and any and all other documents executed by Borrower and/or others and by or in favor of Administrative Agent and/or Lenders, which wholly or partially secure payment of the Note or are otherwise executed and/or delivered in connection with the Loan, together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof, are collectively referred to herein as the “Loan Documents.” All capitalized terms not otherwise defined herein have the meanings set forth in the Loan Agreement.
C.    Pursuant to a certain Property Management and Leasing Agreement dated as of [______________], between Borrower and Manager (the “Management Agreement”), Borrower employs Manager to provide certain management, leasing, and other services with respect to the Property.
D.    Administrative Agent requires as a condition to the making of the Loan that Borrower assign the Management Agreement as set forth below.
AGREEMENT:
For good and valuable consideration the parties hereto agree as follows:

I.Assignment of Management Agreement. As additional collateral security for the Loan, Borrower hereby conditionally transfers, sets over and assigns to Administrative Agent all of Borrower’s right, title and interest in and to the Management Agreement, said transfer and assignment to automatically become a present, unconditional assignment, at Administrative Agent’s option exercised by written notice to Borrower and Manager, upon the occurrence and during the continuance of a Default. After exercise of Administrative Agent’s rights under this Paragraph 1, Manager shall, subject to the terms and conditions contained herein, continue to provide management, leasing and other services for a period of time not to exceed six (6) months following the foreclosure of the Property or a deed in lieu thereof in accordance with, and to the extent provided for in the Management Agreement, subject to being paid as provided therein for the periods such services are performed on behalf of Administrative Agent and subject to the termination rights provided for therein.

II.Termination. At such time as the Loan is paid in full and the Mortgage is released or assigned of record, this Assignment and all of Administrative Agent’s right, title and interest hereunder with respect to the Management Agreement shall terminate.

III.Borrower’s Covenants. Borrower hereby covenants with Administrative Agent that during the term of this Assignment: (a) Borrower shall not transfer the responsibility for the management of the Property from Manager to any other person or entity without prior written notification to Administrative Agent and, to the extent required pursuant to the terms of the Loan Agreement, the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed; (b) Borrower shall not terminate or amend any of the terms or provisions of the Management Agreement in violation of the terms and conditions of the Loan Agreement; and (c) Borrower shall, in the manner provided for in this Assignment, give notice to Administrative Agent of any written notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management, leasing, or provision of other services to the Property.

IV.Agreement by Borrower and Manager. Borrower and Manager hereby agree that upon the occurrence and during the continuance of a Default, at the option of Administrative Agent exercised by written notice to Borrower and Manager, all rents, security deposits, issues, proceeds and profits of the Property collected by Manager, after payment of all costs and expenses of operating the Property (including, without limitation, operating expenses, real estate taxes, insurance premiums, repairs and maintenance and the fees and commissions payable under the Management Agreement), shall be applied in accordance with Administrative Agent’s written directions to Manager.

V.Administrative Agent’s Right to Replace Manager. Borrower, upon the request of Administrative Agent, shall terminate the Management Agreement and replace Manager, without penalty or fee, if at any time during the Loan: (a) Manager shall become insolvent or a debtor in (i) any involuntary bankruptcy or insolvency proceeding that is not dismissed within ninety (90) days of the filing thereof, or (ii) any voluntary bankruptcy or insolvency proceeding; (b) there exists a Default which remains uncured and is continuing; or (c) there exists a default by Manager beyond all applicable notice and cure periods under the Management Agreement. At such time as the Management Agreement may be terminated and the Manager replaced pursuant to this Paragraph 5, a Qualified Manager shall assume management of the Property and shall receive a property management fee not to exceed then current market rates. The term “Qualified Manager” as used herein shall mean a reputable and experienced professional management organization approved by Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed.

VI.Subordination of Management Agreement and Management Fees. Borrower and Manager hereby agree that at all times prior to the termination of this Assignment, the Management Agreement shall be subordinate, inferior and subject to the lien, payment priority and terms of this Assignment, the Note, the Loan Agreement, the Mortgage and the other Loan Documents. Borrower and manger further agree that Manager shall not be entitled to receive any fee, commission or other amount payable to Manager under the Management Agreement (including, without limitation, incentive management fees, if any) for and during any period of time that a Default has occurred and is continuing; provided, however, that Manager shall not be obligated to return or refund to Administrative Agent any fee, commission or other amount already received by Manager, and to which Manager was entitled under the Management Agreement in accordance with this Assignment.

VII.Consent and Agreement by Manager. Manager hereby acknowledges and consents to this Assignment and agrees that Manager will act in conformity with the provisions of this Assignment and Administrative Agent’s rights hereunder or otherwise related to the Management Agreement. In the event that the responsibility for the management of the Property is transferred from Manager in accordance with the provisions hereof, Manager shall, and hereby agrees to, fully cooperate in transferring its responsibility to a new management company and effectuate such transfer no later than thirty (30) days from the date the Management Agreement is terminated. Further, Manager hereby agrees

(a) not to contest or impede the exercise by Administrative Agent of any right it has under or in connection with this Assignment; and (b) that it shall, in the manner provided for in this Assignment, give at least thirty (30) days’ prior written notice to Administrative Agent of its intention to terminate the Management Agreement or otherwise discontinue its management of the Property.

VIII.Receiver. To the extent permitted by Applicable Law, in the event a receiver or trustee is appointed for the Property following a Default, the receiver or trustee shall have the right to terminate the Management Agreement, without penalty or fee, upon written notice to Manager.

IX.Assignment of Proceeds. Manager acknowledges that, pursuant to the Mortgage, Borrower has assigned to Administrative Agent, for the benefit of the Lenders, among other things, all of Borrower’s right, title and interest in and to all of the revenues of the Property, subject to the terms and conditions of the Mortgage.

X.Estoppel. Borrower and Manager hereby represent and warrant that, as of the date hereof: (a) the Management Agreement is in full force and effect and has not been modified, amended or assigned other than pursuant to this Assignment; (b) neither Manager nor Borrower is in default under any of the terms, covenants or provisions of the Management Agreement and Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute a default or event of default (however defined or described) under the Management Agreement; (c) neither Manager nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Management Agreement; (d) the Management Fees and all other sums due and payable to Manager under the Management Agreement as of the date hereof have been paid in full; and (e) Manager has no known counterclaim, right of set-off, defense or like right against Borrower or Administrative Agent.

XI.GOVERNING LAW. THIS ASSIGNMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

XII.Notices. All notices required or permitted hereunder shall be given and shall become effective as provided in the Loan Agreement.

All notices to Manager shall be addressed as follows:
The Taubman Company LLC
200 East Long Lake Road
Suite 300
Bloomfield Hills, Michigan 48304
Attn: Treasurer

With a copy to:

The Taubman Company LLC
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304
Attn: General Counsel

XIII.No Oral Change. This Assignment, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Administrative Agent, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

XIV.Liability. This Assignment shall be binding upon and inure to the benefit of Borrower, Manager and Administrative Agent and their respective successors and assigns forever.

XV.Inapplicable Provisions. If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.

XVI.Headings, etc. The headings and captions of various paragraphs of this Assignment are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

XVII.Duplicate Originals; Counterparts. This Assignment may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Assignment may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Assignment. The failure of any party hereto to execute this Assignment, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

XVIII.Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

XIX.Miscellaneous. Wherever pursuant to this Assignment it is provided that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, reasonable out-of-pocket, third party legal fees and disbursements of Administrative Agent.

XX.Exculpation. As between Borrower and Administrative Agent, on behalf of the Lenders, the provisions of Section 2.15 of the Loan Agreement are hereby incorporated by reference into this Assignment to the same extent and with the same force as if fully set forth herein.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date and year first written above.
BORROWER:

TRG IMP LLC, a Delaware limited liability company

By:    ____________________
Name:    ____________________
Its:    Authorized Signatory
ADMINISTRATIVE AGENT:
PNC BANK, NATIONAL ASSOCIATION

By:    ____________________
Name:    ____________________
Its:    ____________________

MANAGER:

THE TAUBMAN COMPANY LLC,
a Delaware limited liability company

By:    ____________________
Name:    ____________________
Its:    ____________________